As filed with the Securities and Exchange Commission on July 19, 1999
                                                      Registration No. 333-76683
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------


                               Amendment No. 1 to
                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            -----------------------

                              Formica Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                                              34-1046753
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                           15 Independence Boulevard
                                Warren, NJ 07059
                                 (908) 647-8700

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               David T. Schneider
             Vice President, Chief Financial Officer and Secretary
                           15 Independence Boulevard
                                Warren, NJ 07059
                                 (908) 647-8700

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------
                                   Copies to:
                          Richard Truesdell, Jr., Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000
                            -----------------------


Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                           Proposed Maximum      Proposed Maximum
        Title of Each Class             Amount to be           Offering         Aggregate Offering        Amount of
   of Securities to be Registered        Registered            Price(1)              Price(1)        Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------
107/8% Series B Senior
   Subordinated Notes due 2009......    $215,000,000             100%              $215,000,000            $59,770
========================================================================================================================
(1) Estimated solely for the purpose of calculating the amount of the registration fee.


(2)  Previously paid on April 21, 1999.

                            -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of an aggregate principal amount of $215,000,000 of new 107/8% Series B Senior Subordinated Notes due 2009 of Formica Corporation that may be exchanged for equal principal amounts of Formica's outstanding 107/8% Series A Senior Subordinated Notes due 2009. This Registration Statement also covers the registration of the new notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this Explanatory Note. Following the prospectus are certain pages of the prospectus relating solely to market-making transactions, including alternate front and back cover pages, a section entitled "Risk Factors--Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors--Lack of Public Market," an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus: "Summary--The Exchange Offer," "Summary--Consequences of Exchanging Old Notes pursuant to the Exchange Offer," "Risk Factors--Lack of Public Market," "The Exchange Offer" and "Material United States Tax Consequences of the Exchange Offer." All other sections of the exchange offer prospectus will be included in the Market-Making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED JULY 19, 1999


PROSPECTUS

                              Formica Corporation


                               Offer to Exchange
                           up to $215,000,000 of our
             107/8% Series A Senior Subordinated Notes Due 2009 for
                           up to $215,000,000 of our
               107/8% Series B Senior Subordinated Notes Due 2009
    which have been registered under the Securities Act of 1933, as amended

     We are offering to exchange an aggregate principal amount of our new 107/8% Series B Senior Subordinated Notes due 2009, which have been registered under the Securities Act of 1933 for our existing 107/8% Series A Senior Subordinated Notes due 2009. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.


     To exchange your old notes for new notes:

     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on
                       , 1999.


     o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct DTC through your signed letter of transmittal that you wish to exchange your old notes for new notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for new notes.


     o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for new notes.


     The notes are our general obligations and rank junior to all of our senior indebtedness, including any borrowings under our credit facility and effectively rank junior to all liabilities of our subsidiaries, none of which have guaranteed the notes. At March 31, 1999, we had approximately $85.0 million of outstanding senior indebtedness and our subsidiaries had $144.4 million of outstanding liabilities, excluding intercompany obligations and guarantees of our credit facility.

     See "Risk Factors" beginning in page 13 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 1999.

                                    SUMMARY

     This section summarizes the more detailed information in this prospectus and you should read the entire prospectus carefully and in its entirety. We refer to ourselves as "Formica","we," "us", "ourselves" or "our company."

                               THE EXCHANGE OFFER




Securities Offered.........................  We are offering up to $215,000,000 aggregate principal amount of 107/8% Senior Subordinated Series B Notes due
                                             2009, which have been registered under the Securities
                                             Act.

The Exchange Offer.........................  We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are
                                             offering to issue the new notes to satisfy our
                                             obligations contained in the registration rights
                                             agreement entered into when the old notes were sold in
                                             transactions permitted by Rule 144A under the
                                             Securities Act and therefore not registered with the
                                             SEC. For procedures for tendering, see "The Exchange
                                             Offer."

Tenders, Expiration Date, Withdrawal.......  The exchange offer will expire at 5:00 p.m. New York
                                             City time on , 1999 unless it is extended. If you
                                             decide to exchange your old notes for new notes, you
                                             must acknowledge that you are not engaging in, and do
                                             not intend to engage in, a distribution of the new
                                             notes. If you decide to tender your old notes in the
                                             exchange offer, you may withdraw them at any time prior
                                             to , 1999. If we decide for any reason not to accept
                                             any old notes for exchange, your old notes will be
                                             returned to you without expense to you promptly after
                                             the exchange offer expires.

Federal Income Tax Consequences............  Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or
                                             loss to you for Federal income tax purposes. See
                                             "Material United States Federal Income Tax Consequences
                                             of the Exchange Offer."

Use of Proceeds............................  We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent.............................  Summit Bank is the exchange agent for the  exchange offer.

Failure to Tender Your Old Notes...........  If you fail to tender your old notes in the exchange offer, you will not have any further rights under the
                                             registration rights agreement, including any right to
                                             require us to register your old notes or to pay you
                                             liquidated damages.


You should consider the following securities laws in considering whether to exchange old notes in the exchange offer

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as:

     o you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

     o    you acquire the new notes in the ordinary course of your business;

     o unless you are a broker dealer receiving notes for your own account, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

     o unless you are a broker-dealer receiving notes for your own account, you are not engaged in, and do not intend to engage in, a distribution of the new notes.

     If you are an affiliate of Formica, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account in the exchange offer:

     o you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

     o you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to old notes do not apply to the new notes.

Maturity Date...............  March 1, 2009

Interest Payment Dates......  Every March 1 and September 1, beginning
                              September 1, 1999.

Optional Redemption.........  We may redeem any of the notes at our option on or after March 1, 2004 at the redemption prices set forth on page 73, plus accrued interest. In addition, we may redeem up to 35% of the notes on or prior to March 1, 2002 at a redemption price of 110.875% of the principal amount, plus accrued interest, with the net cash proceeds of one or more public equity offerings provided that at least 65% of the aggregate principal amount of the notes remain outstanding after the redemption.

Change of Control...........  Upon the occurrence of a change of control, as defined in the section called "Description of Notes", you may require us to repurchase your notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in the event of a change of control. See "Risk Factors--We may not be able to repurchase your notes upon a change of control" and "Description of Notes."

Ranking.....................  The notes:

                              o rank junior to all of our senior indebtedness and secured indebtedness, including our credit facility.

                              o    will effectively rank junior to all
                                   liabilities of our subsidiaries.

                              o will rank equally with any of our future senior subordinated indebtedness.

                              As of March 31, 1999, we had outstanding approximately $85.0 million of senior indebtedness, and our subsidiaries had $144.4 million of liabilities, excluding intercompany obligations and guarantees of the new credit facility.

Restrictive Covenants.......  The indenture governing the notes contains restrictive covenants limiting or prohibiting our ability and our subsidiaries' ability to:

                              o    incur additional indebtedness or issue
                                   preferred stock;

                              o pay dividends or make distributions on, and to redeem or repurchase, capital stock or to repurchase subordinated indebtedness;

                              o    engage in transactions with affiliates;

                              o    engage in sale and leaseback transactions;

                              o    create liens securing indebtedness;

                              o    make investments and  sell assets; and

                              o    consolidate with or merge into, or sell
                                   substantially all of our assets to, another person.

                              See "Description of Notes--Certain Covenants."

Use of Proceeds.............  We will not receive any proceeds from the exchange of new notes for old notes.

                                  OUR COMPANY

Overview

     What we do

     We believe that our company, Formica Corporation, is one of the leading brand names in the decorative surfacing products market. "Decorative surfaces" are products that are used to finish a surface, which may be a wall, a countertop or a floor, and include everything from inexpensive vinyl floor to marble countertops. We produce:

     o    high-pressure decorative laminates, our primary product:


          o we take sheets of attractively designed paper and then seal them with laminate using a high-pressure press


          o because high-pressure laminate is durable, attractively designed, easy to maintain and very versatile, it is used in a wide range of commercial and residential surfaces, including kitchen cabinets, countertops and floors

          o we believe that we are one of the largest producers of high pressure decorative laminates, which we market under the Formica name, in the world

          o we estimate that the total size of the world-wide market was approximately $3 billion in 1998, evenly distributed between North America, Europe and the rest of the world

     o    solid-surfacing:


          o unlike high-pressure laminate, which consists of a thin cover applied to the top of a surface, solid surfacing is quite thick, which makes it more durable and permits easier repair in the event of a scratch, since the surface can be sanded down to look like new


          o we market our solid-surfacing product under the names "Surell" and "Fountainhead"

     o    laminate flooring

          o we take laminate and apply it over any dry, clean and level floor surface

          o the flooring is water-resistant and is ideally suited to kitchens and bathrooms

          o    we introduced our flooring line under the Formica name in 1996


     We believe that our Formica brand name, which is recognized by many consumers without prompting, contributes significantly to the sales of our products. For the year ended December 31, 1998, our net sales and Adjusted EBITDA, as defined on page 11, were $549.7 million and $50.2 million, respectively. For the four months ended April 30, 1998 and the eight months ended December 31, 1998, we had net losses of $14.6 million and $22.3 million, respectively.


     We market our products:

     o through over 7,500 domestic and international independent distributors and dealers as well as our own sales force

     o to major distributors, manufacturers of finished products, and to architects and designers who specify products for commercial and residential interiors.


     Our History


     Our company was founded in 1913 and created the world's first decorative laminate in 1927. After several sales and an initial public offering, we were sold to FM Acquisition Corporation in a buyout led by Vincent Langone, David Schneider and Dillon Read & Co. in 1989. In January 1995, we were acquired by BTR Nylex Ltd. Australian company and a subsidiary of BTR plc.


     In May 1998, our parent company, FM Holdings, was bought by Laminates Acquisition Co., which was organized by DLJ Merchant Banking Partners II, L.P., affiliated funds and entities, three institutional investors, including CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey) L.P. and MMI Products L.L.C., and Messrs. Langone and Schneider.

     As a result, we are wholly-owned by Holdings, which in turn is wholly-owned by Laminates, which is owned by the DLJ Merchant Banking funds, the institutional investors and the management shareholders. You should read the section called "The Acquisition" for additional information about our recent acquisition by Laminates.


Competitive Strengths

     We possess a number of competitive strengths, including:


     o     strong global market position

     o     worldwide awareness of our brand name

     o     established, effective distribution channels

     o     acclaimed design leadership

     o     diverse and stable customer base

     For more complete information on our competitive strengths, you should read the section called "Business--Competitive Strengths."


Recent Developments


     In connection with our recent acquisition, Vincent Langone, our chief executive officer from 1988 to 1994, and David Schneider, our chief financial officer from 1989 to 1994, have returned to assume senior management roles. Messrs. Langone and Schneider, who have a combined 23 years of tenure at Formica, have a successful record of managing two previous leveraged buyouts of Formica. During their tenure at Formica, they consistently ran the business at significantly lower selling, general and administrative expenses levels than those incurred from 1995 to 1997 and successfully managed us through a building products recession in North America from 1990 to 1992 with no material deterioration in sales or EBITDA. Since 1994, although our net sales increased from $489.2 million in 1994 to $533.4 million in 1997, our EBITDA declined from $71.4 million to $38.6 million. With the assistance of Messrs. Langone and Schneider, we have begun to implement a business strategy that is intended to address declines in the financial results of the business since 1994.

     We believe that our decline in profitability and cash flows from 1994 through 1997 was largely attributable to: (1) a large increase in selling, general and administrative expenses, (2) a significant increase in capital expenditures, the majority of the productivity and efficiency benefits of which management believes have yet to be realized, (3) the autonomous operation of our North American, European and Asian divisions,
(4) significant management turnover, (5) prior management's emphasis on gross margins and the resulting elimination of a number of lower- margin, yet still profitable, accounts and (6) a change in the emphasis of our design program.


Business Strategy

     We have begun to implement a strategy that we believe will return us to pre-1995 levels of profitability and cash flows. We expect our operating performance to benefit from the following factors:

     o    the return of Vincent Langone and David Schneider

     o a targeted reduction in selling, general and administrative expense spending

     o an expected increase in unit volume shipments as customer service is improved through better management of the inventory and distribution systems

     o the realization of substantial savings due to manufacturing efficiencies resulting from the significant capital investments made since 1994 and


     o     a reduction in capital spending to historical pre-1995 levels.


     For more complete information on our business strategies, you should read the section called "Business--Business Strategies."

Cost Savings

     We have begun to implement a cost savings program intended to reduce operating expenses. We devised this program after a detailed review of our financial and operating results from 1995 to 1997, based on our management's expertise in successfully operating the business at significantly lower selling, general and administrative spending levels than were incurred between 1995 and 1997, yet with stronger EBITDA results.

     The majority of the savings relate to reductions in advertising and sales promotion spending as well as other selling and administrative spending. Implementation of the cost savings began early in 1998, but we do not expect the full savings to be realized until 1999.


     We also expect to realize savings and efficiencies from substantial capital improvements made since 1994 over the next three years, but have not reflected them below. See "Business--Capital Investments."

     The following is a summary of management's estimate of

     o the amount of cost savings reflected in our results of operations in 1998 and

     o the annual cost savings expected to be reflected in our results of operations for 1999 and thereafter based on our 1999 budget compared to management's estimate of total spending on each category in 1997 and including cost savings already realized in 1998:



                                                                                         Cost Savings    Estimated
                                                                                         reflected in   1999 Annual
                                                                                          year ended   Cost Savings
                                                                                         December 31,   Compared to
                                                                                             1998       1997 Levels
                                                                                         ------------  ------------
                                                                                               ($ in millions)
Excess Advertising & Sales Promotion/Other Selling & Administrative Expenses............ $       10.5  $       18.0
Flooring................................................................................          5.5           6.0





                                       8





                                                                                         Cost Savings    Estimated
                                                                                         reflected in   1999 Annual
                                                                                          year ended   Cost Savings
                                                                                         December 31,   Compared to
                                                                                             1998       1997 Levels
                                                                                         ------------  ------------
                                                                                               ($ in millions)
Operating Expenses......................................................................         2.0            4.0
Staff Reductions........................................................................         3.0            5.0
Consultants/Legal/Other.................................................................         4.0            4.0
                                                                                         -----------   ------------
   Total Estimated Cost Savings......................................................... $      25.0   $       37.0
      Additional Standalone Costs.......................................................        (3.0)          (7.0)
                                                                                         -----------   ------------
   Total Estimated Net Cost Savings..................................................... $      22.0   $       30.0
                                                                                         ===========   ============





     You should read the section called "Business--Cost Savings" for more complete information on our cost savings program.

     While we believe that the advertising and promotional spending that constituted a large part of the increased selling, general and administrative expenses was unnecessary, we cannot assure you that a reduction in advertising and promotional spending will not reduce net sales. See "Risk Factors--You may not be able to rely on forward-looking statements" and "Risk Factors--Our cost cutting strategy may not be successful and may reduce our sales."

     You should read the section called "Risk Factors" for a discussion of risks that you should consider before you tender your old notes in exchange for new notes.


                            -----------------------

     Our principal executive offices are located at 15 Independence Boulevard, Warren, New Jersey 07059, and our telephone number is 908-647-8700.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          FINANCIAL AND OPERATING DATA


     The following table includes:


     o summary historical financial data for Formica before we were acquired from BTR for the year ended December 31, 1994.

     o summary historical financial data for Formica after we were acquired by BTR for the eleven months ended December 31, 1995, beginning January 25, 1995, the date when we were acquired by BTR, the years ended December 31, 1996 and 1997, the three months ended March 31, 1998 and the four months ended April 30, 1998.

     o summary historical financial data for Formica for the eight months ended December 31, 1998 and the three months ended March 31, 1999.

     o summary pro forma financial data for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999.

The historical data for Pre-BTR Formica for the year ended December 31, 1994 have been derived from the audited consolidated financial statements of Pre-BTR Formica. The historical financial data for BTR-owned Formica as of and for the eleven months ended December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 and the four months ended April 30, 1998 have been derived from the audited consolidated financial statements of BTR-owned Formica. The historical financial data for the three months ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The unaudited pro forma financial data have not been designed to represent and do not represent what our results of operations actually would have been had the transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" been completed at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period. You should read the following table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and our consolidated financial statements and notes thereto included elsewhere herein.



                            Pre-BTR
                            Formica                             BTR-owned Formica
                           ---------     ----------------------------------------------------------------
                                          Eleven                                                  Four
                             Year         Months                                   Three         Months
                             Ended         Ended                                   Months         Ended
                           December      December           Years Ended            Ended          April
                              31,           31,            December 31,          March 31,         30,
                           --------      --------     ---------      -------     ----------     ---------
                             1994          1995          1996         1997          1998          1998
                           --------      --------     ---------      -------     ----------     ---------
                                                              (dollars in millions)
Statement of Operations
Data:
  Net sales............      $489.2        $468.2       $521.6       $533.4         $131.8        $178.3
  Cost of products sold       341.8         324.0        348.3        350.1           94.0         131.1
                             ------        ------       ------       ------         ------        ------
  Gross profit.........       147.4         144.2        173.3        183.3           37.8          47.2
  Selling, general and
   administrative
   expenses............       108.5         145.2        186.7        202.2           42.9          60.9
  Cost of terminated
   acquisition.........        --            --           --           --             --            --
  Goodwill
   impairment
   charge(1)...........        --            --           --          484.4           --            --
                             ------        ------       ------       ------         ------        ------
  Operating income
   (loss)..............        38.9          (1.0)       (13.4)      (503.3)          (5.1)        (13.7)
  Interest expense(2)..       (46.4)        (31.7)       (10.6)        (3.1)          (1.3)         (1.7)



                                     Formica                            Pro Forma
                           ---------------------------      -----------------------------------
                             Eight              Three
                            Months              Months         Year               Three
                             Ended              Ended          Ended              Months
                           December             March        December             Ended
                              31,                31,            31,             March 31,
                           --------             -------      ----------     -------------------
                             1998                1999          1998          1998        1999
                           --------             -------      ----------     -------     -------
                                                                  (dollars in millions)
Statement of Operations
Data:
  Net sales............      $371.4             $139.2          $549.7      $131.8     $139.2
  Cost of products sold       266.2               98.7           397.3        94.0       98.7
                             ------             ------          ------      ------     ------
  Gross profit.........       105.2               40.5           152.4        37.8       40.5
  Selling, general and
   administrative
   expenses............       100.5               39.9           164.6        45.3       39.9
  Cost of terminated
   acquisition.........         3.0               --               3.0        --         --
  Goodwill
   impairment
   charge(1)...........        --                 --              --          --         --
                             ------             ------          ------      ------     ------
  Operating income
   (loss)..............         1.7                0.6           (15.2)       (7.5)       0.6
  Interest expense(2)..       (25.7)             (10.4)          (35.5)       (8.7)      (8.6)





                                      10




                            Pre-BTR
                            Formica                             BTR-owned Formica
                           ---------     -----------------------------------------------------------------
                                          Eleven                                                  Four
                             Year         Months                                   Three         Months
                             Ended         Ended                                   Months         Ended
                           December      December           Years Ended            Ended          April
                              31,           31,            December 31,          March 31,         30,
                           --------      --------     ---------      -------     ----------     ----------
                             1994          1995          1996         1997          1998          1998
                           --------      --------     ---------      -------     ----------     ----------
                                                              (dollars in millions)
  Other income.........        16.2           0.4          1.1          1.8            0.6           0.8
                             ------        ------       ------       ------         ------        ------
  Income (loss)
   before income
   taxes...............         8.7         (32.3)       (22.9)      (504.6)          (5.8)        (14.6)
  Income tax
   (provision)
   benefit.............         7.0           5.8         (5.0)        (0.2)          --            --
                             ------        ------       ------       ------         ------        ------
  Net income
   (loss)(3)...........       $15.7        $(26.5)      $(27.9)     $(504.8)         $(5.8)       $(14.6)
                             ======        ======       ======       ======         ======        ======
Other Data:
  EBITDA:
   Net Income..........       $15.7        $(26.5)      $(27.9)     $(504.8)         $(5.8)       $(14.6)
   Interest expense....        46.4          31.7         10.6          3.1            1.3           1.7
   Income tax
    expense
    (benefit)..........        (7.0)         (5.8)         5.0          0.2           --            --
   Depreciation and
    Amortization.......        23.9          37.3         52.1         55.7            8.5          11.1
   Goodwill
    impairment
    charge.............        --            --           --          484.4           --            --
   Non-recurring
    gain on
    license sale.......        (7.6)         --           --           --             --            --
    EBITDA(4)..........       $71.4        $ 36.7       $ 39.8       $ 38.6          $ 4.0        $ (1.8)
  1998 Charges.........        --            --           --           --             --             5.7
    Adjusted
     EBITDA
     (4)...............       $71.4        $ 36.7       $ 39.8       $ 38.6          $ 4.0        $  3.9
   Adjusted EBITDA
    Margin.............        14.6%          7.8%         7.6%         7.2%           3.0%          2.2%
   Net cash provided
    by (used in):
    Operating
     activities........        (5.6)         (9.9)       $ 1.5        $ 5.7          $(9.2)       $(11.7)
    Investing
     activities........       (17.5)        (27.5)       (44.5)       (46.5)          (6.2)         (8.3)
    Financing
     activities........        35.2          28.5         56.5         47.1            5.2          (0.1)
  Depreciation and
   amortization........       $23.9         $37.3         52.1         55.7            8.5          11.1
  Capital expenditures.        17.5          27.5         44.5         46.5            6.2           8.3
  Ratio of earnings to
   fixed charges(6)....        1.20            --           --           --             --            --


                                     Formica                            Pro Forma
                           ---------------------------      -----------------------------------
                             Eight              Three
                            Months              Months         Year               Three
                             Ended              Ended          Ended              Months
                           December             March        December             Ended
                              31,                31,            31,             March 31,
                           --------             -------      ----------     -------------------
                             1998                1999          1998          1998        1999
                           --------             -------      ----------     -------     -------
                                                                  (dollars in millions)
  Other income.........         4.5                1.5             5.3         0.6        1.5
                             ------             ------          ------      ------     ------
  Income (loss)
   before income
   taxes...............       (19.5)              (8.3)          (45.4)      (15.6)      (6.5)
  Income tax
   (provision)
   benefit.............        (2.8)              (1.2)           (2.8)       --         (1.2)
                             ------             ------          ------      ------     ------
  Net income
   (loss)(3)...........      $(22.3)             $(9.5)         $(48.2)     $(15.6)     $(7.7)
                             ======             ======          ======      ======     ======
Other Data:
  EBITDA:
   Net Income..........      $(22.3)             $(9.5)         $(48.2)     $(15.6)     $(7.7)
   Interest expense....        25.7               10.4            35.5         8.7        8.6
   Income tax
    expense
    (benefit)..........         2.8                1.2             2.8        --          1.2
   Depreciation and
    Amortization.......        29.3               11.2            43.6        10.9       11.2
   Goodwill
    impairment
    charge.............        --                 --              --          --         --
   Non-recurring
    gain on
    license sale.......        --                 --              --          --         --
    EBITDA(4)..........   $    35.5          $    13.3            33.7         4.0       13.3
  1998 Charges.........        10.8(5)            --             $16.5        --         --
    Adjusted
     EBITDA
     (4)...............       $46.3              $13.3           $50.2        $4.0      $13.3
   Adjusted EBITDA
    Margin.............        12.5%               9.6%            9.1%        3.0%       9.6%
   Net cash provided
    by (used in):
    Operating
     activities........      $ 26.7             $(14.9)           --          --         --
    Investing
     activities........       (35.5)             (19.7)           --          --         --
    Financing
     activities........        33.0                6.5            --          --         --
  Depreciation and
   amortization........        29.3               11.2           $43.6       $10.9      $11.2
  Capital expenditures.        35.5               14.2            43.8         6.2       14.2
  Ratio of earnings to
   fixed charges(6)....          --                 --              --          --         --





                                                             As of
                                                         March 31, 1999
                                                         --------------
                                                          Historical
                                                         --------------
                                                         (in millions)
                                                         --------------
Balance Sheet Data (End of Period):
  Working capital.............................                $119.7
  Total assets................................                 693.5
  Net debt, net of cash and cash equivalents..                 328.5
  Stockholder's equity........................                 100.9

---------
(1) During 1997, we recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of our assets considering, among other things, the purchase price for the sale of Formica. The impairment charge did not result in the reduction of property, plant and equipment.

(2) Interest expense is not net of interest income. For the year ended December 31, 1994, the eleven months ended December 31, 1995, the years ended December 31, 1996 and 1997, the four months ended April 30, 1998, the eight months ended December 31, 1998, the three months ended March 31, 1998 and 1999 and pro forma for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 interest income was $0.4, $0.5, $1.0, $1.1, $0.3, $1.1, $0.2, $0.2, $1.4, $0.2 and $0.2, respectively, and is included in other income.


(3) Net income for the year ended December 31, 1994 is exclusive of an extraordinary loss of $9.2.


(4) "EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense (not net of interest income), income tax expense, depreciation and amortization expenses and goodwill impairment charge. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). EBITDA for 1994 excludes a non-recurring gain of $7.6 on a sale of a license. "Adjusted EBITDA" for the four months ended April 30, 1998 and the eight months ended December 31, 1998 represents EBITDA excluding $5.7 and $10.8 of the 1998 Charges, respectively. We believe that EBITDA and Adjusted EBITDA are useful supplements to net income(loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Adjusted EBITDA is presented to assist in comparing normalized EBITDA between periods. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) Includes $5.7 and $10.8 of charges reflecting adjustment of (1) reserves for inventory obsolescence, doubtful accounts and customer incentive rebate programs and (2) accruals for customs, property tax expenses and other items and cost of terminated acquisition. See Notes 12 and 14 to our consolidated financial statements.

(6) For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (deemed to be one-third of lease rental expense). For the eleven months ended December 31, 1995, the years ended December 31, 1996 and 1997, the three months ended March 31, 1998, the four months ended April 30, 1998, the eight months ended December 31, 1998 and the three months ended March 31, 1999, earnings were insufficient to cover fixed charges by $32.3, $23.1, $505.9, $5.8, $14.6, $19.5, and 8.3, respectively. On a pro forma basis, earnings were insufficient to cover fixed charges by $45.4, 15.6 and $6.5 for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, respectively.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus you should carefully consider the following risk factors before accepting the exchange offer.


                Risk factors relating to our debt and the notes

We have substantial debt, which could limit our cash available for other uses

     In connection with our acquisition by Laminates, we incurred significant indebtedness. The level of our indebtedness could have important consequences to us, including:


     o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to debt service;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     o limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and


     o exposing us to risks inherent in interest rate fluctuations because some of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     On a pro forma basis giving effect to our acquisition and the offering of the old notes, for the year ended December 31, 1998 and the three months ended March 31, 1999, earnings would have been insufficient to cover fixed charges by approximately $45.4 million and $6.5 million respectively. As of March 31, 1999 we had (1) total consolidated indebtedness of approximately $331.4 million and
(2) approximately $91.8 million of additional borrowings available under the new credit facility. In addition, subject to the restrictions in the new credit facility and the indenture, we may incur significant additional indebtedness, which may be secured.

Restrictive covenants in our indenture and new credit facility may adversely affect us

     The indenture and our credit facility contain covenants that restrict our ability to effectuate many types of transactions. In addition, our new credit facility also requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the notes. Upon the occurrence of an event of default under our new credit facility, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our new credit facility. We cannot assure you that, if the lenders under our new credit facility accelerate the repayment of borrowings thereunder, we will have sufficient assets to repay our new credit facility and our other indebtedness, including your notes. See "Description of Our Credit Facility."

Your notes rank junior to our senior indebtedness

     The notes rank junior to all of our senior indebtedness and secured indebtedness, including all indebtedness under our new credit facility, and liabilities of subsidiaries. As a result of the subordination provisions in the notes, if:


      (1)  we are insolvent or enter into a bankruptcy or similar proceeding;

      (2) we fail to make a payment when due on senior indebtedness; or

      (3)  any senior indebtedness is accelerated


then the holders of senior indebtedness and any other creditors of subsidiaries, if any, must be paid in full before the holders of the notes may be paid.

     In addition, we cannot make any cash payments to you if we have failed to make payments to holders of senior indebtedness. Under the circumstances described in "Description of Notes--Subordination," we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, on our senior indebtedness covenants.

     As of March 31, 1999, we had approximately $85.0 million of senior indebtedness. While the indenture does limit our ability to incur additional indebtedness, it permits any or all additional indebtedness that we are allowed to incur to be senior to the notes.

     If we incur any additional debt that ranks equally with the notes, the holders of that additional debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of available proceeds we may pay to you.

We are a holding company that conducts operations through our subsidiaries, and the notes effectively rank junior to indebtedness of our subsidiaries

     We conduct a portion of our operations, including nearly all of our foreign operations, through subsidiaries, and our ability to meet our debt service obligations will be dependent upon the receipt of dividends from our direct and indirect subsidiaries. Because our subsidiaries have not guaranteed the notes, the notes are structurally junior to all creditors of our subsidiaries, except to the extent that we are recognized as a creditor of any subsidiary, in which case our claims would still be subordinate to any secured debt of that subsidiary and any debt of that subsidiary senior to that held by us. As of March 31, 1999, our subsidiaries had outstanding $144.4 million of indebtedness and other liabilities, including trade payables but excluding intercompany obligations and guarantees of the new credit facility

We may not be able to repurchase your notes upon a change of control

     Upon the occurrence of a change of control as defined in "Description of Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. Please note that the terms of our new credit facility limit our ability to purchase your notes upon a change of control. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers with respect to those agreements. We cannot assure you that we will have the financial resources to purchase your notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our new credit facility currently provides that specified change of control events will constitute a default and could result in the acceleration of our indebtedness under the new credit facility.

Fraudulent transfer statutes may limit your rights as a noteholder

     Federal or state fraudulent transfer laws permit a court, if it makes the findings described below, to

     o    avoid all or a portion of our obligations to you;

     o subordinate our obligations to you to other existing and future indebtedness of Formica, entitling other creditors to be paid in full before any payment is made on the notes; and

     o take other action detrimental to you, including, in various circumstances, invalidating the notes.

In that event, there would be no assurance that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of the actions described above, courts will typically need to find that, at the time the notes were issued, we:

     (1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

          (a) were insolvent or were rendered insolvent by reason of the issuance of the notes,

          (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

          (c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as our debts mature as all of the foregoing terms are defined in or interpreted under fraudulent transfer statutes,

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) the fair market value or fair saleable value of our assets is less than the amount required to pay our total existing debts and liabilities, including the probable liability on contingent liabilities, as they become absolute or matured or (2) we were incurring debts beyond our ability to pay as our debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the notes are used to repay the bridge notes, a court may find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.

No public trading market for the notes exists, which could impact your ability to sell your notes

     The new notes are being offered to holders of the old notes, which were issued on February 22, 1999 to a limited number of investors. There is currently no active trading market for the notes, and it is not possible to predict how the notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. If a trading market does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including economic conditions and the financial condition, and the performance of, and prospects for, Formica. The liquidity of, and trading markets for, the notes may also be adversely affected by declines in the market for high yield securities generally. We do not intend to apply for listing of the notes on any securities exchange or for quotation on NASDAQ.

                     Risk factors relating to our business

Our cost-cutting strategy may not be successful and may reduce our sales

     Our business strategy includes the reduction of operating costs, primarily advertising and marketing costs, and a shift in marketing focus away from consumer-targeted marketing that we believe is ineffective. We cannot assure you that we will be successful in reducing these costs. Additionally, reductions in advertising and marketing expenditures could have an adverse impact on our sales.

Our acquisition growth strategy is risky

     Our business strategy also includes the pursuit of an acquisition strategy to promote our growth. For example, we recently acquired International Paper's solid surfacing business. Our failure to manage our future growth effectively could have a material adverse effect on us. We cannot assure you that we will be able to find suitable acquisition candidates or that we can complete acquisitions on reasonable terms. Additionally, our ability to finance acquisitions will be dependent on our ability to generate sufficient cash flow or obtain sufficient capital.
We cannot assure you that:

     o    we will be able to generate sufficient cash flow

     o   financing will be available on acceptable terms or

     o financing will be permitted to be incurred under the terms of the indenture, the new credit facility and any future indebtedness to fund acquisitions.

The decorative surfacing products market is mature and cyclical, so our business will be impacted by an economic downturn

     In the United States, high-pressure decorative laminate sales have historically correlated closely with residential and commercial construction activity. Spending on new construction and renovation in both the residential and commercial markets depends, in large part, upon the overall strength of consumer and business spending, which in turn is linked to the overall health of the economy. A decrease in overall spending for new construction or renovation in any geographic region in which we do a substantial amount of business could have a material adverse effect on our financial condition and results of operations.

Our intellectual property is important to our business and may not be sufficiently protected

     Substantially all of our net sales are from sales of products bearing proprietary trademarks, including Formica, the Anvil F mark, Colorcore, Surell and Fountainhead. Accordingly, our future success may depend in part upon the goodwill associated with our trademarks and the loss of our intellectual property rights could have a material adverse effect on our financial condition and results of operations. We cannot assure you that the steps taken by us to protect our proprietary rights in our intellectual property will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

We are controlled by a small group of shareholders, and their interests may be different than your interests as a debtholder

     Circumstances may occur in which the interests of our principal shareholders could be in conflict with the interests of the holders of the notes. In addition, our shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in us, even though those transactions may involve risks to the holders of the notes.

     Approximately 47.7% of the outstanding shares of Laminates common stock is held by DLJ Merchant Banking funds, 23.9% is held by CVC and 23.9% is held by MMI, in each case without giving effect to 143,684 outstanding shares of restricted stock issued to our management.

     The DLJ Merchant Banking funds, CVC, MMI and members of our management who chose to purchase shares of Laminate's common stock entered into a stockholders' agreement which contains provisions that, among other things, entitle the DLJ Merchant Banking funds to select two of the seven members of Laminates' and our respective board of directors, each of CVC and MMI to select one member of each board, and the DLJ Merchant Banking funds, CVC and MMI to collectively select two other members. As a result, these shareholders control Laminates and, through Laminates, us, and have the power to elect a majority of the directors of Laminates and us, appoint new management and approve any action requiring the approval of the holders of common stock of Laminates or us, including adopting amendments to the certificate of incorporation of Laminates and us and approving acquisitions or sales of all or substantially all of the assets of Laminates and us. The directors elected by the DLJ Merchant Banking funds and the institutional investors have the ability to control decisions affecting the capital structure of Laminates and us, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. DLJ Capital Funding, which is one of the lenders under the new credit facility, Laminates Funding, Inc. which purchased our bridge notes, and Donaldson, Lufkin & Jenrette Securities Corporation, which was one of the initial purchasers of the old notes, are also affiliates of Donaldson, Lufkin & Jenrette.


Our international operations expose us to additional risks

     In 1998, approximately 37% of our net sales were made to purchasers located, and all of our operating income was earned, outside of North America. Because of our foreign operations, our business is subject to the currency risks of doing business abroad, including exchange rate fluctuations and limits on repatriation of funds. As a result of the current downturn in the Asian economy, there may be a decrease in new construction and renovation in the Asian region or an overall worldwide economic contraction, which could have a material adverse effect on our business, financial condition and results of operations. Further, many developing economies have a significant degree of political and economic uncertainty. Social unrest, the absence of trained labor pools and the uncertainty of entering into joint ventures or other partnership arrangements with local organizations have slowed business activities in some large developing economies. The political and economic uncertainties present in these promising growth markets may adversely impact our ability to implement and achieve our foreign growth objectives.


We operate in a competitive industry and many of our competitors have greater resources than we do

     The decorative surfacing product market is highly competitive. Many of our competitors are owned by larger enterprises and may have greater assets or resources than us, which could allow them to spend more money on marketing and research and development, which would give them a competitive advantage. For example, Corian, the major competitor for our Surell and Fountainhead products, is produced by DuPont, one of the largest companies in the world. Our products compete around the world with high pressure decorative laminates manufactured by other producers, as well as with wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. Competition is based principally on breadth of product line, product quality, marketing, technology, price and service. We compete in a number of geographic markets and our success in each of these markets is influenced by those factors. See "Business--Competition."

We are dependent on key personnel; in particular, our business strategy is dependent upon our CEO and CFO, who have a proven track record with our company

     Our success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly our executive officers. In particular, our business strategy is dependent upon Messrs. Langone and Schneider's prior experience in the industry and with Formica, and our historical results of operations were worse in their absence. The loss of the services of any of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on our business, financial condition or results of operations. Competition for qualified management personnel in the industry is intense. We do not currently maintain key man life insurance.

Our operations and assets are subject to extensive environmental laws and regulations

     Our operations are subject to various foreign and United States environmental laws and regulations. We have conducted environmental assessments on a limited number of properties. Based on these limited assessments, the estimated range of costs and liabilities associated with potential on-site soil and groundwater contamination and compliance with existing and potential environmental regulations is approximately $1.6 million to $7.1 million, exclusive of costs and liabilities associated with off-site contamination at Superfund sites described below. In addition, we estimate that we will have additional capital expenditures of approximately $0.8 million relating to air emissions equipment upgrades at our Rocklin, California facility. We cannot assure you, however, that we will be required to incur these estimated costs and liabilities or that the actual costs and liabilities will not be significantly higher. Unforseen expenditures or liabilities relating to contamination or compliance with environmental laws could have a material adverse effect on our financial condition or results of operation.

     We have been, from time to time, the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, we have been named as a potentially responsible party at several Superfund sites and have reserved approximately $4.0 million for liabilities at December 31, 1998 with respect to two sites. Although we believe, based on various factors, including, without limitation, indemnification rights that we have with respect to some of the Superfund sites, that the liabilities associated with Superfund sites should not have a material adverse effect on our financial condition or results of operations, we cannot assure you that we will not become involved in future proceedings, litigation or investigations, that the Superfund or other environmental liabilities will not be material or that indemnification under those indemnification rights will otherwise be available. See "Business--Environmental Matters."

Our business may be disrupted by Year 2000 problems

     Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." In 1996 we commenced a systems implementation project to address the Year 2000 Problem and other operational issues. Utilizing both internal and external resources, we have defined and assessed the requirements of the project, and are in the process of converting and replacing various programs, hardware and instrumentation systems to make them Year 2000 compatible. We are approximately 75% complete with the implementation phase of the project. As of December 31, 1998, project costs totalled approximately $19.0 million. We currently expect the project to be substantially completed by the fall of 1999 and to cost approximately $25.0 million.

     Our plans to complete the Year 2000 modifications are based on our best estimates, which are based on numerous assumptions about future events, including the continued availability of various resources and other factors. Estimates on the status of completion and the expected completion dates are based on the level of effort incurred to date to total expected staff effort. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

You may not be able to rely on forward-looking statements

     This prospectus contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

     These factors include, but are not limited to:

     o the competitive environment in the general decorative surfacing product market and in our specific market areas;

     o changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     o    inflation;

     o changes in costs of goods and services; economic conditions in general and in our specific market areas;

     o changes in or failure to comply with federal, state and/or local government regulations;

     o    liability and other claims asserted against us;

     o    changes in operating strategy or development plans;

     o    the ability to attract and retain qualified personnel;

     o    our significant indebtedness;

     o    labor disturbances;

     o    changes in our acquisition and capital expenditure plans;

     o    and other factors referenced herein.

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and may not occur. Given these uncertainties, prospective investors are warned not to rely on forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology, including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update any factors or to publicly announce the results of any revisions to any of the forward-looking statements due to future events or developments.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes offered hereby. New notes will be exchanged for old notes as described in this prospectus on our receipt of old notes in like principal amount. We will cancel all of the old notes surrendered in exchange for the new notes.


     Our net proceeds from the sale of the old notes were approximately $208.0 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used the net proceeds to repay in full the $200 million principal amount outstanding under the bridge notes, together with accrued interest. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.


                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Acquisition."

                                                      March 31,
                                                        1999
                                                     ----------
                                                     Historical
                                                     ----------
                                                    (in millions)
Cash and cash equivalents.....................          $  2.9
                                                        ======
Long term debt, including current portion:
  New credit facility revolving loans (1).....          $  0.0
  New credit facility term loan...............            85.0
  Senior subordinated notes...................           215.0
  Other debt..................................            31.4
                                                        ------
   Total debt.................................           331.4
Total stockholder's equity....................           100.9
                                                        ------
Total capitalization..........................          $432.3
                                                        ======
---------
(1)  We have a total commitment for borrowings of $120.0 million under our new credit facility. Approximately $28.2 million has been used as of March 31,
     1999, to obtain letters of credit to provide credit enhancement for some assumed indebtedness. See "Description of New Credit Facility."


                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table includes historical consolidated financial data for
Formica:

     o prior to our acquisition by BTR as of and for the year ended December 31, 1994;

     o after our acquisition by BTR as of and for the eleven months beginning January 25, 1995, when we were bought by BTR, and ending December 31, 1995, the years ended December 31, 1996 and 1997, the three months ended March 31, 1998 and the four month period ended April 30, 1998;

     o after our acquisition by Laminates for the eight month period ended December 31, 1998 and for the three months ended March 31, 1999.

     The historical financial data for pre-BTR Formica for the year ended December 31, 1994 have been derived from the audited consolidated financial statements of pre-BTR Formica. The historical financial data for BTR- owned Formica as of and for the eleven months ended December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 have been derived from the audited consolidated financial statements of BTR-owned Formica. The historical financial data for the four months ended April 30, 1998 and for the eight months ended December 31, 1998 have been derived from our audited consolidated financial statements. The historical financial data for the three months ended March 31, 1998 and 1999 have been derived from our unaudited financial data. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and notes thereto included elsewhere in this prospectus.



                            Pre-BTR
                            Formica                        BTR-owned Formica                                     Formica
                           ---------  ----------------------------------------------------------         ------------------------
                                       Eleven                                              Four             Eight         Three
                             Year      Months                                 Three       Months           Months        Months
                             Ended      Ended                                 Months       Ended            Ended         Ended
                           December   December         Years Ended            Ended        April          December        March
                              31         31,          December 31,          March 31,       30,              31,           31,
                           ---------  --------    ---------------------     ---------     ------         ---------       -------
                             1994       1995        1996         1997          1998        1998             1998          1999
                           ---------  --------    --------      -------     ---------     ------         ---------       -------
                                                         (dollars in millions)
Statement of
Operations Data:
  Net sales............       $489.2  $  468.2   $  521.6     $  533.4         $131.8     $178.3           $371.4        $139.2
  Cost of products sold        341.8     324.0      348.3        350.1           94.0      131.1            266.2          98.7
                              ------  --------   --------     --------         ------     ------           ------        ------
  Gross profit.........        147.4     144.2      173.3        183.3           37.8       47.2            105.2          40.5
  Selling, general
    and adminis-
    trative expenses...        108.5     145.2      186.7        202.2           42.9       60.9            100.5          39.9
  Cost of terminated
    acquisition........         --        --         --           --             --         --                3.0          --
  Goodwill
   impairment
   charge(1)...........         --        --         --          484.4           --         --               --            --
                              ------  --------   --------     --------         ------     ------           ------        ------
  Operating income
    (loss).............         38.9      (1.0)     (13.4)      (503.3)          (5.1)     (13.7)             1.7           0.6
  Interest expense(2)..        (46.4)    (31.7)     (10.6)        (3.1)          (1.3)      (1.7)           (25.7)        (10.4)
  Other income.........         16.2       0.4        1.1          1.8            0.6        0.8              4.5           1.5
                              ------  --------   --------     --------         ------     ------           ------        ------
  Income (loss)
    before income
    taxes..............          8.7     (32.3)     (22.9)      (504.6)          (5.8)     (14.6)           (19.5)         (8.3)
  Income tax
    (provision)
    benefit............          7.0       5.8       (5.0)        (0.2)          --         --               (2.8)         (1.2)
                              ------  --------   --------     --------         ------     ------           ------        ------
   Net income
     (loss)(3).........       $ 15.7  $  (26.5)  $  (27.9)    $ (504.8)        $ (5.8)    $(14.6)          $(22.3)       $ (9.5)
                              ======  ========   ========     ========         ======     ======           ======        ======


                                      21




                            Pre-BTR
                            Formica                        BTR-owned Formica                                     Formica
                           ---------  ----------------------------------------------------------         ------------------------
                                       Eleven                                              Four             Eight         Three
                             Year      Months                                 Three       Months           Months        Months
                             Ended      Ended                                 Months       Ended            Ended         Ended
                           December   December         Years Ended            Ended        April          December        March
                              31         31,          December 31,          March 31,       30,              31,           31,
                           ---------  --------    ---------------------     ---------     ------         ---------       -------
                             1994       1995        1996         1997          1998        1998             1998          1999
                           ---------  --------    --------      -------     ---------     ------         ---------       -------
                                                         (dollars in millions)
Other Data:
  EBITDA:
    Net Income.........       $ 15.7  $  (26.5)  $  (27.9)    $ (504.8)        $ (5.8)    $(14.6)          $(22.3)       $ (9.5)
    Interest expense...         46.4      31.7       10.6          3.1            1.3        1.7             25.7          10.4
  Income tax
    expense
    (benefit)..........         (7.0)     (5.8)       5.0          0.2           --         --                2.8           1.2
  Depreciation and
    Amortization.......         23.9      37.3       52.1         55.7            8.5       11.1             29.3          11.2
  Goodwill
    impairment
    charge.............         --        --         --          484.4           --         --               --            --
  Non-recurring
    gain on license
    sale...............         (7.6)     --         --           --             --         --               --            --
      EBITDA(4)........       $ 71.4  $   36.7   $   39.8    $    38.6         $  4.0     $ (1.8)          $ 35.5        $ 13.3
  1998 Charges.........         --        --         --           --             --          5.7(5)          10.8(5)       --
      Adjusted
        EBITDA
        (4)............       $ 71.4  $   36.7   $   39.8    $    38.6         $  4.0       $3.9           $ 46.3        $ 13.3
  Adjusted EBITDA
    Margin.............         14.6%      7.8%       7.6%         7.2%           3.0%       2.2%            12.5%          9.6%
  Net cash provided
    by (used in):
    Operating
      activities.......        (5.6)       9.9   $    1.5    $     5.7         $ (9.2)    $(11.7)          $ 26.7        $(14.9)
    Investing
      activities.......        (17.5)    (27.5)     (44.5)       (46.5)          (6.2)      (8.3)           (35.5)        (19.7)
    Financing
      activities.......         35.2      28.5       56.5         47.1            5.2       (0.1)            33.0           6.5
  Depreciation and
    amortization.......       $ 23.9  $   37.3       52.1         55.7            8.5       11.1             29.3          11.2
  Capital expenditures.         17.5      27.5       44.5         46.5            6.2        8.3             35.5          14.2
  Ratio of earnings
    to fixed
    charges(6).........         1.20     --         --           --             --         --               --            --
Balance Sheet Data
  (End of Period):
Cash equivalents.......       $ 15.1  $    9.8   $   26.3    $    27.2         $ 20.6     $  6.9           $ 31.6        $  2.9
Working capital........        123.2      57.4       64.3         66.6           58.6       48.8            114.5         119.7
Total assets...........        605.5   1,110.0    1,136.8        647.7          638.2      612.0            696.8         693.5
Total debt.............        371.9     441.1       42.2         44.8           43.9       83.9            317.7         331.4
Stockholder's equity...         40.3     459.4      870.7        343.4          345.5      331.2            119.8         100.9

---------
(1)  During 1997, we recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of our assets considering, among other things, the purchase price for the sale of Formica. The impairment charge did not result in the reduction of property, plant and equipment.

(2)  Interest expense is not net of interest income. See note 2 to "Summary
     Historical and Unaudited Pro Forma Financial Data."


(3) Net income for the year ended December 31, 1994 is exclusive of an extraordinary loss of $9.2.

(4) "EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense (not net of interest income), income tax expense, depreciation and amortization expenses and goodwill impairment charge. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). EBITDA for 1994 excludes a non-recurring gain of $7.6 on a sale of a license. "Adjusted EBITDA" for the four months ended April 30, 1998 and the eight months ended December 31, 1998 represents EBITDA excluding $5.7 and $10.8 of the 1998 Charges, respectively. We believe that EBITDA and Adjusted EBITDA are useful supplements to net income(loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Adjusted EBITDA is presented to assist in comparing normalized EBITDA between periods. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) Includes $5.7 and $10.8 of non-cash charges reflecting adjustment of (1) reserves for inventory obsolescence, doubtful accounts and customer incentive rebate programs and (2) accruals for customs, property tax expenses and other items and cost of terminated acquisition. See Notes 12 and 14 to the consolidated financial statements.

(6) For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (deemed to be one-third of lease rental expense). For the eleven months ended December 31, 1995, the years ended December 31, 1996 and 1997, the three months ended March 31, 1998, the four months ended April 30, 1998, the eight months ended December 31, 1998 and the three months ended March 31, 1999, earnings were insufficient to cover fixed charges by $32.3, $23.1, $505.9, $5.8, $14.6, $19.5 and $8.3, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

     We are engaged in the design, manufacture and distribution of decorative laminates, solid surfacing, laminate flooring and other surfacing products. Formica was founded in 1913 and created the world's first decorative laminate in 1927. In May 1985, a group led by management and Shearson Lehman purchased Formica from American Cyanamid Company. In 1989, Formica was sold to FM Acquisition Corporation in a buyout led by Vincent Langone, David Schneider and Dillon, Read & Company. In January 1995, Formica was acquired by BTR. In May 1998, Laminates, together with Messrs. Langone and Schneider acquired Formica. In connection with the acquisition, Messrs. Langone and Schneider returned to Formica to assume senior management positions: Mr. Langone as Chairman, President and Chief Executive Officer and Mr. Schneider as Chief Financial Officer.

     From 1995 to 1997, our financial results declined. Management believes that the decline is largely attributable to the following factors:


     o a large increase in selling, general and administrative expenses from 21.0% of net sales in 1994 to 31.5% of net sales in 1997, in each case excluding amortization, which was largely the result of increased advertising and promotion;


     o a significant increase in capital expenditures, which averaged approximately $39.5 million per year from 1995 to 1997 as compared to $12.4 million per year from 1985 to 1994, the majority of the productivity and efficiency benefits of which management believes have yet to be realized;

     o the autonomous operation of Formica's North American, European and Asian divisions, which prevented integration and hampered Formica's ability to share improved manufacturing techniques, purchasing, design and technology on a global basis;

     o significant management turnover, particularly in North America, which led to a loss of strategic direction and to operational difficulties;


     o prior management's emphasis on gross margins and the resulting elimination of some lower-margin accounts that had low gross-margins but were profitable and allowed us to spread our fixed costs over more sales and


     o a change in the emphasis of Formica's design program, which began to focus on consumers rather than on product specifiers, such as architects and designers.

     We have begun to implement a business strategy that we believe will address the decline in the financial results of the business and significantly improve our profitability. The principal elements of this strategy include:


     o a reduction in operating expenses, which management estimates will result in net annualized savings of $30.0 million, net of $7.0 million of incremental standalone costs;


     o the realization of significant manufacturing savings as a result of completion of capital projects initiated under BTR management;

     o the increased integration of and communication between Formica's operating units;

     o    re-emphasis on quality and service in North America; and

     o the pursuit of acquisition opportunities that complement or expand Formica's decorative surfaces business or that enable Formica to enter new markets.


Results of Operations

   Three months ended March 31, 1999 compared to Three months ended
   March 31, 1998

     Net Sales. Net sales for first quarter 1999 were $139.2 million, compared to net sales of $131.8 million for first three months of 1998, an increase of $7.4 million, or 5.6%. Net sales in North America increased to $88.2 million for first quarter 1999 from $82.5 million for first quarter 1998, an increase of $5.7 million, or 6.9%. This increase is primarily due to additional volume. Net sales in Europe and Asia increased to $51.0 million for first quarter 1999 from $49.3 million for first quarter 1998, an increase of $1.7 million, or 3.4%. This increase results from higher sales volume in Asia offset by a weaker European market.

     Gross Profit. Gross profit for first quarter 1999 was $40.5 million, compared to gross profit of $37.8 million for first quarter 1998, an increase of $2.7 million, or 7.1%. Gross profit as a percentage of net sales increased for first quarter 1999 to 29.0% from 28.7% for first quarter 1998.

     Gross Profit in North America was $25.6 million for first quarter 1999 and $23.2 million for first quarter 1998. Gross profit as a percentage of net sales for North America increased to 29.0% for first quarter 1999 from 28.1% for first quarter 1998. This increase is due to higher sales of flooring and solid surfacing materials. Gross profit in Europe and Asia increased to $14.9 million for first quarter 1999 from $14.6 million for first quarter 1998, or 2.1%. As a percentage of net sales, gross profit in Europe and Asia decreased to 29.2% for first quarter 1999 from 29.6% for first quarter 1998. This decrease results from the sale of lower margin products in France and Spain in first quarter 1999 versus first quarter 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for first quarter 1999 were $39.9 million compared to $42.9 million for first quarter 1998, a decrease of $3.0 million or 7.0%. Selling, general and administrative expenses as a percentage of net sales decreased to 28.7% for first quarter 1999 from 32.5% for first quarter 1998. The decrease in selling, general and administrative expenses was primarily due to lower advertising and sales promotion expense and lower compensation expense due to restructuring efforts offset by an increase in amortization expense of $2.7 million.

     Operating Income (Loss). Operating income for first quarter 1999 was $0.6 million compared to an operating loss of $5.1 million for first quarter 1998. The improvement was primarily due to the increase in gross profit and selling, general and administrative expenses cost reductions discussed above.

     EBITDA. EBITDA increased to $13.3 million in first quarter 1999 compared to $4.0 million in first quarter 1998. The increase was the result of cost reductions in selling, general and administrative expenses and the favorable impact of higher sales.

     Interest Expense. Interest expense increased to $10.4 million, including amortization of deferred financing costs amounting to $2.2 million, in first quarter 1999 from $1.3 million for first quarter 1998. The increase in interest expense was the result of the change in the structure of ownership and debt.

     Income Taxes. Income tax expense increased to $1.2 million for first quarter 1999 from zero for first quarter 1998. The increase is due to taxable earnings in 1999.

     Net Loss. The net loss was $9.5 million for first quarter 1999 compared with $5.8 million for first quarter 1998. The increase in the net loss is principally due to the increase in interest expense related to the change in the structure of ownership and debt.

   1998 compared to 1997

     Changes in Accounting Estimates. During the four and eight month periods ended April 30 and December 31, 1998, Formica made various changes in accounting estimates totaling $5.7 million and $7.8 million, respectively, due to new management plans with respect to asset carrying and disposition policies and new information becoming available regarding customers, products and competitive conditions in some markets. These changes in accounting estimates resulted in charges that impacted Formica's results of operations as follows:

     Customer Incentive Rebate Program. Due to competitive pressures in certain markets, many Formica distributors must reduce their resale prices for Formica products in order to meet prices offered by distributors for competing manufacturers. In order to provide incentives to distributors to compete vigorously even when competitive prices would significantly reduce or eliminate distributor margins, Formica offers percentage rebates to distributors on specified products based on their actual resale prices to end customers, within pre-established parameters. During the period that Formica was owned by BTR, the reserve for customer incentive rebates was estimated based upon distributor sales to the end customer. Based on analyses performed at that time, a reserve of approximately one month of rebates issued to distributors was established.

     Based on an analysis of inventories of Formica products held by certain independent distributors that was performed in connection with the Acquisition, we have estimated that distributors hold, on average, approximately two months of sales in inventory. Accordingly, in the preparation of the April 30, 1998 financial statements, we have recorded a change in accounting estimates to reserve an additional $2.7 million for customer incentive rebate programs representing two months of the average monthly amount of rebates issued to distributors for this purpose.

     Accounts Receivable Reserve. A long-standing distributor of Formica has experienced liquidity problems since the early 1990's, is in a negative equity position and has received "going concern opinions" from its auditors. We have carried a large receivable balance from this distributor for several years and have also converted approximately $4 million of the receivable balance into an 8-year interest bearing promissory note. Over the last 5 years, the distributor has been unable to pay down the trade receivable and note balances, which in the aggregate, have fluctuated between $4.5 to $5.5 million during this period. The aggregate balance was $4.6 million at April 30, 1998. Accordingly, we believe additional reserves of $1.4 million were necessary as of the April 30, 1998 balance sheet date to provide for potential losses due to uncollectibility of the outstanding receivable and note balances for this distributor.

     During the period that Formica was owned by BTR, Formica's Parent provided lender guarantees that enabled certain distributors to obtain more favorable credit terms than were otherwise obtainable. We have discontinued this guarantee program subsequent to April 30, 1998 and determined that it would be prudent to increase the reserve levels for four of our weaker distributors in the event that the change in policy with respect to the guarantees results in liquidity problems for the distributors. Accordingly, we have recorded a change in accounting estimates to increase our provision for doubtful accounts by $2.4 million as of December 31, 1998.

     Inventory Obsolescence Reserve. The inventory reserve reflects our new policies and plans with respect to the frequency of new product introductions and our desire to sell or dispose of inactive products on a more timely basis. While the previous management's intentions resulted in a policy of providing a reserve for 100% of the cost of any products that had not moved for 24 months, new management believes that providing reserves for 75% of the cost of products after one year and 100% after two years is consistent with the way we plan to run Formica's business. Accordingly, we have recorded a change in accounting estimates to increase our inventory obsolescence reserve by $5.4 million as of December 31, 1998.

     Accruals for Some Exposures. Based upon changes in facts and circumstances in 1998, accruals of $1.6 million were recorded as a change in accounting estimates in the preparation of our April 30, 1998 financial statements. The change in accounting estimates included accruals for property taxes ($500k), customs ($600k), employee relocation costs ($345k) and vacation reserves ($216k).


     Net Sales. Net sales for 1998 were $549.7 million, compared to net sales of $533.4 million for 1997, an increase of $16.3 million, or 3.1%. Net sales in North America increased to $346.6 million in 1998 from $315.0 million in 1997, an increase of $31.6 million, or 10.0%. This increase is primarily due to additional volume contributed by the new flooring product line. Net sales in Europe and Asia decreased to $203.1 million in 1998 from $218.4 million in 1997, a decrease of $15.3 million, or 7.0%. Lower sales in Europe and Asia were primarily the result of a decline in value of foreign currencies and the weaker Asian economy.


     Gross Profit. Gross profit for 1998 was $152.4 million, compared to gross profit of $183.3 million for 1997, a decrease of $30.9 million, or 16.9%. Adjusted for the 1998 charges described above, amounting to $8.1 million, gross profit was down $25.2 million, or 13.7%. Gross profit as a percentage of net sales, excluding the 1998 nonrecurring charges, decreased in 1998 to 28.8% from 34.4% in 1997.

     Gross Profit in North America decreased to $95.9 million in 1998 from $99.9 million in 1997, or 4.0%. Gross profit in North America, adjusted for 1998 charges of $5.9 million, was consistent with 1997. Gross profit as a percentage of net sales for North America, excluding the 1998 charges, decreased to 29.4% in 1998 from 31.7% in 1997, principally as a result of increased raw material prices. Gross profit in Europe and Asia dropped to $56.5 million in 1998 from $83.4 million in 1997, or 32.3%. Gross profit, in Europe and Asia, adjusted for 1998 charges amounting to $2.2 million, declined 29.6%. As a percentage of net sales, gross profit in Europe and Asia, excluding 1998 charges, decreased to 28.9% in 1998 from 38.2% in 1997. This decrease is primarily the result of a larger mix of low margin products in Europe and increased raw material prices magnified by a decline in purchasing power of Formica's foreign operations due to currency impact on imported raw materials, the prices of which are often based upon U.S. dollars.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1998 were $161.4 million compared to $202.2 million for 1997, a decrease of 20.2%. Selling, general and administrative expenses as a percentage of net sales decreased to 29.4% in 1998 from 37.9% in 1997. The decrease in selling, general and administrative expenses was primarily due to lower advertising and sales promotion expense and lower compensation expense due to restructuring efforts. Selling, general and administrative expenses, adjusted for the 1998 charges amounting to $5.4 million, were $156.0 million in 1998 compared to $202.2 million in 1997, a decrease of 22.8%.

     Goodwill impairment charge. Formica's prior management recorded a goodwill impairment charge of $484.4 million in the fourth quarter of 1997. Prior to this quarter, prior management believed that the value of Formica was consistent with the value of Formica at the time of its acquisition by BTR in 1995. Upon consideration of the proposed acquisition, prior management was made aware of the current value and determined that the goodwill, which was created in the 1995 acquisition, should be written off.

     Operating Loss. Operating loss for 1998 was $12.0 million compared to an operating loss of $503.3 million for 1997. The decrease was primarily due to the goodwill impairment charge amounting to $484.4 million in 1997.


     Adjusted EBITDA. Primarily for the reasons stated above, Adjusted EBITDA increased to $50.2 million in 1998 compared to $38.6 in 1997.

     Interest Expense. Interest expense increased to $27.4 million in 1998 from $3.1 million for 1997. The increase in interest expense was the result of the funding of the acquisition.

     Income Taxes. Income tax expense increased to $2.8 million in 1998 from $0.2 million in 1997. The effective rates were 8.2% and 0.0% for 1998 and 1997, respectively. The effective tax rate was higher in 1998 as compared to 1997 primarily due to income taxes being payable in some foreign locations in 1998.

     Net Loss. Net loss was $36.9 million in 1998 compared with $504.8 million in 1997. The decrease is principally due to the goodwill impairment charge of $484.4 million in 1997 and reduced selling, general and administrative expenses offset by a decline in profit margin.


   1997 compared to 1996

     Net Sales. Net sales for 1997 were $533.4 million, compared to net sales of $521.6 million for 1996, an increase of 2.3%. Net sales in North America increased to $315.0 million in 1997 from $301.2 million in 1996, or 4.6%, primarily due to additional volume contributed by the new flooring product line. Net sales in Europe and Asia for 1997 were $218.4 million, compared to net sales of $220.4 million for 1996, a decrease of 0.9%, primarily as a result of lower selling prices in Europe offset by higher sales volume in Asia.

     Gross Profit. Gross profit for 1997 was $183.3 million, compared to gross profit of $173.3 million for 1996, an increase of 5.8%. Gross profit as a percentage of net sales increased in 1997 to 34.4% from 33.2% in 1996. The increase in gross profit is primarily due to lower raw material prices and a lower cost of sales mix in Asia. Gross profit for North America increased to $99.9 million in 1997 from $98.6 million in 1996, or 1.3%, primarily due to increased flooring volume, partially offset by higher manufacturing costs. For North America, gross profit as a percentage of sales decreased in 1997 to 31.7% from 32.7% in 1996 primarily due to manufacturing inefficiencies and increased sales of laminate flooring, which has a lower gross margin than Formica's other principal products. Gross profit in Europe and Asia increased to $83.4 million in 1997 from $74.7 million in 1996, or 11.6%. For Europe and Asia, gross profit as a percentage of net sales increased to 38.2% in 1997 from 33.9% in 1996. The increase in gross profit in Europe and Asia was primarily due to lower raw material prices in Europe, a lower cost of sales mix in Asia, and lower cost production in China.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1997 were $202.2 million, compared to $186.7 million for 1996, an increase of 8.3%. Selling, general and administrative expenses as a percentage of net sales increased to 37.9% in 1997 from 35.8% in 1996. The increase in selling, general and administrative expenses was primarily due to higher spending in North America partially offset by lower spending in Europe and Asia. Selling, general and administrative expenses for North America increased to $133.7 million in 1997 from $111.9 million in 1996, or 19.5%. For North America, selling, general and administrative expenses for North America sales increased to 42.4% in 1997 from 37.2% in 1996. The increase in selling, general and administrative expenses for North America was primarily due to higher advertising and sales promotional costs related to the start-up of the flooring product line and high-pressure laminate brand revitalization efforts. selling, general and administrative expense for Europe and Asia declined to $68.5 million 1997 from $74.8 million in 1996, or 8.4%. For Europe and Asia, selling, general and administrative expenses percentage of net sales decreased to 31.4% in 1997 from 33.9% in 1996. The decrease in selling, general and administrative expenses in Europe and Asia was primarily due to a restructuring in Europe, which included a reduction in headcount accompanied by tight spending controls. In connection with those cost reduction efforts, Formica recognized significant restructuring charges in 1996 as compared to 1997, while the associated cost reductions were realized in 1997.

     Operating Loss. Operating loss for 1997 was $503.3 million compared to $13.4 million for 1996. The increase was primarily due to a one-time adjustment of $484.4 million for goodwill impairment resulting from BTR's 1997 decision to dispose of its building product businesses, including Formica, by offering those businesses for sale. The amount of the impairment was determined utilizing the fair value of Formica's assets considering among other things, the purchase price for the sale of Formica. Excluding the goodwill adjustment, amounting to $484.4 million, operating loss in 1997 increased $5.5 million to $18.9 million. Operating loss for North America increased to $33.8 million in 1997 from $13.4 million in 1996 primarily due to higher selling, general and administrative costs. Operating income for Europe and Asia increased to $14.9 million in 1997 from $0.0 million in 1996 primarily due to the impact of the European restructuring in 1996 and lower cost of sales and selling, general and administrative costs.


     EBITDA. As a result of the factors described above, EBITDA decreased to $38.6 million for 1997 from $39.8 million for 1996, or 3.0%.


     Interest Expense. Interest expense decreased to $3.1 million for 1997 from $10.6 million for 1996. The decrease in interest expense was the result of the capitalization of a loan due to BTR in November 1996 and a change in methodology relating to the interest calculation on intercompany indebtedness related to BTR.

     Income Taxes. Income tax expense decreased to $0.2 million in 1997 from $5.0 million in 1996. The effective rates were 0.0% and 21.8% for 1997 and 1996, respectively. The tax rate was higher in 1996 as compared to 1997 because in 1996, due to concerns about realizability, a reserve was established against some tax assets arising from a net operating loss incurred by a foreign subsidiary.


     Net Loss. Net loss was $504.8 million in 1997 compared with $27.9 million in 1996. The increase is due to a one-time adjustment of $484.4 million for goodwill impairment and the factors discussed above.

Liquidity and Capital Resources


     Our principal sources of liquidity are cash flows from operations, borrowings under the new credit facility and local credit facilities obtained by our foreign subsidiaries. Formica's principal uses of cash will be debt service requirements to service the acquisition-related debt described below, capital expenditures, and acquisitions.

     In February 1999, Formica issued $215.0 million of indebtedness to refinance the $200.0 million bridge notes. The net proceeds from the refinancing, after deducting expenses of the offering, were utilized to repay the $200.0 million principal amount outstanding under the bridge notes together with accrued interest. As of March 31, 1999, Formica had approximately $331.4 million of indebtedness outstanding compared to $317.7 million as of December 31, 1998. Formica's significant debt service obligations could have material consequences to security holders.

     Formica spent approximately $14.2 million on capital expenditures in first quarter 1999 and Formica anticipates that it will spend a total of approximately $25.0 million and $15.0 million in 1999 and 2000, respectively. With that spending, our primary capital investment programs will be complete. Formica expects to realize significant manufacturing cost savings, which will be phased in over the next three years, as a result of those programs. The new credit facility contains restrictions on our ability to make capital expenditures. Based on present estimates, management believes that the amount of capital expenditures permitted to be made under the new credit facility will be adequate to complete its investment program and maintain the properties and businesses of our continuing operations.

     Working capital totaled $119.7 million at March 31, 1999 compared to $114.5 million at December 31, 1998. Management believes that Formica will continue to require working capital consistent with past experience and that current levels of working capital, together with borrowings available under the new credit facility, will be sufficient to meet expected liquidity needs in the near term.

     In connection with the acquisition in 1998, our parent raised approximately $137.1 million through the issuance of common and preferred stock to the DLJMB funds, the institutional investors and Messrs. Langone and Schneider. The Laminates 8% preferred stock has an 8% cumulative dividend that is paid in cash when, as and if declared by the Laminates board. The Holdings 15% senior exchangeable preferred stock due 2008 has a 15% cumulative dividend which is not payable in cash until May 2003 and is exchangeable at Holdings' option for 15% subordinated debentures of Holdings. Dividends from Formica, which are restricted by the provisions of the new credit facility and the indenture, are the primary source of funding for payments with respect to Holdings and Laminates securities. Formica sold $200.0 million of bridge notes and, together with its subsidiaries, borrowed $80.0 million of term loans under the new credit facility. The bridge notes were refinanced in February 1999 with $215.0 million notes.

     Formica is actively considering acquisitions that complements or expands its decorative surfaces businesses or that will enable it to expand into new markets. In connection with any future acquisitions, Formica may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. We cannot assure you that we will be able to obtain additional financing on acceptable terms.

     The new credit facility also includes a $120.0 million revolving credit facility. The revolving credit facility may be increased by up to $25.0 million at the request of Formica, with the consent of the banks providing the increased commitments, and will terminate on May 1, 2004. The term loans under the new credit facility consist of $40.0 million, $35.0 million and $10.0 million loans.

     Borrowings under the new credit facility generally bear interest based on a margin over the base rate or, at Formica's option, the reserve-adjusted LIBOR rate. The applicable margin will vary based upon Formica's ratio of consolidated debt to EBITDA. Formica's obligations under the new credit facility are guaranteed by Laminates, Holdings and all existing or future domestic subsidiaries of Formica and are secured by substantially all of the assets of Formica and the subsidiary guarantors, including a pledge of capital stock of all existing and future domestic subsidiaries of Formica, a pledge of no more than 65% of the voting stock of any foreign subsidiary and a pledge by Holdings of the stock of Formica and by Laminates of the stock of Holdings. The new credit facility contains customary covenants and events of default.

     The notes mature in 2009. Interest on the notes are payable semiannually in cash. The notes and related indenture place restrictions on Formica and its subsidiaries including the ability to pay dividends, issue preferred stock, repurchase capital stock, incur and pay indebtedness, sell assets and make restricted investments

     Formica maintains various credit facilities in foreign countries, primarily in Asia, that provide for borrowings in local currencies. As of March 31, 1999 and December 31, 1998, Formica has secured approximately $30.3 and $28.2 million in letters of credit under the new credit facility to provide credit enhancement for some of those credit facilities. Formica may replace some of the foreign facilities with loan availability, in the relevant local currency, under the new credit facility and will maintain others to provide financing for its subsidiaries in those countries. Formica expects that those facilities, together with the new credit facility and operating cash flow in the various countries, will be sufficient to fund expected liquidity needs in those countries.

     Formica anticipates that its operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Formica's ability to make scheduled payments of principal of, to pay interest on or to refinance the indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control.


     Formica will continue from time to time to explore additional auxiliary financing methods and other means to lower its cost of capital which could include stock issuance or debt financing and the application of the proceeds therefrom to the payment of bank debt or other indebtedness.


     Prior to May 1, 1998, we formulated a plan to restructure some operations and provided a restructuring provision of $6.6 million, which primarily related to severance and related fringe benefits. During the first quarter

1999, Formica spent $0.5 million of the restructuring provision. The restructuring plan will be substantially completed in 1999.

     Cash used in operations was $14.9 million for first quarter 1999 and $9.2 million for first quarter 1998. The increase in cash used in operations is the result of an increase in accounts receivable and inventory. Net cash used in investing activities was $19.7 million for first quarter 1999 and $6.2 million for first quarter 1998. Net cash provided by financing activities was $6.5 million for first quarter 1999 compared to $5.2 million first quarter 1998.


Effect of Inflation; Seasonality

     We do not believe that inflation has had a material impact on our financial position or results of operations.

     Our operations are generally not subject to seasonal fluctuations.

Year 2000 Compliance


     Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem".

     We are dependent in part on computer- and date-controlled systems for some internal functions, particularly accounting, fixed assets, inventory control, manufacturing resource planning, distribution resource planning, transportation and distribution systems, purchasing and receiving, customer billing and payroll. Similarly, suppliers of components and services on which we rely, and our customers, may have Year 2000 Problems, which would affect their operations and their transactions with us. Other parties with whom we have commercial relationships, including raw materials suppliers and service providers, such as banking and financial services, data processing services, telecommunications services and utilities, are highly reliant on computer-based technology and may have Year 2000 Problems.

     In 1996, we commenced a systems implementation effort to address the Year 2000 Problem and other operational issues. Project costs incurred to remediate and test our systems, and evaluate and address the risks of our key customers and vendors, totaled approximately $19.0 and $20.3 million respectively, as of December 31, 1998 and March 31, 1999. We currently expect the project to be substantially completed by the fall of 1999 and expect to incur approximately $25.0 million of costs in the aggregate broken down as follows:

     o    software - $4.6 million,

     o    hardware - $7.6 million,

     o    consulting/training - $7.1 million and

     o    other - $5.7 million.

     All of our Year 2000 compliance costs have been or are expected to be funded from our operating cash flow and will be capitalized or expensed in the period they are incurred.

     Our manufacturing operations and our products generally are not based upon date-controlled machinery; our business operations and systems are not so time-sensitive that brief interruptions, or a shift to backup paper records, should cause significant losses. However, we have informally queried our significant customers and suppliers. To date, we are not aware of any material customer or vendor -related Year 2000 issues.

     Our Year 2000 compliance efforts are directed primarily towards ensuring that we will be able to continue to perform three critical functions:

     o    make and sell our products,

     o    order and receive raw material and supplies, and

     o    pay our employees and vendors.

     We have completed our assessment of year 2000 performance standards for our information technology systems and our non-information technology systems. Our review of third-party compliance risks from our key vendors and customers is not yet complete. We intend to complete our review of data from all of those vendors and customers who respond during the third quarter of 1999. However, even assuming that all of the non-responding parties suffer interruptions to their operations due to Year 2000 systems failures, our management does not anticipate any resulting failures in our systems, products or supply chain that would disrupt our operations to a material degree.

     We have completed the renovation, upgrade or replacement of all of our significant information technology systems for year 2000 performance standards, except that during the third quarter of 1999 we will complete the installation of some non-information technology systems which replaces existing systems not compliant with year 2000 performance standards. All of our significant systems which have been renovated or newly installed have been tested and are presently operating.

     However, the novelty and complexity of the issues presented, and our dependence on the technical skills of employees and independent contractors and on the representations and preparedness of third parties, could cause our efforts to be less than fully effective. Moreover, Year 2000 issues present a number of risks that are beyond our control, such as the failure of utility companies to deliver electricity, the failure of telecommunications companies to provide voice and data services, the failure of financial institutions to process transactions and transfer funds, the failure of vendors to deliver materials or perform services required by us and the collateral effects on us of the effects of Year 2000 issues on the economy in general or on our customers in particular. Additionally, in view of the mixed results achieved by software vendors in correcting these problems, we cannot assure you that new systems we obtain to replace noncompliant systems will themselves prove to be fully compliant. Although we believe that our compliance efforts are designed appropriately to identify and address those Year 2000 issues that are subject to our reasonable control, we cannot assure you that our efforts will be fully effective, or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. In the worst case, a protracted failure of general business systems among our customers or vendors, or in our own plant, could cause production delays or cancelled orders which would significantly reduce our revenue for the duration of such a situation. We have not developed a contingency plan which assumes significant and protracted Year 2000-related failures of major vendors, customers or systems, and do not plan to do so.


Common European Currency


     The Treaty on European Economic and Monetary Union provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. In May 1998 the European Council determined


     o    the 11 member states that met the requirement for the Monetary Union;
          and

     o the currency exchange rates amongst the currencies for the member states joining the Monetary Union.

     The transitory period for the Monetary Union started on January 1, 1999. According to council Resolution of July 7, 1997, the introduction of the Euro will be made in three steps:



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



     (1) a transitory period from January 1, 1999 to December 31, 2001, in which current accounts may be opened and financial statements may be drawn in Euros, and local currencies and Euros will coexist;

     (2) from January 1, 2002 to June 30, 2002, in which local currencies will be exchanged for Euros; and

     (3)  from July 1, 2002 in which local currencies will disappear.


     We cannot assure you as to the effect of the adoption of the Euro on our payment obligations under loan agreements for borrowings in currencies to be replaced by the Euro or on our commercial agreements in those currencies.

Market Risk

     We use financial instruments, including fixed and variable rate debt securities, to finance operations. We use forward contracts to hedge foreign currency exposures. Forward contracts are entered into for periods consistent with underlying exposures and do not constitute positions independent of those exposures. We do not enter into contracts for speculative purposes and are not a party to any leverage instruments.

Foreign Currency Exchange Rate Risk

     Our operating results are subject to significant fluctuations based upon changes in the exchange rates of some currencies in relation to the U.S. dollar. Although, we will continue to monitor our exposure to currency fluctuations and, when appropriate, use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not harm our business in the future.

                                    BUSINESS

Overview


     We believe that our company, Formica Corporation, is one of the leading brand names in the decorative surfacing products market. "Decorative surfaces" are products that are used to finish a surface, which may be a wall, a countertop or a floor, and include everything from inexpensive vinyl floor to marble countertops. We produce high-pressure decorative laminates, our primary product, solid surfacing and laminate floorings.

     We believe that our Formica brand name, which is recognized by many consumers without prompting, contributes significantly to the sales of our products. For the year ended December 31, 1998, our net sales and Adjusted EBITDA, were $549.7 million and $50.2 million, respectively. For the four months ended April 30, 1998 and the eight months ended December 31, 1998, we had net losses of $14.6 million and $22.3 million, respectively.


     We market our products:

     o through over 7,500 domestic and international independent distributors and dealers as well as our own sales force

     o to major distributors, manufacturers of finished products, and to architects and designers who specify products for commercial and residential interiors.


     Invented in 1913 in Cincinnati by Herbert Faber and Daniel O'Conor, Formica was originally intended to serve as an electrical insulator. It was created as a replacement for mica which was then used for that purpose; hence the name, "for mica." In 1927, we began lithographing images onto sheets of our product and its decorative potential was discovered. By the 1930s, a resistant melamine layer was added which gave Formica brand laminates their legendary durability and ease of maintenance. World-renowned designers and architects began to recognize the potential uses of decorative laminate and specified it for Modernist and Art Deco interiors. We also have a long-established presence in Europe, having entered the market in 1947. Formica has been manufactured in the United Kingdom and Spain since 1947, and France since 1964. As a result of its long-standing presence in these markets, the Formica brand name has exceptional customer recognition. We installed our first high-pressure laminate press in Taiwan in 1982. With Taiwan as the manufacturing base, geographical expansion into other markets throughout the years has made us one of the largest producers of high-pressure laminate in Asia. We began operating in China with a representative office in 1990, and through a joint venture in 1992, and have owned our own manufacturing and distribution there since 1996.


Competitive Strengths

     We possess a number of competitive strengths, including:


  o  Global Market Position

     We have extensive global manufacturing capabilities and are one of the largest producers of high-pressure laminate on a worldwide basis. We are the largest or the second largest seller of high-pressure laminate in major national markets including the United States, Canada, the United Kingdom, France, Spain, Taiwan and China, where our principal manufacturing facilities are located. The location of our manufacturing facilities and design centers and our worldwide distribution network enable us to respond effectively to our customers' delivery and design needs.

  o  Worldwide Brand Awareness

     We have an extremely high level of unprompted brand awareness and are one of the most specified brands of high-pressure laminate. The Formica brand name, which represents superior design, quality and value, significantly contributes to our ability to attract the business of designers, architects, distributors and direct accounts.

  o  Established, Effective Distribution Channels


     We believe that we have one of the most extensive global distribution capabilities in the industry. We have approximately:

     o    250 sales representatives

     o    1,500 distributor sales representatives in 300 locations

     o    sub-distributors and dealers in another 7,500 locations worldwide.

The efforts of our domestic and international and architectural specification representatives, when combined with the sales force of our distributor network, provides us with sales and marketing coverage in over 100 countries throughout the world.


  o  Acclaimed Design Leadership

     We have a history of technological leadership and innovation in product design. We maintain extensive design facilities and have consistently won design and new product development awards, including the 1996 Kitchen & Bath Product Innovator Award, the 1997 Visual Marketing & Store Design Reader's Choice Poll and the 1997 Green Product Award. In addition, our floor product was awarded the 1997 Dealer's Choice Award--Best Laminate Flooring Introduction and the 1997 Kitchen & Bath Business Product of the Year Award. We design many of our own proprietary decorative papers and own exclusive rights to these designs. The strength of our reputation for innovative design is an important factor in our success in the commercial segment of the market.

  o  Diverse and Stable Customer Base


     We benefit from a diversified sales base:

     o Geographically, we sell our products in over 100 countries and maintain a strong market position in the major markets of North America and Europe and are positioned for continued growth in Asia. In 1998, approximately 63% of our net sales were made in North America, with the balance principally in Europe and Asia.


     o We estimate that our net sales in 1998 were balanced, with 33% for new construction and 67% for remodeling

     o We also estimate that our 1998 sales were also balanced between sales to commercial and residential locations, each of which represented approximately 50% of total net sales in 1997.


We believe that this diversification helps to mitigate the effect of regional economic cycles and the changes in market conditions within the commercial and residential new construction and remodeling markets.

Recent Developments


     In connection with the acquisition, Vincent Langone, our chief executive officer from 1988 to 1994, and David Schneider, our chief financial officer from 1989 to 1994, have returned to assume senior management roles at Formica. During their tenure at Formica, they consistently ran the business at significantly lower selling, general and administrative expense spending levels than those incurred from 1995 to 1997. Since 1994, although our net sales increased from $489.2 million in 1994 to $533.4 million in 1997, our EBITDA declined from $71.4 million to $38.6 million.


     We believe that our declining profitability and cash flows from 1994 through 1997 is largely attributable to the following factors:


   Increased Selling, General and Administrative Expenses Spending

     From 1995 to 1997, we significantly increased spending on selling, general and administrative expenses, particularly with respect to our North America business. In 1994, when we were managed by Messrs. Langone and Schneider, selling, general and administrative expenses, excluding amortization, was $102.6 million, or 21.0% of 1994 net sales. By 1997, selling, general and administrative expenses, excluding amortization, had increased to $168.1 million, or 31.5% of 1997 net sales. Management believes that while a portion of the increase in spending reinforced the Formica brand, a significant component was misdirected and unnecessary, particularly with respect to the North American operations. Management believes that previous management undertook advertising and promotion strategies more suitable for a product purchased directly by consumers than a product purchased by architects, designers, fabricators, manufacturers and builders for use by consumers. For example, we initiated a system of design centers for consumers and established, primarily in kitchen and bath retail establishments, over 1,600 authorized Formica Design Centers. Since 1996, we have spent over $8.0 million on the Design Center program. In addition, in 1997, we spent $14.9 million in connection with the roll-out of our North America flooring business. Management believes that the aggressive promotion of the product was premature and unbalanced given that the business generated only $15.0 million in net sales in 1997.


   Significant Capital Investment


     Beginning in 1995, we implemented a capital spending program intended to reduce our cost of production. From 1995 to 1997, we invested a total of approximately $118.5 million in capital expenditures, an average of approximately $39.5 million per year, which is significantly higher than the average annual spending of approximately $12.4 million incurred from 1985 to 1994. Management believes that the majority of the anticipated return on investment from the investment has not yet been realized due to the timing and implementation of the capital expenditure program, and expects to realize substantial annualized manufacturing savings to be phased in over the next three years. In addition, we will add additional high-pressure laminate manufacturing capacity as a result of these capital investments, allowing us to expand our customer base and serve our existing customers more effectively. See "--Capital Investments."


   Management Decentralization/Turnover

     Our operations in North America, Europe and Asia have been operated as separate and autonomous divisions. Management believes that the lack of integration and communication between our operating units negatively impacted our profitability. Management believes that savings can be achieved by integrating operations between regions and adopting consistent policies, practices and products and by facilitating manufacturing and technology exchange between regions. In addition, from 1995 to 1997, we had four different Chief Executive Officers, three North American Division Presidents and three Directors of Research and Development. The senior management turnover led to a loss of strategic direction and operational difficulties, particularly in North America.

   Elimination of Lower Margin Businesses

     Beginning in 1995, we undertook some steps intended to increase our return on sales percentage. From 1994 to 1997, our gross margins increased from 30.1% to 34.4%. Despite the increase in gross margins achieved during this period, our EBITDA during this period decreased from $71.4 million, excluding a non-recurring gain, in 1994 to $38.6 million in 1997.

     A key aspect of prior management's efforts to increase our gross margins was our decision to focus our marketing efforts on higher margin business, primarily distributors, and to de-emphasize or eliminate sales to lower margin accounts, primarily direct customers, including office furniture makers. Management believes that a number of the de-emphasized and eliminated accounts were profitable and allowed us to spread our fixed costs over more sales. Given our current excess manufacturing capacity, we intend to re-establish a significant amount of sales to those accounts.


   Changed Emphasis on Design


     We have a history of innovation and leadership in product design. We believe that our reputation for innovative design is an important factor in our success in the commercial segment of the market. Beginning in 1995, however, we changed the emphasis of our design program by focusing on consumers, including with the design center program, rather than on those architects, contractors and designers who actually choose the product. Management believes that communication with the architectural and design community is essential to our sales efforts, particularly with respect to new product introductions.


Business Strategy

     We have begun to implement a strategy that we believe will return us to pre-1995 levels of profitability and cash flow. Management expects our operating performance to benefit from the following factors:

     o the return of Vincent Langone and David Schneider, who previously managed us through two successful leveraged buyouts, as senior management,

     o a targeted reduction in selling, general and administrative expenses, which increased significantly since 1994,

     o an expected increase in unit volume shipments as customer service is improved through better management of the inventory and distribution systems,

     o the realization of substantial savings due to the manufacturing efficiencies resulting from the significant capital investments made since 1994 and


     o    a reduction in capital spending to historical pre-1995 levels.


     Specifically, our business strategy includes the following elements:

   Reduce Operating Expenses

     Management has begun to implement a program of reducing operating costs, enhancing operating efficiencies and improving profitability. Management believes that over the last three years, profitability was depressed by unnecessarily high operating expenses, including spending on consumer-targeted advertising and promotion programs that were either ineffective or related to the launch of our flooring product. Management has identified approximately $30.0 million in estimated net annualized operating cost savings that it believes can be realized without affecting our overall sales or brand franchise. The savings relate primarily to specific areas of advertising and promotion spending and other selling and administrative expenses, and also target other operating expenses, including outside consultant expenses and transportation and warehousing costs. Implementation of the cost savings began in early 1998 and, although management does not expect to fully realize the cost savings until 1999, management believes that approximately $22.0 million of the total is reflected in our results of operations for year ended December 31, 1998. See "--Cost Savings."


   Improve Manufacturing Efficiency


     We believe that the $134.8 million investment in new property, plant and equipment over the last three years, along with the approximately $40.0 million of capital expenditures planned over the next two years, provides a foundation for us to realize substantial manufacturing savings to be phased in over the next three years. Key investments include:


     o    an expansion of the Taiwan manufacturing and distribution facilities;

     o    a continuous press line in the facility in Spain; and

     o a high efficiency treater and ready-to-use print technology in the United States facilities.

     We expect that these investments will help to more efficiently meet customer service requirements in these markets. See "--Capital Investments."

   Re-establish Strategic Leadership

     Management believes that increased integration of and communication between our operating units will significantly improve our profitability. From 1995-1997, our North American, European and Asian divisions were operated as separate and autonomous divisions. Management believes that significant cost benefits will be realized from its recent implementation of a centrally coordinated global purchasing program. In addition, management has begun to re-emphasize our design leadership by evaluating our product line on a global basis, addressing product line weaknesses and coordinating new product launches. Management believes that worldwide specifications, product line rationalization and global product launches are all opportunities for improved profits.


   Increase North American High-Pressure Laminate Sales by Improving Customer Service

     Management believes that product quality and service including lead time, availability, fill rates, delivery reliability and consistent quality, are key criteria that customers consider in selecting a high-pressure laminate vendor. Management has begun to re-emphasize our quality and service focus in North America by realigning our inventory stocking strategy to be responsive to regional demand patterns.


   Target Strategic Acquisitions

     Management is pursuing opportunities to make acquisitions that complement or expand our decorative surfaces businesses or that enable us to enter new markets. We intend to focus on surfacing companies whose products can be manufactured using our extensive global manufacturing capabilities or brands whose products may be sold through our distribution channels or that would benefit from the Formica brand name. The expansion opportunities include domestic and international manufacturers of laminates, solid surfacing, flooring, woods, tile, plastics and related surfacing products. We are actively evaluating potential acquisition targets and will make acquisitions that fit our acquisition strategy.


     We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999 to complement our Surell products. The acquisition significantly increases our solid surfacing production capability and has increased our sales of solid surfacing products. The acquisition, which was funded out of available cash, will not have a material effect on our results of operations or financial condition.

Industry Overview


     The decorative overlay market consists of high pressure decorative laminates, wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. While substitution exists across product categories, high-pressure laminate remains one of the primary products used in various horizontal surfacing applications, including kitchen and bathroom countertops, where durability is a critical consideration. High-pressure laminate products are used in a wide range of applications, with other decorative surfacing products competing at the high and low end of the market. At the high end are decorative surfaces such as our Surell solid surfacing product, Fountainhead and Corian solid surfacing, granite, marble, tile and natural wood. Low pressure laminates are a low cost surfacing alternative for applications requiring lower durability.

     We estimate that the worldwide market for high-pressure laminate was approximately $3 billion in 1997, evenly distributed between (1) North America,
(2) Europe and (3) the rest of the world. The end-users of high-pressure laminate products generally fall into two market segments, residential and commercial, each of which has in recent years accounted for approximately 50% of the market. Demand for high-pressure laminate products is driven by both the residential and commercial new construction market and the remodeling/renovation market. The residential market is comprised of independent contractors and manufacturers of countertops, kitchen and bathroom cabinets and furniture. The commercial market includes fabricators, contractors and manufacturers whose primary business is the production of interiors, including store fixtures, furniture and wall paneling, in airports, prisons, hospitals, schools, retail stores, hotels and office buildings.


Products


     Decorative laminates are used in a wide range of surfacing applications where durability, design, construction versatility and ease of maintenance are factors. Our principal products are high pressure decorative laminates, which accounted for 90% of 1998 net sales, solid surfacing material, which is marketed under the Surell and Fountainhead brand names, and laminate flooring products, which we introduced in late 1996 under the Formica brand name. We also manufacture and sell resins and license our Formica brand name and proprietary technology and know-how to third parties.


   High Pressure Decorative Laminates


     High-pressure laminate is principally used in a wide range of commercial and residential surfacing applications where durability, design, construction versatility and ease of maintenance are important factors.
Traditional residential applications include:


     o    kitchen cabinetry,

     o    countertops and bathroom vanities,

     o horizontal and vertical surfaces in living rooms, family rooms and dining rooms.

     The commercial applications include:

     o    work surfaces,

     o    cabinetry,

     o    furniture,

     o    fixtures,

     o    panels,

     o    counter tops and

     o interior walls with end-use applications in offices, computer centers, airports, hospitals, schools, restaurants, hotels, retail stores, ships, buses and railroad cars.


     Our high-pressure laminate products compete with decorative laminates manufactured by other producers, as well as with other surfacing materials, including wood, veneers, marble, tile, plastics and foils. Competition is based principally on breadth of product line, design and appearance, product quality, functionality, marketing, technology, price and service. Over the past twenty years, less-expensive, less-durable low-pressure laminates have replaced high-pressure laminate for various applications. Nevertheless, the more durable high-pressure laminate still dominates the market for various surfaces such as countertops and tables.

     Our high-pressure laminate offerings include both general purpose products and premium products, which generally have higher profit margins.

   General Purpose High-Pressure Laminate


     Our standard U.S. decorative line consists of 96 solid colors, 126 abstract patterns, 32 woodgrain patterns and 114 other patterns. Surface textures can range from very high gloss, smooth surfaces to deeply textured surfaces and surfaces with other special design and performance features. These products are generally sold in sheet form in standard sizes that correspond to press sizes and vary from market to market.


     There is substantial overlap of these colors and patterns among our three principal regions, and we have an active new product harmonization program to conform regional product lines and reduce costs. There will continue to be regional differences in colors and patterns to meet local style differences.

   Premium High-Pressure Laminate Products

     Formica premium decorative laminates products have characteristics which make them particularly suitable for various specialized applications and generate higher profit margins than the standard line products. Premium decorative laminates products include our Decometal line, which incorporates real metal foil on a laminate core giving the solid appearance of a metal plate or sheet, our Ligna line, a multi-laminar veneer made with phenolic- backed real wood and which replicates the grains of exotic woods, our Design Concepts and Formations collections and Colorcore surfacing material, a solid "color-through" laminate, each of which are marketed for special end-use applications such as office furniture, store fixtures, restaurant interiors, airports and custom-built kitchens. Premium high-pressure laminate products also include laminates for uses requiring fire-retardant materials such as shipbuilding and office interiors; textured laminates which are designed to look and feel like leather or slate; and laminates applied to static-free flooring used in computer centers.


   Solid Surfacing Products


     Our solid surfacing products accounted for about 6% of our total sales in 1998. These products, which are similar to E.I. DuPont de Nemour's Corian product and distributed under the Surell and Fountainhead names, are available in a selection of colors and granite-like patterns, which run throughout the entire thickness of the product. The products can be fabricated and shaped for use in a variety of residential and commercial applications, such as vanities with dripless edges and integral backsplashes, or produced in sheet form for work surfaces, countertops and other surface applications. One of the advantages of this product is that if it is scratched or gouged, the damaged exterior can be easily repaired by simply sanding down the surface to provide a new smooth exterior. Solid surfacing products are more expensive than laminates but less expensive than comparable materials such as marble, granite and high-end ceramic tile.


     We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999 to complement our Surell products. See "--Business Strategy--Target Strategic Acquisitions."


   Laminate Flooring

     In late 1996, we introduced the Formica laminate flooring product line in North America to compete in the rapidly-growing market for laminate flooring. The product is produced in a variety of colors and patterns and is sold in both the new construction and renovation markets.


     Formica flooring offers a virtually impermeable surface finish which is resistant to wear, moisture and impact. It is constructed from dual layers of direct pressure laminate sandwiching a high-density moisture-resistant fibreboard. Due to its durable surface, it is ideally suited for flooring in locations such as kitchens, bathrooms and family rooms.

     Formica flooring is currently offered in a variety of colors and patterns, including marble, granite, wood and wood tints. The wood patterns are produced in planks which are fit together in a tongue and groove assembly system. Formica flooring is applied as a "floating" floor and can be fitted over any subfloor with a dry, clean and level surface. The flooring can often be laid directly on to an existing floor covering such as linoleum or vinyl, which provides substantial cost savings to the consumer. Formica flooring is manufactured in a dedicated facility in Seattle, Washington, by Stel Industries, Inc., an independent manufacturer, under a long-term exclusive "take-or-pay" contract with us. See Note 15 to our consolidated financial statements included elsewhere in this prospectus.


   Design Development


     Design is an important factor in the customer selection of decorative high-pressure laminate. New laminate designs are introduced periodically by us and our competitors. We consider ourselves an industry leader worldwide in decorative laminate design. Our design team works to anticipate market trends by observing other areas that serve as leading indicators of design trends. We have consistently won numerous design and product awards worldwide. These awards include: the 1996 Kitchen & Bath Business' Product Innovator Award, the 1997 Visual Merchandising & Store Design Reader's Choice Poll, the 1997 Green Product Award, the 1996 Gold Ink Award and the Graphic Arts Recognition Committee Award of Excellence. Other awards include the Professional Builder's ADQ Award, the Kitchen & Bath Design News' ADQ Award, the 1997 Kitchen and Bath Business' Flooring Product of the Year Award and the 1997 Printing Industries of America Award, among others.


     Our efforts to refine the designs of our products have resulted in such products as the Design Concepts and Formations collections, Deco Metal, Ligna, Colorcore, a solid "color-through" laminate, and the Stripes and Geometrica collections featuring silk-screen printed pinstripes and bands in a variety of colors. During the last several years, we introduced solid opaque laminates, granite-like solid surfacing materials, and a number of other premium products.

Marketing, Distribution and Customers

     We believe our global distribution and dealer network, together with our extensive sales force and the Formica brand name and Anvil F mark, are major marketing strengths and key elements to our success. In addition, we believe that none of our competitors have the brand recognition of the Formica brand name.

     Our products are sold through distributors of wholesale building materials, distributors of products for the cabinet industry and directly to original equipment manufacturers for both residential and commercial uses. In 1998, approximately 60% of our net sales were made through distributors and the remaining 40% were made directly to users of our products.

     Our distribution network includes approximately three hundred independent distributor locations worldwide. Many distributors have sub-distributorship and dealer networks. As a result, our brand products are represented in thousands of locations worldwide. The effort of our domestic and international sales and architectural specifications representatives, when combined with the sales force of our distributor network, provide sales and marketing coverage in over 100 countries throughout the world. Our architectural sales force calls directly on architects, designers and specifiers on a full-time basis. Our sales representatives market our products directly to end-users and work with distributors by monitoring distributors' inventories, calling on customers, architects and designers with the distributor's sales representatives and assisting distributors in the development of advertising and promotional campaigns and materials and the introduction of products.


     Generally, our distributorship sales are made by distributors that exclusively carry our brand of high-pressure laminate. The typical distributor also sells some or all of the following: other surfacing material, adhesives, cabinetry, flooring material, particleboard, cabinet hardware and other related architectural and building materials. We consider our distribution network to be an important vehicle for the introduction of new products we may develop or distribute in the future.

     We estimate that of our net sales for the year ended December 31, 1998, approximately one-half were derived from products used in commercial applications and one-half from products used in residential applications. In addition, we estimate that approximately two-thirds of our net sales in 1998 were derived from products used in remodeling or renovation projects, while approximately one-third of our net sales in 1998 were derived from products used in new construction.


     Sales in the commercial market are heavily influenced by the specifications of architects and designers. In addition to our regular salesforce, a specialized salesforce calls exclusively on architects and designers.

     Our backlog is not significant due to our ability to respond adequately to customer requests for product shipments. Generally, our products are manufactured from raw materials in stock and are delivered to our customers within one to thirty days from receipt of the order, depending on customer delivery specifications.

     We have no significant long-term contracts for the distribution of our products. For the year ended December 31, 1998, no customer or affiliated group of customers accounted for as much as 5% of our consolidated net sales.

Raw Materials

     High pressure decorative laminates are produced from a few basic raw materials which include kraft paper, fine decorative papers and melamine and phenolic resins. The papers are impregnated with resins and placed between stainless steel plates in a multi-opening press and cured under pressure and elevated temperature. The number of paper laminations per sheet of laminate varies with the specific type of product being produced, but all have melamine resin on the surface to create a hard, durable surface. Surface textures can range from very high gloss smooth surfaces to deeply textured surfaces and surfaces with other special design and performance features. In addition to patents, we have proprietary technology and know-how in the design and manufacture of our products.

     Kraft papers are available globally from several major sources and many smaller producers. Fine papers are supplied by many producers in North America, Europe and Asia. Melamine, phenol and formaldehyde, the primary raw materials for resins, are global commodity chemicals available from many suppliers. We currently purchase these raw materials from various suppliers at market prices. We believe that we are one of the largest purchasers of these raw materials on a worldwide basis in the high pressure laminate industry. We may, from time to time, enter into one-year or longer-term contracts with suppliers when advantageous to us. We also acquire chemicals under exclusive arrangements from producers in connection with licensing technology from those producers.


Manufacturing and Locations

     We manufacture and distribute products on a global basis with eleven manufacturing facilities located in the United States, Canada, the United Kingdom, France, Spain, Taiwan and China and a 50% interest in a joint venture manufacturing plant in Germany that produces specialized metallic surfaced laminate products. These multiple manufacturing locations around the world enable us to reduce delivery times, freight costs and duties that we would otherwise encounter.


     In general, each manufacturing facility produces a standard product line for its geographic market and produces one or more specialty products which may be sold in its market or exported to other markets. This allocation of production responsibility is designed to insure prompt delivery to customers of our standard product lines and economies of scale in the production of our premium products. In addition, some of our specialty products have been developed in response to regional design preferences.


     Our manufacturing facilities normally operate either on a five, six or seven day a week schedule. Periodically, we operate on an overtime basis to satisfy customer requirements during periods of peak demand. Generally, each facility is shut down from one to four weeks annually for maintenance, refurbishment and traditional vacation periods. Management believes that our existing manufacturing facilities are satisfactory for our projected requirements, and has no current plans to expand capacity significantly.


     Our North American operations are headquartered in Evendale, Ohio, which is also the site of an high-pressure laminate manufacturing plant. We also manufacture high-pressure laminate in Rocklin, California and St. Jean, Quebec, Canada. Surell solid surfacing is manufactured in Mt. Bethel, Pennsylvania. Fountainhead solid surfacing is manufactured in Odenton, Maryland. High-pressure laminate samples, which are produced in large quantities for marketing purposes, are produced at a facility in Indianapolis, Indiana. Some products, including Ligna and laminate flooring, are manufactured by third parties and sold under our brand name through our distribution system. We have distribution centers in Evendale, Ohio; Rocklin, California; Dallas, Texas; Ft. Lauderdale, Florida; Mt. Bethel, Pennsylvania; Atlanta, Georgia; St. Jean, Quebec, Canada; Vancouver, British Columbia, Canada; San Juan, Puerto Rico; and Mexico City, Mexico.

     Our European headquarters and United Kingdom operations are based in North Shields, United Kingdom, which is also the site of an high-pressure laminate manufacturing plant. The Spanish subsidiary is headquartered at its production facilities in Bilbao, Spain. The French subsidiary is based in Lognes, France, and we have an high-pressure laminate plant in Quillan, France. Distribution centers are located in North Shields, United Kingdom; Bilbao, Spain; Paris, France; Cologne, Germany; Milan, Italy; Rumlang, Switzerland; and Eugendorf, Austria. Our Homapal joint venture, which manufactures metallic laminates, is based in Herzberg Am Harg, Germany. We also manufacture our own steel press plates in La Plaine, France.


     Our operations in Asia are headquartered in Taipei, Taiwan. Our largest plant in Asia is located in Hsinfeng, which is near Taipei. We also have a manufacturing plant in Shanghai, China and a separate marketing joint venture in Shanghai. We have distribution centers in Taiwan, Singapore and Hong Kong and four distribution centers and six sales offices in China.

Manufacturing Process


     The high-pressure laminate manufacturing process involves several major steps: resin manufacturing, treating, collation, pressing, trimming, sanding, packaging and shipping.

     The resins are manufactured to exact formulations and procedures. Samples are taken during resin manufacturing to identify any necessary production modifications and ensure that the resin is being made to the correct specifications.

     The "webs" of untreated kraft paper or decorative paper are threaded into the treaters. The web is then dipped into the liquid resin and floated on air currents through an oven to dry it. As the product emerges from the machines, it either gets cut and stacked automatically or rewound on a core and moved into work-in-process inventory.

     Orders are entered into computers and then given to workers who pull the appropriate goods from the work-in-process inventory and transfer them to the collation line. The barrier, core and overlay sheets are then stacked in the order in which they will be sent to the multi-opening presses. These stacks of unfinished laminate are placed between plates and moved into the press itself. The stainless steel plates can create surface textures ranging from very high gloss, metallic finishes to deeply textured surfaces with special designs.

     Press size varies from 10 to 24 openings. Depending on the thickness of the product, one to 16 sheets of unfinished laminate can be placed between press plates. Once the plates and the unfinished laminate are placed in the press, the press applies 1400 pounds per square inch of pressure and 300o F of heat. This process takes approximately 40 to 80 minutes. The laminates and plates are then removed from the press and the laminates are removed from between the plates. After the sheets are separated, they are sent through the trimming and sanding lines where the edges are removed and the backs are sanded. The laminate is visually inspected at this point and moved into finished goods inventory. The product is specifically packaged and then shipped to a warehouse until it is delivered to the distributor or fabricator.

Cost Savings

     We have begun to implement a cost savings program intended to reduce operating expenses. We devised this program after a detailed review of our financial and operation results from 1995 to 1997, based on our management's expertise in successfully operating the business at significantly lower selling, general and administrative spending levels than were incurred between 1995 and 1997, yet with stronger EBITDA results.

     The majority of the savings relate to reductions in advertising and sales promotion spending as well as other selling and administrative spending. Implementation of the cost savings began early in 1998, but we do not expect the full savings to be realized until 1999.


     We also expect to realize savings and efficiencies from the substantial capital improvements made since 1994 over the next three years, but have not reflected them below. See "Business--Capital Investments."

     The following is management's estimate of:

     o the amount of cost savings reflected in our results of operations for the year ended December 31, 1998 and

     o the annual cost savings expected to be reflected in our results of operations for 1999 and thereafter based on our 1999 budget compared to management's estimate of total spending on each category in 1997, and including cost savings already realized in 1998:



                                                                                                              Estimated
                                                                                                             Annual Cost
                                                                                          Year ended           Savings
                                                                                           December            Compared
                                                                                           31, 1998            to 1997
                                                                                          ----------         -----------
                                                                                                  ($ in millions)
Excess Advertising & Sales Promotion/Other Selling & Administrative Expenses........        $10.5               $18.0


                                      44



                                                                                                              Estimated
                                                                                                             Annual Cost
                                                                                          Year ended           Savings
                                                                                           December            Compared
                                                                                           31, 1998            to 1997
                                                                                          ----------         -----------
                                                                                                  ($ in millions)
Flooring............................................................................          5.5                 6.0
Operating Expenses..................................................................          2.0                 4.0
Staff Reductions....................................................................          3.0                 5.0
Consultants/Legal/Other.............................................................          4.0                 4.0
                                                                                            -----               -----
 Total Estimated Cost Savings.......................................................        $25.0               $37.0
   Additional Standalone Costs......................................................         (3.0)               (7.0)
                                                                                            -----               -----
 Total Estimated Net Cost Savings...................................................        $22.0               $30.0
                                                                                            =====               =====

     The $37.0 million in estimated cost savings is expected to be partly offset by approximately $7.0 million in incremental costs associated with us being independent from BTR.


     While we believe that the advertising and promotional spending that constituted a large part of the increased selling, general and administrative expenses was unnecessary, we cannot assure you that a reduction in advertising and promotional spending will not reduce net sales. See "Risk Factors--You may not be able to rely on forward- looking statements" and "Risk Factors--Our cost cutting strategy may not be successful and may reduce our sales."


   Excess Advertising & Sales Promotion/Other Selling & Administrative Expenses

     We plan to reduce non-flooring advertising and sales promotion spending and other selling and administrative expenses by approximately $18.0 million in North America. A portion of the reduction reflects management's belief that much of our advertising and promotion spending during the 1995 to 1997 period was ineffective. In addition, we completed the launch of the Formica Design Center program in 1997. Management believes that while the program has been effective in establishing a stronger dealer base, the program has generated only nominal incremental sales volumes. Other selling expenses include literature and wallboard placements, sampling and regional sales expenses. Future spending on literature and wallboards will maintain exposure after previously higher spending levels in conjunction with the design center program and significant product introductions. Similarly, sampling will be reduced to support a more targeted product launch strategy, the use of scrap versus virgin material as well as a printed sampling alternative which cuts unit sample costs by 50% from laminate sample chains. Regional sales expenses will also be reduced to levels more in line with ongoing market needs.


     For the year ended December 31, 1998, we have realized $10.5 million in savings from reduced advertising and sales promotion spending and other selling expenses. A total of $18.0 million in those savings is estimated for the fiscal year ended December 31, 1999.


   Flooring


     We completed the launch of the Formica laminate flooring product in 1997, which included over $4.0 million in non-recurring television advertising. Promotional spending for the launch included the one-time cost of placing over 6,500 displays at retailers, including the majority of the higher volume laminate flooring dealers. Although management expects that we will benefit from the significant investment in the displays, future promotional spending will focus on incremental display placement and add-on displays for future flooring product introductions.

     For the year ended December 31, 1998, we estimate that we realized approximately $5.5 million in savings due to the completion of the flooring product launch. A total reduction of approximately $6.0 million in those savings is estimated for the fiscal year ended December 31, 1999.

   Operating Expenses


     We plan to reduce operating expenses, including claims expense and scrap, warehousing and transportation costs, by approximately $4.0 million. For the year ended December 31, 1998, we believe that we have realized $2.0 million of these savings from reduced operating expenses. A total of approximately $4.0 million in those savings is estimated for the fiscal year ended December 31, 1999.


   Staff Reductions


     Management intends to realize net annualized cost savings of approximately $5.0 million as a result of a variety of staff reductions. For the year ended December 31, 1998, we estimate that we have realized $3.0 million of these savings from already implemented staff reductions throughout the organization. A total of approximately $5.0 million in those savings is estimated for the fiscal year ended December 31, 1999. The 1999 staff reductions primarily relate to additional head count reductions in the Asian and European operations.


   Consultants/Legal/Other


     Management has reduced the costs of outside consultants, legal advisors and other services by approximately $4.0 million for the year ended December 31, 1998. Management believes that there was no discernible benefit from much of the consulting services provided to us from 1995 to 1997. In addition, we have hired an in-house general counsel, the cost of which is reflected in our additional standalone costs, and intend to reduce our dependence on outside legal services.


   Additional Standalone Costs


     Additional standalone costs relate to the establishment of corporate functions previously provided by BTR as well as additional insurance, pension and related costs required following our separation from BTR. Our additional standalone costs are estimated at $7.0 million per year, $3.0 million of which is reflected in the financial results for the year ended December 31, 1998. A total of approximately $7.0 million in those costs is estimated for the fiscal year ended December 31, 1999.


Capital Investments

     In the last several years, we have implemented a major capital investment program that management believes will increase capacity, yield substantial manufacturing savings and improve competitiveness. That investment included $134.8 million in capital expenditures from 1996 through 1998, the majority of which was related to specific projects expected to provide manufacturing cost savings or capacity enhancement. With capital expenditures of $45.0 million and $15.0 million in 1999 and 2000 in aggregate, we will have largely completed our major capital spending program.

   Ready-to-Use Print


     We are investing in new technology called ready-to-use print. The ready-to-use print process, also referred to as dry print, eliminates the need to treat the decorative paper with resin. Cost savings result as the total resin content is reduced and the basis weight of the overlay paper is reduced. This new system also improves decorative paper yield as it provides the ability to produce more optimal quantities. Labor savings should also result from eliminating the treating step for the decorative paper and reducing the labor associated with collating.

   Taiwan Plant Expansion

     We have expanded our Taiwan manufacturing plant with the addition of a new large size press which became operational in 1998. This additional capacity will eliminate the need to import substantial quantities of finished laminate from North America and Europe to service the southeast Asia market and will also provide capacity for future growth. In addition, we have built a new finished goods warehouse next to the Taiwan manufacturing plant, thereby eliminating the need for the previous warehouse, which was located 30 miles away from the factory. This has eliminated the double handling of products, cut down lead time, and saved warehouse rental expenses.

   Continuous Press

     We are in the final stages of commissioning a continuous press line in our facility in Spain. The continuous press will

     o    simplify production flow;

     o    improve labor productivity;

     o    reduce press plate costs;

     o    lower in-process scrap; and

     o    permit the production of custom sheet lengths.

   Phenolic Treater


     Prior to the acquisition of our company by Laminates, we purchased a new high efficiency phenolic treater for our Evendale plant, which is expected to be operational in 1999. Expected savings are primarily due to


     o    reduced treating labor;

     o    reduced utilities costs;

     o    improved control/reduced material loss and resin usage; and


     o implementation of "Algenated Release Coating" technology. The introduction of the "Algenated Release Coating" system, which eliminates the need for a wax separator between sheets of high-pressure laminate during pressing, will reduce materials costs, labor costs and yield losses.


   Other

     We expect to realize manufacturing cost savings and/or capacity benefits from the following projects:


     o the introduction of a new, less expensive process to produce high-pressure laminate with a "sparkle" finish;


     o a new boiler house at the North Shields, United Kingdom facility, which was substantially finished in March 1998 and is yielding savings from efficiency, labor and fuel;


     o a modified high-pressure laminate manufacturing process in North America which provides comparable finished goods quality from the usage of a reduced cost resin; and

     o the purchase of our minority partner's interest in the Shanghai, China manufacturing plant and business.

Competition


     Our products compete around the world with high pressure decorative laminates manufactured by other producers, as well as with wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. In recent years, there has been substitution of other products for high-pressure laminate, with increasing substitution of solid surfacing at the high end and increasing substitution, particularly among North American manufacturers of cabinets, inexpensive furniture and store fixtures, of low pressure laminates at the low end. Competition is based principally on breadth of product line, product quality, marketing, technology, price and service. We compete in a number of geographic markets and our success in each of these markets is influenced by those factors. We believe that we are one of the largest producers of high-pressure laminate on a worldwide basis. We also believe that we are the largest or second largest producer of high-pressure laminate in various national markets, including the United States, Canada, the United Kingdom, France, Spain and Taiwan. In many other national markets, we enjoy a smaller but nonetheless significant market position. In the North American high-pressure laminate market, our principal competitor is Wilsonart, a subsidiary of Premark International, and in Europe the principal competitor is Perstorp. In the solid surfacing market, DuPont is the strongest competitor, and Perstorp is dominant in the laminate flooring market. Many of our competitors are owned by larger enterprises and may have greater assets or resources than us.


Research and Development

     Technical support to our business is organized on a worldwide basis. The major part of our research program, which involves the development of new applications for existing products, new products and process improvements, is carried out by the research and development departments located in the United States. Technical groups located at each plant also participate in the overall program and work on smaller projects under the direction of our research director.

International Operations


     Our net sales from international operations to third parties accounted for approximately 49%, 48% and 44% of total net sales of our products for the years ended December 31, 1996, 1997 and 1998, respectively, and international operations contributed $0.0, $14.9 and $12.6 of our operating income for the years ended December 31, 1996, 1997 and 1998, respectively. We have manufacturing subsidiaries located in the United Kingdom, France, Spain, Canada, Taiwan and China and a 50% interest in a German joint venture. Our principal international markets are located in Europe, Asia, Canada and Mexico. Our international operations are subject to foreign currency fluctuations, local laws concerning repatriation of profits and other factors normally associated with multinational operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to our consolidated financial statements included elsewhere in this prospectus for information concerning our business by geographic area and "Risk Factors--Our international operations expose us to additional risks."


Environmental Matters


     Our operations are subject to various foreign and United States environmental laws and regulations. We have conducted environmental assessments, which generally include a physical inspection, but not soil or groundwater analyses, on a limited number of properties. The estimated range of costs and liabilities associated with potential on-site soil and groundwater contamination and compliance with existing and potential environmental laws and regulations, exclusive of costs and liabilities associated with off-site contamination at Superfund sites discussed below, is approximately $1.6 million to $7.1 million in the aggregate over the next several years. In addition, we estimate that we will have additional capital expenditures of approximately $0.8 million relating to air emissions equipment upgrades at our Rocklin, California facility. We cannot assure you, however, that we will be required to incur these estimated costs and liabilities or that the actual costs and liabilities will not be significantly higher. Unforeseen expenditures or liabilities relating to contamination or compliance with environmental laws could have a material adverse effect on our financial condition or results of operation. The acquisition agreement we signed upon the acquisition of Formica in May 1998 provides that we will be indemnified for some limited environmental claims generally relating to soil and groundwater contamination at currently and previously owned and leased sites and at sites to which we sent wastes prior to a specified date. This indemnification, however, is subject to various limitations, including a cap, threshold, survival period, and restrictions on the scope of claims that may be indemnifiable.

     We have been, from time to time, the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, we have been named as a potentially responsible party at several Superfund sites and have reserved approximately $4.0 million for liabilities with respect to two Superfund sites. We believe, based on various factors, including, without limitation, specified indemnification rights that we have with respect to some of the Superfund sites, that the liabilities associated with the Superfund sites should not have a material adverse effect on our financial condition or results of operations. In addition, in September 1998, we received a Citation and Notification of Penalty from the Occupational Safety & Health Administration relating to safety violations at our Evendale, Ohio facility, with total penalties of $275,500 being sought. This penalty has been reduced to $150,000, payable in three installments over six months once the settlement agreement is finalized.

     There can be no assurances that we will not become involved in future proceedings, litigation or investigations, that our Superfund or other environmental liabilities will not be material or that indemnification under these indemnification rights will otherwise be available. See Note 15 to our consolidated financial statements included elsewhere in this prospectus.


Patents, Trademarks and Licenses

     We own patents and possess proprietary information which relates to our products and processes. We believe that the loss of any of our patents would not have a material adverse effect on our business.


     Trademarks are important to our business and licensing activities. We have a vigorous program of trademark enforcement to prevent the unauthorized use of our trademarks, to strengthen the value of our trademarks and to improve our image and customer goodwill. We believe that the Formica trademark and the Anvil F mark are our most significant trademarks. In addition to registration in the United States, those trademarks are registered in over 100 countries. We have granted a perpetual, royalty-free license to the Formica tradename or trademark to CSR Limited in Australia and New Zealand and to laminate producers in India, South Africa and much of South America. The Colorcore and Surell trademarks are registered in the United States and several other countries. Additionally, we have numerous other registered trademarks, trade names and logos, both in the United States and abroad. We believe that our material trademarks are well protected in all of the major markets in which we do business. However, effective trademark protection may not be available in every country in which our products are available.


     Historically, we have had a limited copyright portfolio of patterns and designs, because the designs used in our laminates were typically owned by the decorative paper manufacturer. In more recent years, we have increasingly created our own proprietary designs, some of which are protected by copyright.


     We believe that numerous opportunities exist to license our internationally recognized Formica trademark and the Anvil F mark and our proprietary technology and know-how. We have existing licensing arrangements for our trademarks and, in some cases, our proprietary technology, with manufacturers of adhesives.

Properties


     The location and general description of the principal properties owned or leased by us or by our German joint venture are set forth in the table below:


          Location                                     Principal Function                  Square Feet
          --------                                     ------------------                  -----------

Atlanta, Georgia                    Distribution Center                                    60,000 Leased
Dallas, Texas                       Distribution Center                                    82,000 Leased
Evendale, Ohio                      Manufacturing Plant and United States Operations     1,000,000 Owned
                                       Headquarters
Ft. Lauderdale, Florida             Distribution Center                                    64,000 Leased
Indianapolis, Indiana               Samples Facility                                       54,000 Leased
Mt. Bethel, Pennsylvania            Manufacturing Plant and Distribution Center            150,000 Owned
Rocklin, California                 Manufacturing Plant                                    350,000 Owned
Odenton, Maryland                   Manufacturing Plant                                    360,000 Owned
St. Jean, Quebec, Canada            Manufacturing Plant                                    360,000 Owned
Shanghai, China                     Manufacturing Plant                                    340,000 Owned
North Shields, England              Manufacturing Plant and Subsidiary Headquarters        560,000 Owned
LaPlaine, France                    Manufacturing Plant                                     25,000 Owned
Lognes, France                      Distribution Center and Subsidiary Headquarters        69,000 Leased
Quillan, France                     Manufacturing Plant                                    240,000 Owned
Herzberg Am Harz, Germany           Manufacturing Plant and Joint Venture Headquarters    110,000 Leased
Bilbao, Spain                       Manufacturing Plant and Subsidiary Headquarters        360,000 Owned
Hsinfeng, Taiwan                    Manufacturing Plant                                    150,000 Owned



     We believe that our properties are suitable and adequate for our present needs. We also believe that we have sufficient manufacturing and distribution capacity for our present and foreseeable needs. The Rocklin, California and Evendale, Ohio facilities are subject to liens as security for our obligations under our credit facility. One of the Mt. Bethel, Pennsylvania properties is subject to a lien related to an installment sale arrangement for the facility with a local development authority and the Hsingfeng, Taiwan facility is subject to a lien securing a credit agreement in Taiwan.


     The leases for our leased properties will expire from 1999 through 2003, and the German joint venture has an annual lease that expires each December 31, unless renewed.

Employees

     As of December 31, 1998, we had approximately 3,800 employees. In the United States, approximately 1,000 of our employees are covered by collective bargaining agreements that expire in the years 2000 and 2002. Of the approximately 2,000 employees in our international operations, a majority are represented by a variety of local unions. We consider our employee relations to be satisfactory.

Litigation


     See Note 15 to our consolidated financial statements for discussion of litigation and environmental matters.

                                   MANAGEMENT


     The following table includes information concerning the directors, executive officers and key management of Formica. Each director of Formica also serves as a director of Holdings and Laminates.


               Name                           Age                          Office
               ----                           ---                          ------
Vincent P. Langone..........................   56    Director, Chairman, President and Chief Executive Officer
David T. Schneider..........................   49    Vice President, Chief Financial Officer and Secretary
William Adams...............................   47    President, European Operations
Steve Kuo...................................   43    President, Asian Operations
Thompson Dean...............................   40    Director
Peter T. Grauer.............................   53    Director
David Y. Howe...............................   34    Director
Alexander Donald Mackenzie..................   41    Director

     Vincent P. Langone has been Chairman, President and Chief Executive Officer since May 1998. From 1995 until 1997, Mr. Langone was a principal of Interbuild International, Inc. Mr. Langone was previously named President and Chief Operating Officer of Formica Corporation in 1985 when Formica became independent and privately held through a management-led leveraged buyout in which he was a principal participant and investor. After taking Formica public in 1987, Mr. Langone was appointed Chief Executive Officer in 1988. In 1989, Mr. Langone organized a group of investors led by Dillon, Read & Co. and Formica was again taken private. Under the new structure he assumed the additional role of Chairman. Mr. Langone currently serves as a director of Summit Bank, United Retail Group and Brand Scaffolding Services.

     David T. Schneider has been Vice President, Chief Financial Officer and Secretary since May 1998. From 1995 until 1997, Mr. Schneider was a principal of Interbuild International, Inc. Mr. Schneider previously joined Formica Corporation in 1986 as North American Controller following a management-led leveraged buyout from American Cyanamid Company in 1985. He was appointed Corporate Controller in 1987 and named Vice President and Chief Financial Officer of Formica in 1989.

     William Adams is President of Formica's International operations and General Manager of Formica-U.K. He joined Formica Corporation in 1968. He has held various positions in Formica involving the following functions: research and development, yield improvement, warehousing, distribution, planning and production.

     Steve Kuo is President of Formica's Asian operations. He joined Formica Corporation in March 1985 in sales and marketing and later served as General Manager of North and East China. He was promoted to his present position in December 1997.


     Thompson Dean has been a director of Formica since May 1998. Mr. Dean has been the Managing Partner of DLJ Merchant Banking, Inc., since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturer's Services Limited, Phase Metrics, Inc., Arcade Holding Corporation, DeCrane Aircraft Holdings Inc. and Insilco Holding Co.

     Peter T. Grauer has been a director of Formica since May 1998 and a Managing Director of DLJ Merchant Banking Inc. and its predecessor since September 1992. Mr. Grauer serves as a director of Doane Pet Care Company, Co., Total Renal Care Holdings, Inc., DecisionOne Holdings Corp., Nebco Evans Holding Company, Ameriserve Food Distribution, Inc., Bloomberg, Inc. and Thermadyne Holdings Corporation.


     David Y. Howe has been a director of Formica since May 1998 and a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, Insilco Holding Co., IPC Information Systems, Inc., Pen-Tab Industries, Inc. and several private companies.

     A. Donald Mackenzie has been a director of Formica since May 1998 and a Managing Director of CVC Capital Partners Limited since 1993. Previously, he was a director of Citicorp Venture Capital Ltd. Mr. Mackenzie serves as a director of Hamleys Plc and Hozelock Group Plc.


     In accordance with the terms of the Investors' Agreement among the DLJ Merchant Banking funds, the institutional investors and management shareholders of Laminates, Formica intends to elect two additional directors who are unaffiliated with Formica or any of DLJ Merchant Banking or the institutional investors.


Executive Compensation


                                                                                    Long Term Compensation
                                                                          ----------------------------------------
                                            Annual Compensation                   Awards               Payouts
                                     ----------------------------------   ------------------------    -----------
                                                                          Restricted    Securities
                                                           Other Annual     Stock       Underlying                    All other
                                     Salary      Bonus     Compensation   Award(s)     Options/SARs   LTIP Payouts   Compensation
Name and Principal Position   Year     ($)        ($)          ($)          ($)(3)         (#)            ($)            ($)
---------------------------   ----   --------  ---------   ------------   ----------   ------------   ------------   -------------
Vincent P. Langone            1998   $400,000         --             --           --             --             --       $428,649(1)
 Director, Chairman,
 Director, Chairman,
 Director, Chairman,

David T. Schneider            1998   $200,000         --             --           --             --             --       $134,153(1)
 Vice-President, Chief
 Vice-President, Chief
 Vice-President, Chief

William Adams
President, Europe             1998   $198,020   $198,020             --           --             --             --             --

Steve Kuo
President, Asia               1998   $106,750    $34,747             --           --             --             --             --

Albert F. Young               1998    $91,668   $325,000             --           --             --             --       $199,757(2)
 Former President
---------
(1)  Amounts principally represent payment for transaction fees--see
     "Employment Agreements."

(2)  Amount principally represents severance payments.

(3) Messrs. Langone and Schneider purchased 104,769 and 15,715 shares of restricted stock respectively, at $1.00 per share on April 30, 1998. The purchase price of those shares reflects the fair market value of those shares, as of that date and therefore those shares are not reported as "compensation."



Employee Retirement Plan

     We maintain the Formica Corporation Employee Retirement Plan, a non-contributory defined benefit plan for United States employees. The retirement plan was amended and restated as of January 1, 1996, and amended again in February 1998. Pension benefits are determined based upon a career average pay formula. The annual pension benefit to which a salaried employee is entitled, under the retirement plan, at the normal retirement date, which is age 65 after five years of service, is an amount equal to the sum of:

          (A) (1) 1.5 percent of earnings for each year of service, plus (2)
     1.5 percent of earnings for each partial year of service to date of termination, if termination is effective other than at year end; plus

          (B) the accrued benefit as of June 30, 1992 determined as being the greater of (1) the benefit accrued under the retirement plan then in effect or (2) 1.5 percent of the five year average annual earnings multiplied by years of service as of June 30, 1992.

     The retirement plan formula calculates annual pension amounts on a single life annuity basis.

     The Internal Revenue Code of 1986, as amended, limits the annual amount payable to an individual under a tax qualified pension plan to $130,000, as adjusted for cost of living increases, and places limitations upon amounts payable to some individuals. The Code also limits the amount of annual compensation that may be taken into account by a plan to $160,000, as adjusted for cost of living increases.

     Messrs. Langone and Schneider are the only two named executive officers who participate in our retirement plan. Estimated annual benefits payable upon retirement under the retirement plan to Messrs. Langone and Schneider are $77,900 and $70,500 assuming current Code limitations, no change in present salary and continued retirement at age 65. For each of Messrs. Langone and Schneider, the amount of that benefit attributable to employment with Formica prior to or during 1997 would be $54,500 and $31,700, respectively, and the amount of that benefit attributable to employment with Formica after 1997 would be $23,400 and $38,800. As discussed below, the amount of that benefit attributable to employment with Formica after 1997 will be applied to offset benefits to which Messrs. Langone and Schneider would be entitled under our supplemental retirement plan. Mr. Langone was previously employed by American Cyanamid, Formica's former parent, and, therefore, his benefits would be reduced by any amounts payable under the American Cyanamid retirement plan.

Supplemental Executive Retirement Plan

     The following table shows the estimated annual benefits payable upon retirement to participants in our Supplemental Executive Retirement Plan.

                                    Estimated Annual Retirement Benefits
                                ----------------------------------------------
 Final Average Compensation                   Years of Service
----------------------------    ----------------------------------------------
                                    5          10          15          20
     $200,000                     $75,000    $150,000    $225,000    $300,000
      225,000                      84,375     168,750     253,125     337,500
      250,000                      93,750     187,500     281,250     375,000
      300,000                     112,500     225,000     337,500     450,000
      400,000                     150,000     300,000     450,000     500,000
      450,000                     168,750     337,500     500,000     500,000
      500,000                     187,500     375,000     500,000     500,000
      600,000                     225,000     450,000     500,000     500,000
      700,000                     362,500     500,000     500,000     500,000
      800,000                     300,000     500,000     500,000     500,000
      900,000                     337,500     500,000     500,000     500,000
    1,000,000                     375,000     500,000     500,000     500,000

     The unfunded Supplemental Executive Retirement Plan provides additional annual retirement benefits equal to, for a participant who has completed less than 25 years of service with Formica, the product of

     (1) 7.5% of the highest amount obtained by averaging a participant's total cash compensation paid for the lesser of

               (A)  any 3, or

               (B) all, calendar years of employment with Formica after 1997 multiplied by

     (2)  the participant's years of service with Formica after 1997.

     The supplemental plan provides additional annual retirement benefits equal to, for a participant who has completed at least 25 years of service with Formica, 60% of his average earnings as determined above. The maximum annual retirement benefit payable under the supplemental plan, prior to any offset, shall be $500,000.
No separate accounts are maintained under the supplemental plan.

     The benefit amounts set forth in the table above are subject to reduction for social security benefits, pension benefits payable under our employee retirement plan for which accrual is attributable to employment with Formica after 1997 and the value of benefits under our employee savings plan.

     The benefit amounts set forth in the table above are contingent upon a participant's retirement on or after age 65, or if a participant's combined age and service with Formica total 65, a participant's retirement on or after age
62. Notwithstanding the foregoing, a participant may be eligible for benefits under the plan if the participant retires early on or after age 60 and has completed 5 years of service with Formica. In that case, a participant shall be entitled to receive the retirement benefits calculated as described above reduced by 1/4 of 1% for each month by which the participant's early retirement date precedes his normal retirement date.

     During the year ended December 31, 1998, Messrs. Langone and Schneider were the only two participants in the supplemental plan. Each of Messrs. Langone and Schneider currently is credited with 1 year of service for purposes of benefit accrual under the supplemental plan. Under their employment agreements, upon a termination without cause, for good reason including a change of control of Formica, or upon disability, each of Messrs. Langone and Schneider will be entitled to fully vested benefits under the supplemental plan paid in lump sum, adding two years to their credited years of service for purposes of computing benefits.

Formica Limited 1998 Pension Scheme

     The following table shows the estimated annual benefits payable upon retirement to participants in the Formica Limited 1998 Pension Scheme.

                                    Estimated Annual Retirement Benefits
                                 ---------------------------------------------
 Final Pensionable Earnings                   Years of Service
------------------------------   ---------------------------------------------
                                   15          20          25          30
     $150,000                    $ 37,508    $ 50,010    $ 62,513    $ 75,015
      175,000                      43,759      58,450      72,931      87,518
      200,000                      50,010      66,680      83,350     100,020
      250,000                      62,513      83,350     104,188     125,025
      300,000                      75,015     100,020     125,025     150,030
      400,000                     100,020     133,360     166,700     200,040
      450,000                     112,523     150,300     187,538     225,045
      500,000                     125,025     166,700     208,375     250,050
      600,000                     150,030     200,040     250,050     300,060

     Mr. Adams is the only named executive officer who participates in the U.K. pension plan which is a final salary defined benefit scheme. The amount of the pension to which any participant may be entitled under the scheme is based upon final pensionable earnings, which is a participant's highest annual earnings from the last five years prior to termination. For purposes of determining pension, earnings includes basic pay, shift premium and overtime pay (excluding bonus).

     The U.K. pension plan provides annual retirement benefits equal to the product of the retirement percentage and final pensionable earnings. The retirement percentage equals 1.667% multiplied by years of service up to a maximum of 66.67%.

     Participants may be eligible to elect to receive a portion of their pension in a lump sum upon retirement subject to limitations by the United Kingdom Inland Revenue. Employees are required to contribute to the funding of the pension scheme at a rate of 5% of earnings, less a deduction of (pound)3,328.

     The benefit amounts set forth in the table above are contingent upon a participant's retirement after age 60. If a participant retires before age 60 but no earlier than age 50, the participant shall be eligible to receive the retirements calculated as described above reduced by 5% for every year participant retires earlier than age 60. If a participant retires earlier than age 50, the participant shall not receive benefits under the U.K. scheme.

Employee Retirement Plan of Formica Taiwan Corporation

     Mr. Kuo is the only named executive officer who participates in the retirement plan covering Taiwanese employees. Under the Taiwanese plan, for service following 1984, employees are entitled to lump sum retirement benefits equal to the sum of (1) two months' average pay for each year of service up to fifteen years of service and (2) one month's average pay for each year of service thereafter, up to a total maximum of 45 months, subject to 20% increase if retirement is due to disability caused in performance of duties to Formica. Average pay shall be calculated at retirement in accordance with the Taiwanese Labor Standards law.

     A participant is eligible for those retirement benefits upon voluntary or mandatory retirement. A person is eligible for voluntary retirement if (1) he or she has worked with Formica Taiwan for a period of not less than fifteen years and has reached the age of fifty-five for a male employee or fifty for a female employee or (2) he or she has worked with Formica Taiwan for a period of not less than twenty-five years. Formica Taiwan may require an employee to mandatorily retire if he or she has reached the age of sixty or he or she is mentally or physically disabled and thus incompetent to perform his or her job.


Employment Agreements


     Vincent Langone and David Schneider. Messrs. Langone and Schneider have entered into employment agreements with Laminates on the following terms, effective as of April 30, 1998. The employment agreements have a duration of three years from their effectiveness subject to automatic extensions for one year periods on their second and each subsequent anniversary, absent notice of non-renewal by either party. The employment agreements provide for initial annual base salaries of $600,000 and $300,000, respectively, for Messrs. Langone and Schneider, and, contingent upon Laminate's achievement of EBITDA targets, payment of cash bonuses.


     Mr. Langone was paid a $375,000 transaction fee in connection with the acquisition and will be paid an advisory fee in connection with future acquisitions and/or divestitures during the term of his employment. Mr. Schneider was paid a $125,000 transaction fee in connection with the acquisition.

     Each of Messrs. Langone and Schneider is entitled to participate in any benefit and incentive compensation programs, plans and practices which Laminates makes available generally to its senior executive officers.


     Upon a termination without cause, for good reason or due to non-renewal of the employment agreement, each of Messrs. Langone and Schneider is entitled under the agreements to the following severance benefits:

     (1)  unpaid accrued base salary and vacation and earned bonus;

     (2) two times the sum of executive's then-current annual base salary and bonus, as calculated according to the agreement;

     (3)  36 months continued benefits coverage;

     (4) a fully vested supplemental retirement benefit under the Formica Corporation Supplemental Executive Retirement Plan and

     (5) accelerated vesting with respect to any time-based options and time-vested equity based awards granted to or purchased by executive.


Laminates has agreed that it will "gross-up" executives for any excise taxes to which they are subject as a result of any severance payments being considered "golden parachute" payments by the Internal Revenue Service.


     The employment agreements provide that each of Messrs. Langone and Schneider will, during his term of employment with Formica and for a period of two years following a termination for which he is entitled to severance, be bound by a covenant (1) not to compete in the high-pressure laminates business or other line of business significant to Laminates and any of its subsidiaries as a whole and (2) not to solicit any employees of Laminates or its subsidiaries.

     For purposes of the employment agreements, good reason includes any of these events without the express prior written consent of the executive:

     o the assignment to the executive of duties materially inconsistent with the executive's positions, duties, responsibilities, titles or offices described above or any material reduction of those duties or responsibilities, or other than for cause or due to disability, the removal of the executive from or any failure to elect or reelect the executive to his position;

     o    a reduction in base salary, bonus opportunity or benefits;

     o our failure to obtain the specific assumption of the employment agreement by any successor or assign or any person acquiring substantially all of our assets;

     o our failure to perform in any material respect our stated duties under the employment agreement, which is not remedied within 30 days of notice to us by the the executive;

     o movement of our principal offices to a location more than 35 miles from Newark, New Jersey;

     o our failure to keep in effect the policy of directors' and officers' liability insurance or

     o    a change of control.

     For purposes of the foregoing, change of control means such time as (1) the DLJ Merchant Banking funds, the CVC entities and MMI Products, LLC and their permitted transferees own less than 10% of the outstanding shares of our common stock on a fully diluted basis, (2) the transfer of substantially all of our assets has occurred, (3) we shall have been liquidated or (4) any person, other than an institutional shareholder or permitted transferee, shall own more of our equity securities than the institutional shareholder and its permitted transferee own, in the aggregate, the greatest amount of our equity securities.

     For purposes of the employment agreements, cause means (1) the executive's conviction by a court of competent jurisdiction or entry of a plea of nolo contendere for an act on the executive's part constituting a felony which conviction or plea causes damage to our reputation or financial position or which undermines the executive's authority or (2) a willful and gross breach of a substantial and material obligation of the executive under the employment agreement; provided, that no action shall give rise to cause if undertaken in the good faith belief that the action was in our best interest.

     William Adams. Mr. Adams is party to an employment agreement with Formica Limited, an indirect subsidiary of Formica, dated March 14, 1990, as amended in October 1997. Under his employment agreement, Mr. Adams is paid an annual salary and may participate in applicable incentive compensation schemes. The agreement entitles Mr. Adams to participation in various benefits of Formica Limited, including a group health plan, a pension plan and company sick pay, and subjects Mr. Adams to a confidentiality covenant which survives his termination of employment. Under the terms of his agreement, Mr. Adams is entitled to twelve months notice of termination of employment, for which Formica Limited may substitute payment. Mr. Adams is required to give three months notice of his voluntary termination of employment.

     Steve Kuo. Mr. Kuo is party to a service contract with Cyanamid Taiwan Corporation and Formica Taiwan Corporation, an indirect subsidiary of Formica, dated March 18, 1986. That agreement was executed following the sale of the Formica business by American Cyanamid Corporation in 1985, and provides for the transfer of Mr. Kuo's employment from Cyanamid Taiwan Corporation to Formica Taiwan Corporation. Under the terms of the agreement, Mr. Kuo's employment with Formica Taiwan Corporation is on the same terms as his employment with Cyanamid Taiwan Corporation, with acknowledgment of Mr. Kuo's years of service at Cyanamid Taiwan Corporation for the purpose of calculating Mr. Kuo's retirement payments at Formica Taiwan Corporation.

     Albert F. Young. Mr. Young previously served as President of Formica - North America and terminated employment with Formica on May 4, 1998. Mr. Young was party to a severance agreement with Formica dated September 20, 1997. Under that agreement, in connection with his termination of employment, Mr. Young is receiving severance benefits equal to 18 months base salary and various other benefits. Additionally, Mr. Young was party to an agreement with BTR dated September 29, 1997 under which he was paid a completion bonus of one year base salary upon the closing of the acquisition of Formica by Laminates.

The 1998 Restricted Stock Plan

     On April 30, 1998, the board of directors and shareholders of Laminates approved and adopted the Laminates Management Restricted Stock Program. The plan authorizes purchases by eligible employees of Laminates and its subsidiaries, selected in the discretion of the committee referred to below, of restricted shares of common stock of Laminates. Any shares of restricted stock purchased under the plan are subject to forfeiture upon the participating employee's termination of employment with Laminates or any of its subsidiaries until those shares have vested in accordance with the terms described below. The only employees who have participated in the plan to date are Messrs. Langone and Schneider.

     Administration. The plan is administered by a committee of our board of directors established by the board in a manner which complies with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, to the extent compliance is necessary, or if no committee has been established, by the board.

     Number of Authorized Shares. Shares issuable under the plan may include shares of authorized but unissued or reacquired common stock.

     The number of shares which may be issued under the plan is 157,153, subject to adjustments upon the occurrence of various events and as follows. To date, 120,484 shares have been allocated to and purchased by Messrs. Langone and Schneider, 23,500 shares have been allocated to and purchased by other management employees under the 1999 stock plan, and 13,169 shares are available under the plan for future purchase. Subject to various exceptions, upon the issuance by Laminates of additional equity following the effectiveness of the acquisition, additional shares will be available under the plan equal to from 12.5% to 5.5% of the additional common stock issued, depending upon the amount and timing of the issuance.

     Purchase Price. Unless otherwise determined by the committee, the price at which each share of restricted stock may be purchased under the plan shall be the fair market value of a share of common stock on the date of purchase.

     Vesting. Each restricted share will vest in accordance with the terms of the applicable purchase agreement between Laminates and the participating employee. 60% of the shares currently issued under the plan will be subject to time-based vesting and 40% of the shares issued under the plan are subject to performance-based vesting. The time based shares vest on a five year schedule, 20% on each anniversary of purchase, and the performance based shares vest on a five year schedule provided that EBITDA targets are met. The issued time based shares vest upon termination of a participating employee's employment due to death, disability, without cause or for good reason and upon a change of control of Laminates and the issued performance based shares vest upon a change of control of Laminates occurring within 20 months of the effectiveness of the acquisition, and thereafter only if investment return targets are met.

     Puts and Calls. The restricted stock is subject to repurchase by Laminates upon any termination of employment by the employee and of sale by the employee upon termination of employment other than for cause or by the employee without good reason. The applicable purchase price is set forth in the purchase agreement with respect to the shares.

     Amendment and Termination. The board may amend, alter, suspend, discontinue or terminate the plan or any portion thereof at any time, provided however, that the shareholders of Laminates shall be required to approve any amendment if the approval is necessary to comply with any tax or regulatory requirements.

The 1999 Stock Plan

     On March 18, 1999, the board of directors of Laminates approved and adopted the Laminates 1999 Stock Plan. The plan authorizes purchases by eligible employees of Laminates and its subsidiaries, selected in the discretion of the committee referred to below, of shares of preferred stock, shares of common stock, and restricted shares of common stock of Laminates. Any shares of restricted stock purchased under the plan are subject to forfeiture upon the participating employee's termination of employment with Laminates or any of its subsidiaries until those shares have vested in accordance with the terms described below.

     Administration. The plan is administered by a committee of our board of directors established by the board in a manner which complies with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, to the extent compliance is necessary, or if no committee has been established, by the board.

     Number of Authorized Shares. Shares issuable under the plan may include shares of authorized but unissued or reacquired common stock.

     The number of preferred shares which may be issued under the plan is 15,401 and the number of common shares is 55,004, including 36,669 shares of restricted stock available for future purchase under the 1998 Restricted Stock Plan. To date, 9,870 preferred shares and 35,250 common shares, including 23,500 restricted shares, have been purchased by management employees other than Messrs. Langone and Schneider.

     Purchase Price. Unless otherwise determined by the committee, the price at which each share of preferred and common stock may be purchased under the plan shall be the fair market value of a share of stock on the date of purchase.

     Vesting. Each restricted share will vest in accordance with the terms of the applicable purchase agreement between Laminates and the participating employee. 50% of the shares currently issued under the plan will be subject to time-based vesting and 50% of the shares issued under the plan are subject to performance-based vesting. The time based shares vest on a five year schedule, 20% on each anniversary of purchase, and the performance based shares vest on a five year schedule provided that EBITDA targets are met.

     Puts and Calls. The preferred and common stock is subject to repurchase by Laminates upon any termination of employment by the employee. The applicable purchase price is set forth in the purchase agreement with respect to the shares.

     Amendment and Termination. The board may amend, alter, suspend, discontinue or terminate the plan or any portion thereof at any time, provided however, that the share holders of Laminates shall be required to approve any amendment if the approval is necessary to comply with any tax or regulatory requirements.


Compensation of Directors


     Currently, directors are not paid fees. Formica has not yet determined whether the independent directors to be elected in accordance with our investors' agreement will be paid any fees.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                      MANAGEMENT OF LAMINATES STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of Formica's voting securities as of May 1, 1998 by (1) each person or group known to Formica who beneficially owns more than five percent of voting securities of Formica, (2) each of Formica's directors, (3) each executive officer of Formica and (4) all directors and executive officers of Formica as a group:

               Name of Beneficial Owner                Percentage of Class
               ------------------------                -------------------
Laminates Acquisition Co. (2).......................
   277 Park Avenue
   New York, New York 10072                                100.0%

FM Holdings Corp....................................
   15 Independence Boulevard
   Warren, New Jersey 07059                                100.0%

Thompson Dean.......................................        --
   DLJ Merchant Banking Inc.
   277 Park Avenue
   New York, New York 10072

Peter Grauer........................................        --
   DLJ Merchant Banking Inc.
   277 Park Avenue
   New York, New York 10072

David Y. Howe.......................................        --
   Citicorp Venture Capital, Ltd.
   399 Park Avenue
   New York, New York 10043

Alexander Donald Mackenzie..........................        --
   CVC Capital Partners Limited
   Hudson House
   8-10 Tavistock Street
   London WC2E 7PP

Vincent Langone.....................................        --

David Schneider.....................................        --

Albert F. Young.....................................        --

William Adams.......................................        --

Steve Kuo...........................................        --

All directors and officers as a group (9 persons)...        --
---------
(1) Under the applicable rules of the Securities and Exchange Commission, each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Shares of common stock subject to warrants are deemed outstanding for computing the percentage of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2) Includes securities held by FM Holdings, which is a wholly-owned subsidiary of Laminates.


                            -----------------------


     The following table sets forth information with respect to the beneficial ownership of Laminate's voting securities as of May 1, 1998 by (1) each person or group known to Formica who beneficially owns more than five percent of voting securities of Laminates, (2) each of Formica's directors, (3) each executive officer of Formica and (4) all directors and executive officers of Formica as a group:

                                                                      Percentage
     Name of Beneficial Owner                   Number of Shares(1)   of Class
     ------------------------                   ------------------    ----------
DLJ Merchant Banking funds (2)....................  538,236(3)           45.1%


CVC European Equity Partners, L.P.
   Hudson House
   8-10 Tavistock Street
   London WC2E 7PP................................  240,198(4)           20.6%

CVC European Equity Partners (Jersey) L. P.
   Hudson House
   8-10 Tavistock Street
   London WC2E 7PP................................   28,920(5)            2.5%

MMI Products, L.L.C
   399 Park Avenue
   New York, New York 10043. .....................  269,118(6)           23.0%

Thompson Dean.....................................       --              --

Peter Grauer......................................       --              --

David Y. Howe.....................................       --              --

Alexander Donald Mackenzie........................       --              --

Vincent Langone...................................  140,061(7)           12.2%

David Schneider...................................   27,479(8)            2.4%

Albert F. Young...................................       --               --

William Adams.....................................    3,600(9)           --

Steve Kuo.........................................      525(10)          --

All directors and officers as a group
 (8 persons)(7)(8)(9)(10).........................  171,665              14.6%

---------
(1) Under the applicable rules of the Securities and Exchange Commission, each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Shares of common stock subject to warrants are deemed outstanding for computing the percentage of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2) Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJ Merchant Banking Funding II, Inc.; DLJ First ESC L.P.; UK Investment Plan 1997 Partners, Inc.; DLJ EAB Partners, L.P. and DLJ ESC II L.P. See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each is 277 Park Avenue, New York, New York 10172, except (1) the address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles and (2) the address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(3) Includes 50,000 shares that may be acquired upon exercise of warrants. See "The Acquisition."

(4)  Includes 22,313 shares that may be acquired upon exercise of warrants.

(5)  Includes 2,687 shares that may be acquired upon exercise of warrants.

(6)  Includes 25,000 shares that may be acquired upon exercise of warrants.

(7) Includes 104,769 shares of restricted stock, of which 62,861 are time based shares and 41,908 are performance based shares. See "Management--The 1998 Restricted Stock Plan."

(8) Includes 15,715 shares of restricted stock, of which 9,429 are time based shares and 6,286 are performance based shares. See "Management--The 1998 Restricted Stock Plan."

(9) Includes 2,400 shares of restricted stock, of which 1,200 are time based shares and 1,200 are performance based shares. See "Management--The 1999 Stock Plan."

(10) Includes 350 shares of restricted stock, of which 175 are time based shares and 175 are performance based shares. See "Management --The 1999 Stock Plan."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


     Our shareholders are party to an agreement that determines many important voting and other matters.

     In connection with the acquisition, an Investors' Agreement was entered into at the effective time among Laminates, the DLJ Merchant Banking funds, the other institutional investors and the members of management who own shares of Laminates common stock. The terms of the Investors' Agreement restrict transfers of the shares of Laminates common stock by DLJ Merchant Banking, the institutional investors and the management shareholders, and provide that in various situations a selling shareholder provides Laminates and the other shareholders with a right of first refusal prior to selling any shares. The agreement permits the other shareholders to participate in various sales of shares of Laminates capital stock by the DLJ Merchant Banking funds or institutional investors, permits the DLJ Merchant Banking funds and the institutional investors to require the management shareholders to sell shares of Laminates capital stock in various circumstances should the DLJ Merchant Banking funds and the institutional investors choose to sell any shares owned by them, permits the shareholders to purchase equity securities proposed to be issued by Formica on a preemptive basis, and provides for specified registration rights. Similar provisions are made with respect to Holdings preferred stock that is held by the shareholders. The Investors' Agreement also provides that the DLJ Merchant Banking funds have the right to appoint two of the seven members of the Board of Directors of Laminates, Holdings and Formica, each of CVC, MMI and the management shareholders have the right to appoint one director, and two other directors will be independent directors mutually satisfactory to DLJ Merchant Banking and the institutional investors, and provides that specified actions may not be taken unless approved by each of the DLJ Merchant Banking funds, CVC and MMI. The two independent directors have not yet been selected.

     Fees we have paid to our affiliates

     In the subscription agreement under which shares of Laminates capital stock were sold, Laminates agreed to reimburse the DLJ Merchant Banking funds, the institutional investors and the management shareholders for all costs and expenses incurred by them in connection with their subscription for stock of Laminates. Laminates also agreed to reimburse up to $2.0 million to the DLJ Merchant Banking funds as reimbursement for amounts previously paid by the DLJ Merchant Banking funds to Messrs. Langone and Schneider in connection with consulting services provided to the DLJ Merchant Banking funds with respect to our acquisition by Laminates.

     In connection with the acquisition, Laminates paid advisory fees of $1.0 million to each of Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of the DLJ Merchant Banking funds, and MMI, $2.0 million to CVC and $375,000 to Mr. Langone and $125,000 to Mr. Schneider for services rendered in connection with the acquisition.

     DLJ Capital Funding, an affiliate of DLJ Merchant Banking, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the new credit facility and as a lender thereunder. Laminates Funding, Inc., an affiliate of DLJ Merchant Banking, was a purchaser of a portion of the bridge notes and received customary fees and expenses in connection therewith, which notes are being repaid with the proceeds of the issuance and sale of the notes. Donaldson, Lufkin & Jenrette Securities Corporation, also an affiliate of DLJ Merchant Banking, acted as the initial purchaser of the old notes. The aggregate amount of all fees paid to the various DLJ entities in connection with the acquisition and the offering of the old notes is approximately $8.5 million.

     Expected future transactions with Donaldson, Lufkin & Jenrette Securities Corporation

     Formica and its subsidiaries may from time to time enter into financial advisory or other investment banking relationships with Donaldson, Lufkin & Jenrette Securities Corporation or one of its affiliates whereby Donaldson, Lufkin & Jenrette Securities Corporation or its affiliates will receive customary fees and will be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses. Formica expects that any arrangement will include provisions for the indemnification of Donaldson, Lufkin & Jenrette Securities Corporation against a variety of liabilities, including liabilities under the federal securities laws.

                                THE ACQUISITION

     In this prospectus, we refer to our "acquisition" in May 1998 to include:

     (1) the purchase by Laminates of Holdings, our parent company, the various mergers described below, and the contribution of the foreign affiliates' stock to us and

     (2) the issuance and sale of the bridge notes, the initial borrowings under the new credit facility, net of the repayment made immediately after the effective time of the acquisition, the sale by LMS I, a predecessor of Holdings, of senior preferred stock and warrants and the sale by Laminates of preferred stock and common stock,

     The following table sets forth the estimated cash sources and uses of funds for the acquisition and related fees and expenses:

                                                                                                     (in millions)
                                                                                                     -------------
Sources
Bridge notes...................................................................................          $200.0
New credit facility............................................................................            80.0
Assumed net debt...............................................................................            28.8
LMS I senior preferred stock and warrants......................................................            50.0
Laminates preferred stock......................................................................            86.0
Laminates common stock.........................................................................             1.1
                                                                                                         ------
 Total Sources.................................................................................          $445.9
                                                                                                         ======

Uses
Cash consideration for acquisition, including repayment of affiliate debt......................          $376.6
Assumed net debt...............................................................................            28.8
Excess cash....................................................................................            10.5
Estimated transaction fees and expenses, including estimated fees and expenses
incurred in connection with the offering of the old notes......................................            30.0
                                                                                                         ------

 Total Uses....................................................................................          $445.9
                                                                                                         ======


     Laminates, our indirect parent, was organized by the DLJ Merchant Banking funds, several institutional investors and Messrs. Langone and Schneider in order to acquire our company. For the same purpose, Laminates formed:

     o    LMS I, a Delaware corporation wholly owned by it,

     o    LMS II, wholly owned by LMS I,

     o    LMS III, wholly owned by LMS II,

     o    and Formica Holdco (UK) Limited, wholly owned by LMS III.

     Our investors formed Laminates to act as the holding company for all of our assets, and formed the various other new entities to act as empty shell acquisition vehicles that, other than Holdco (UK), would then be merged into existing Formica entities. The investors wanted to set up a capital structure with debt and equity issued at different levels and, since most of the funding for these debt and equity issuances was to occur immediately prior to the effective time of the acquisition, the investors needed a shell company at each relevant level in order to permit debt and equity issuances at that level. Holdco (UK) was set up in order to permit a debt issuance in the United Kingdom.

     Laminates and BTR entered into an acquisition agreement dated as of March 16, 1998. In accordance with the acquisition agreement, on May 1, 1998 Laminates acquired from BTR, for consideration of approximately $405.4 million, all of the outstanding shares of Holdings and some of our foreign affiliates. The consideration included $376.6 million of cash, which included repayment of all indebtedness due to BTR and its affiliates, and $28.8 million of estimated assumed net debt, net of estimated cash and cash equivalents.

     In order to finance the acquisition:

     o LMS II issued and sold $200.0 million aggregate principal amount of the bridge notes, which were repaid with the proceeds of the old notes.

     o LMS II, together with Holdco UK and Formica Limited, our indirect subsidiary, entered into a new credit facility, which initially provided for term loan borrowings in the aggregate principal amount of $80.0 million and revolving loan borrowings in the aggregate principal amount of $125.0 million. At the effective time, LMS II borrowed $40.0 million of term loans available thereunder and $40.0 million of revolving loans, which were repaid as described below, and Holdco UK borrowed the pounds sterling equivalent of $40.0 million of term loans. In addition, LMS II obtained approximately $30.0 million aggregate amount of letters of credit to provide credit enhancement for assumed indebtedness.

     o The proceeds of LMS II's borrowings under the new credit facility and from its issuance of the bridge notes were loaned by LMS II to LMS I.

     o LMS I raised an additional $50.0 million from the sale of its senior preferred stock and warrants to purchase common stock of Laminates and loaned the proceeds, along with the proceeds of the loan received from LMS II, to Laminates.

     o Laminates used the proceeds of the loan, together with $87.1 million in proceeds from the sale of preferred stock and common stock, to fund the payment of the purchase price of the shares of Holdings and the foreign affiliates.

     Concurrently with the effectiveness of the acquisition:

     o LMS II merged with and into Formica, and we succeeded to all of LMS II's obligations in respect of the bridge notes and the new credit facility,

     o    LMS I merged into Holdings,

     o LMS III merged into Formica International, our wholly owned subsidiary, and

     o Laminates contributed to Holdings, which contributed to us, the shares of stock of the foreign affiliates, which became our subsidiaries.

     As a result of the acquisition, we are a wholly owned subsidiary of Holdings, which in turn is a wholly owned subsidiary of Laminates.

     Immediately after the effective time, Holdco UK converted the proceeds of its borrowing of term loans under the new credit facility into U.S. dollars and used this to purchase the stock of Formica Limited from Formica International. Formica International then dividended the $40.0 million purchase price proceeds to us. We then repaid the $40.0 million of revolving loan borrowings made under the new credit facility at the effective time with the proceeds of the dividend.

     The following chart shows our corporate structure, but omitting most of our subsidiaries, immediately before and immediately after the acquisition:


                               [GRAPHIC OMITTED]

                       DESCRIPTION OF OUR CREDIT FACILITY

     Our credit facility is provided by a syndicate of financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, and DLJ Capital Funding, as syndication agent. The new credit facility includes:

     o    an $85.0 million term loan facility, which provides for

          o a pound sterling-denominated facility in an amount equal to the pound sterling equivalent, determined as of the date the loans under that facility are made, of US$40.0 million,

          o    a $35.0 million U.S. dollar-denominated facility

          o a Canadian dollar-denominated facility in an amount equal to the Canadian dollar equivalent, determined as of the date the loans under that facility are made, of US$10.0 million, and

     o a $120.0 million revolving credit facility, which provides for loans and under which up to $75.0 million in letters of credit may be issued.

The term loan and revolving facilities each mature on May 1, 2004. A substantial portion of the revolving credit facility may be made available to our foreign subsidiaries in local currencies.

     Loans under the new credit facility bear interest, at Formica's option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, an applicable margin. Formica pays commitment fees on the daily average unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The applicable margins and commitment fees are determined based on the ratio of consolidated total debt to consolidated EBITDA of Formica and its subsidiaries, in each case as defined in the new credit facility.

     Formica pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per annum equal (1) in the case of standby letters of credit, the then applicable margin for Euro-Dollar loans and (2) in the case of documentary letters of credit, 1.25%, which shall be shared by all lender participating in the Letter of Credit, and an additional 0.125% per annum fee to issuers of each letter of credit.


     The term loan is subject to the following amortization schedule:

                                            Term Loan
            Year                         Amortization (%)
           -----                         ----------------
             1                                 0.0
             2                                 2.5
             3                                10.0
             4                                20.0
             5                                25.0
             6                                42.5

     The new credit facility is subject to mandatory prepayment:


     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, Formica, subject to various exceptions, including an exception for reinvestment in the business of Formica and its subsidiaries,

     o with 50% of the net cash proceeds received from the issuance of equity securities of Formica to the extent that the leverage ratio exceeds 3.5:1,

     o with the net cash proceeds received from issuances of debt securities by Formica or any of its restricted subsidiaries, as defined in the new credit facility, subject to various exceptions and

     o with 50% of excess cash flow, as defined in the new credit facility, for each fiscal year to the extent that the leverage ratio exceeds 3.5:1.


     All mandatory prepayment amounts shall be applied first to the prepayment of the term loan facility and thereafter to the prepayment of the revolving credit facility.


     Laminates, Holdings, and all existing or future domestic subsidiaries of Formica are or will be guarantors of the new credit facility. Formica's obligations under the new credit facility will be secured by

     o all existing and after-acquired personal property of Formica and the subsidiary guarantors, including a pledge of all of the stock of all existing or future domestic subsidiaries of Formica and a pledge of no more than 65% of the voting stock of any foreign subsidiary,

     o first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of Formica and the subsidiary guarantors, subject to customary permitted liens specified in the new credit facility,


     o a pledge by Holdings of the stock of Formica and a pledge by Laminates of the stock of Holdings, and

     o    a negative pledge on all assets of Formica and its subsidiaries.


     The new credit facility contains customary covenants and restrictions on Formica's ability to engage in various activities, including, but not limited to:

     o limitations on engaging in businesses outside the building products industry

     o    limitations in indebtedness

     o    limitations on liens

     o    limitations on investments

     o limitations on dividends, stock redemptions and prepayments of subordinated indebtedness

     o    limitations on capital expenditures

     o limitations on modifications of subordinated debt instruments and other material documents

     o    restrictions on our ability to enter into agreements prohibiting

          o    the creation of liens on our assets

          o    our subsidiaries' ability to make payments to us

     o    restrictions on mergers and acquisitions, sales of assets and leases

     o    limitations on sales of stock in our restricted subsidiaries

     o    limitations on sale and leaseback transactions

     The new credit facility also contains financial covenants requiring Formica to maintain:

     o    a minimum EBITDA

     o    a minimum ratio of EBITDA to cash interest expense

     o a minimum ratio of EBITDA to fixed charges, including capital expenditures, cash interest expense, scheduled debt amortization, cash taxes and restricted payments

     o    a maximum leverage ratio.

     The covenants described above are subject to significant limitations and exceptions. In addition, many of the terms used in the covenants have specific definitions in the credit facility which also include significant limitations and exceptions. We have filed a copy of the credit facility with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You should read the entire credit facility for information that may be important to you.

     Borrowings under the new credit facility are subject to significant conditions, including the absence of any material adverse change. See "Risk Factors--We have substantial debt, which could limit our cash available for other uses."




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



                              DESCRIPTION OF NOTES


     The old notes were issued, and the new notes will be issued, under an indenture dated as of February 22, 1999 between Formica and Summit Bank as trustee. The following summary highlights material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of many terms used below. The indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. In this description of notes, "Formica" refers only to Formica Corporation and not any of its subsidiaries.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except for the transfer restrictions and registration rights relating to the old notes. If we do not complete the exchange offer by
          , 1999, holders of old notes that have complied with their obligations under the registration rights agreement will be entitled, subject to various exceptions, to liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of notes until , 1999 and increasing every 90 days thereafter up to a maximum amount equal to $0.25 per week per $1,000 principal amount of notes until the registration statement is declared effective. The new notes and the old notes are treated as a single class for all purposes under the indenture.

     Many of the restrictive covenants described below apply only to Formica and its "Restricted" Subsidiaries. As described below in the definition of "Unrestricted Subsidiary," we may designate any of our subsidiaries as unrestricted, and therefore not subject to the restrictive covenants, so long as we satisfy the conditions described in that definition. As of the date of the indenture, all of our subsidiaries are Restricted Subsidiaries.

Principal, Maturity and Interest

     The notes:

     o    are our general obligations

     o    are subordinated to all our Senior Indebtedness

     o    are not guaranteed by any of our subsidiaries

      o   are initially limited in aggregate principal amount to $215.0 million

      o   mature on March 1, 2009

      o   bear interest at a rate of 10 7/8% per year

      o are issued in denominations of $1,000 and in higher integral multiples of $1000.

     We will pay interest on the notes in arrears every March 1 and September 1, beginning September 1, 1999, to holders of record on the immediately preceding February 15 and August 15. Interest on the new notes will accrue from the most recent date on which we paid interest on the old notes or the new notes or, if no interest has been paid, from the date when we originally issued the old notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will make all payments of principal, premium, interest and liquidated damages on the notes:

     o at our office or agency that we have for that purpose within the City and State of New York




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




     o or, at our option, we can pay interest and liquidated damages by check that we may mail to you at your address listed in the register of note holders

     o but, for global notes, all payments will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor.

Until we choose another office or agency, the office of the trustee in New York will be our office for that purpose.

     So long as we satisfy the covenants, we can issue additional notes in an unlimited amount

     So long as the issuance of notes does not violate any of the covenants described below, we may issue additional notes, without limit, under the indenture having the same terms in all respects as the notes, or in all respects except for the payment of interest on the notes

     (1)  scheduled and paid prior to the date of issuance of those notes; or

     (2) payable on the first Interest Payment Date following the date of issuance.

The notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture.


Subordination


     The notes rank junior to all of our Senior Indebtedness. Under the circumstances described below, you will not be entitled to receive any payments on your notes until Senior Indebtedness of Formica has been paid in full in cash. As a result, you may recover less of the amounts that we owe to you than creditors who are holders of Senior Indebtedness.

     Subordination in bankruptcy, insolvency or other similar circumstances

     Upon

     o    any distribution to creditors of Formica in a:

          o    liquidation or dissolution of Formica

          o bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Formica or its property

     o    an assignment for the benefit of creditors

     o    any marshalling of Formica's assets and liabilities

(1) holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and

(2) until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness.




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




     However, you may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance".

     Subordination upon default of Designated Senior Indebtedness

     Formica also may not make any payment upon or in respect of the Subordinated Note Obligations except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" if:


          (1) a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or


          (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which that default relates to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from Formica or the holders of any Designated Senior Indebtedness.

Payments on the notes may and shall be resumed:

     (A) in the case of a payment default, upon the date on which that default is cured or waived; and

     (B)  in case of a nonpayment default, the earlier of:

          the date on which that nonpayment default is cured or waived or


          179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.


o No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

o No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured for a period of not less than 90 days.

     We must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

Optional Redemption

     Except as provided below, we may not redeem the notes prior to March 1, 2004. Thereafter, we may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and liquidated damages to the redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:


Year                                                              Percentage
----                                                              ----------
2004.............................................................  105.438%
2005.............................................................  103.625%
2006.............................................................  101.813%
2007 and thereafter..............................................  100.000%



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     In addition, on or before March 1, 2002, we may redeem up to 35% of the aggregate principal amount of notes ever issued under the indenture in cash at a redemption price of 110.875% of their principal amount, plus accrued and unpaid interest and liquidated damages to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that

     o at least 65% of the aggregate principal amount of notes ever issued under the indenture remains outstanding immediately after the occurrence of any redemption under this provision and

     o the redemption shall occur within 90 days of the date of the closing of any Public Equity Offering.

Selection of notes when only a portion of the notes are being redeemed

     If we are redeeming less than all of the notes at any time, the trustee will select the notes for redemption

     o if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange

     o    if the notes are not so listed

          o    on a pro rata basis

          o    by lot or

          o by any other method as the trustee shall deem fair and appropriate provided that no notes of $1,000 or less shall be redeemed in part. If we intend to redeem any note in part, the notice of redemption that we send to you will state the portion of the principal amount to be redeemed, and we will issue to you a new note in principal amount equal to the unredeemed portion when we cancel the original note.

We will send registered holders a notice of any redemption

     We will mail notice of any redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     Once we have called a note for redemption, it becomes due on the redemption date. On and after the redemption date, interest will no longer accrue on notes or portions of them called for redemption.


Mandatory Redemption


     We are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.


Repurchase at the Option of Holders

     Change of Control


     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Formica to repurchase all or any part equal to $1,000 or an integral multiple thereof of each holder's notes under the offer described below (the "Change of Control Offer"). The Change of Control Offer will be made at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages to the date of repurchase (the "Change of Control Payment").




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




     Within 60 days following any Change of Control, Formica will, or will cause the trustee to, mail a notice to each holder

     o describing the transaction or transactions that constitute the Change of Control

     o offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), under the procedures required by the indenture and described in that notice.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to that Change of Control Offer, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations described in the indenture by virtue thereof.


     On the Change of Control Payment Date, Formica will, to the extent lawful:


          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Formica.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a New note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant.


     Formica will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Our credit facility prohibits us from purchasing any notes and also provides that specified change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to Formica would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If we do not obtain such a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under our credit facility. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Formica and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     Asset Sales

     Formica will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Formica or that Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) Formica delivers a resolution of its board of directors and an Officers' Certificate to the trustee stating that the consideration received was at least equal to fair market value; and

          (3) at least 75% of the consideration therefor received by Formica or that Restricted Subsidiary is in the form of:


               (a) cash or Cash Equivalents; or


               (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Formica or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     In determining whether the consideration received is in the form of cash or Cash Equivalents, the following will be considered cash:

          o the amount of any liabilities, as shown on Formica's or that Restricted Subsidiary's most recent balance sheet, of Formica or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets under a customary novation agreement that releases Formica or such Restricted Subsidiary from further liability

          o any securities, notes or other obligations received by Formica or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Formica or that Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received

          o any Designated Noncash Consideration received by Formica or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received under this clause that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value

     In addition, the 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received, including any amounts deemed cash as stated



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




above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Formica or any such Restricted Subsidiary shall apply the Net Proceeds, at its option, or to the extent Formica is required to apply the Net Proceeds according to the terms of the New Credit Facility, to either:

          (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Formica or any Indebtedness of any Restricted Subsidiary. However, if Formica's repays or purchases Pari Passu Indebtedness of Formica, it must

               (a) if the notes are then redeemable, equally and ratably reduce Indebtedness under the notes or

               (b) if the notes may not then be redeemed, Formica shall make an offer in accordance with the procedures set forth below for an Asset Sale Offer to all holders of notes to purchase the notes that would otherwise be redeemed; or


          (2) an


     o    investment in property

     o    the making of a capital expenditure

     o the acquisition of assets that are used or useful in a Permitted Business or

     o the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

               (a) as a result of the acquisition by Formica or any Restricted Subsidiary of that Capital Stock, the Person becomes a Restricted Subsidiary; or

               (b) the Investment in the Capital Stock is permitted by clause
          (f) of the definition of Permitted Investments.

Pending the final application of any such Net Proceeds, Formica may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $15.0 million, Formica will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The Asset Sale Offer will be made at an offer price in cash in an amount equal to 100% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Formica may use the Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "--Selection of notes when only a portion of the notes are to be redeemed." Upon completion of the offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Formica will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes under an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to that Asset Sale Offer, Formica will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.


Certain Covenants

     Restricted Payments


     Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Formica's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Formica or dividends or distributions payable to Formica or any Wholly Owned Restricted Subsidiary of Formica;

          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Formica, any of its Restricted Subsidiaries or any other Affiliate of Formica, other than any such Equity Interests owned by Formica or any Restricted Subsidiary of Formica;

          (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Formica that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness but not under any mandatory offer to repurchase upon the occurrence of any event; or


          (4) make any Restricted Investment


We refer to all payments and other actions described in clauses (1) through
(4) above as "Restricted Payments"

However, we may make a Restricted Payment if, at the time of and after giving effect to that Restricted Payment:


          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and


          (b) Formica would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) that Restricted Payment, together with

          o the aggregate amount of all other Restricted Payments made by Formica and its Restricted Subsidiaries after the date of the indenture but

          o excluding Restricted Payments permitted by the following clauses of the next paragraph:

                    o (1) to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments under this clause (c)




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




                    o    (2) through (9)

                    o    (11)

                    o    (12)

                    o    (14)

                    o    (16)

                    o    (17)

                    o    (19)


          is less than the sum, without duplication, of:


               (A) 50% of the Consolidated Net Income of Formica for the period, taken as one accounting period, commencing April 1, 1999 to the end of Formica's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment or if Consolidated Net Income for that period is a deficit, less 100% of that deficit plus


               (B) 100% of the Qualified Proceeds received by Formica on or after the date of the indenture from contributions to Formica's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Formica or of Disqualified Stock or convertible debt securities of Formica to the extent that they have been converted into such Equity Interests other than:

          o Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Formica

          o Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock plus


               (C) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries other than Permitted Investments resulting from:

                    (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets, valued at the fair market value thereof, to Formica or any Restricted Subsidiary from those Persons;

                    (y) Qualified Proceeds received upon the sale or
               liquidation of that Investment; and

                    (z) the redesignation of Unrestricted Subsidiaries
               (excluding any increase in the amount available for Restricted Payments under clause (10) or (15) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Formica's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation); plus




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



               (D) cash payments received by Formica on the Intercompany Note.

     The foregoing provisions will not prohibit:


          (1) the payment of any dividend within 60 days after the date of declaration thereof, if on that date of declaration, that payment would have complied with the provisions of the indenture;

          (2) (a) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Formica in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Formica, of other Equity Interests of Formica other than any Disqualified Stock, provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;


          (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Formica with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;


          (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Formica, Laminates or Holdings held by any member of Laminates', Holdings', Formica's or any of its Restricted Subsidiaries')management under any management equity subscription agreement or stock option agreement and any dividend to Laminates or Holdings to fund any repurchase, redemption, acquisition or retirement, provided that:

               (a) the aggregate price paid for all those repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                    (x) $7.5 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to the following clause (y), of $15.0 million in any calendar year; plus

                    (y) the aggregate cash proceeds received by Formica during that calendar year from any reissuance of Equity Interests by Formica, Laminates or Holdings to members of management of Formica and its Restricted Subsidiaries; and

               (b) no Default or Event of Default shall have occurred and be continuing immediately after that transaction;

          (5) payments and transactions in connection with the Acquisition, including any purchase price adjustment, the Acquisition Financing, the offering, the New Credit Facility, including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;


          (6) the payment of dividends or the making of loans or advances by Formica to Holdings not to exceed $5.0 million in any fiscal year for costs and expenses incurred by Holdings or Laminates in its capacity as a holding company or for services rendered by Holdings or Laminates on behalf of Formica;


          (7) payments or distributions to Holdings or Laminates under any Tax Sharing Agreement;

          (8) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:




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




               (a) that dividend is paid pro rata to all holders of that class of common stock; and

               (b) at least 51% of that class of common stock is held by Formica or one or more of its Restricted Subsidiaries;


          (9) the repurchase of any class of common stock of a Restricted Subsidiary if


               (a) that repurchase is made pro rata with respect to that class of common stock and

               (b) at least 51% of that class of common stock is held by Formica or one or more of its Restricted Subsidiaries;

          (10) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made under this clause (10) since the date of the indenture, does not exceed $25.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made under this clause (10), either as a result of


               (a)  the repayment or disposition thereof for cash or


               (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued, proportionate to Formica's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation, with any subsequent reduction under clause (a) or (b) not to exceed the amount of that Restricted Investment previously made under this clause
     (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

          (11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Formica or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

          (12) repurchases of Equity Interests deemed to occur upon exercise of stock options if that Equity Interests represent a portion of the exercise price of those options;

          (13) the payment of dividends or distributions on Formica's common stock, following the first public offering of Formica's common stock or Holdings' or Laminates' common stock after the date of the indenture, of up to 6.0% per annum of (a) the net proceeds received by Formica from that public offering of its common stock or (b) the net proceeds received by Formica from that public offering of Holdings' or Laminates' common stock as common equity or preferred equity, other than Disqualified Stock) other than, in each case, with respect to public offerings with respect to Formica's common stock or Holdings' or Laminates' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

          (14) the cancellation or forgiveness, in whole or in part, or any amendment to or refinancing of the Intercompany Note;

          (15) any other Restricted Payment which, together with all other Restricted Payments made under this clause (15) since the date of the indenture, does not exceed $25.0 million, in each case, after giving effect to




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




     all subsequent reductions in the amount of any Restricted Investment made under this clause (15) either as a result of


          (a)  the repayment or disposition thereof for cash or


          (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued, proportionate to Formica's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation with any subsequent reduction under clause (a) or (b) not to exceed the amount of that Restricted Investment previously made under this clause
     (15); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

          (16) the pledge by Formica of the Capital Stock of an Unrestricted Subsidiary of Formica to secure Non-Recourse Debt of that Unrestricted Subsidiary;

          (17) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of

               (a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof and

               (b) any accrued dividends thereon the payment of which would be permitted under clause (11) above;

          (18) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Formica on or after the date of the indenture from contributions to Formica's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Formica or of Disqualified Stock or convertible debt securities to the extent they have been converted into those Equity Interests other than:

               -- Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Formica and

               -- Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock in an amount, measured at the time that Investment is made and without giving effect to subsequent changes in value, that does not exceed the amount of those Qualified Proceeds; and


          (19) distributions or payments of Receivables Fees.


     The board of directors of Formica may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Formica and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of:

          (a) the net book value of those Investments at the time of that designation; and





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




          (b) the fair market value of those Investments at the time of that designation. That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


     The amount of:


          (a) all non-cash Restricted Payments shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Formica or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; and

          (b) non-cash Qualified Proceeds shall be the fair market value on the date of receipt thereof by Formica of those Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Formica whose resolution with respect thereto shall be delivered to the trustee.

     Not later than the date of making any Restricted Payment, Formica shall deliver to the trustee an Officers' Certificate stating that that Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.


     Incurrence of Indebtedness and Issuance of Preferred Stock


     o Formica will not, and will not permit any of its Restricted Subsidiaries to incur any Indebtedness, including Acquired Indebtedness

     o Formica will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock

     o Formica will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock

However, Formica or any Restricted Subsidiary may

     o    incur Indebtedness, including Acquired Indebtedness or

     o    issue shares of Disqualified Stock

if the Fixed Charge Coverage Ratio for Formica's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.


     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):


          (a) the incurrence by Formica and its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Formica and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (a) that remains outstanding under the New Credit Facility and the Foreign Credit Facilities after giving effect to those incurrence does not exceed an amount equal to $280.0 million;





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



          (b) the incurrence by Formica and its Restricted Subsidiaries of Existing Indebtedness;


          (c) the incurrence by Formica of Indebtedness represented by the notes and the indenture;

          (d) the incurrence by Formica and its Restricted Subsidiaries of Indebtedness denominated in Spanish pesetas, or a European common currency as a result of the implementation of European Monetary Union and the cessation of use of Spanish pesetas as the lawful currency of the Republic of Spain, in an aggregate principal amount or accreted value, as applicable not to exceed $10.0 million outstanding after giving effect to that incurrence;


          (e) the incurrence by Formica or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of


               --   property, plant or equipment or

               -- Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired used in the business of Formica or that Restricted Subsidiary, in an aggregate principal amount or accreted value, as applicable, not to exceed $30.0 million outstanding after giving effect to those incurrence;

          (f) Indebtedness arising from agreements of Formica or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of that business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that

               (A) those Indebtedness is not reflected on the balance sheet of Formica or any Restricted Subsidiary and

               (B) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds actually received by Formica and/or that Restricted Subsidiary in connection with those disposition;

     For purposes of clause (A), contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on those balance sheet. For purposes of clause (B), the fair market value of non-cash proceeds will be measured at the time received and without giving effect to any subsequent changes in value.

          (g) the incurrence by Formica or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred;


          (h) the incurrence by Formica or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Formica and/or any of its Restricted Subsidiaries; provided that


               (1) if Formica is the obligor on those Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and



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




               (2) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Formica or a Restricted Subsidiary thereof and


                    (B) any sale or other transfer of any such Indebtedness to a Person that is not either Formica or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Formica or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);


          (i) the incurrence by Formica or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging


               (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding and

               (B) exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than U.S. dollars,

     provided that the agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;


          (j) the guarantee by Formica or any of its Restricted Subsidiaries of Indebtedness of Formica or a Restricted Subsidiary of Formica that was permitted to be incurred by another provision of this covenant;


          (k) the incurrence by Formica or any of its Restricted Subsidiaries of Indebtedness in connection with an acquisition in an aggregate principal amount or accreted value, as applicable, not to exceed $50.0 million outstanding after giving effect to that incurrence;


          (l) obligations in respect of performance and surety bonds and completion guarantees provided by Formica or any Restricted Subsidiary in the ordinary course of business; and


          (m) the incurrence by Formica or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount or accreted value, as applicable, outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under this clause (m), not to exceed $40.0 million.

For purposes of determining compliance with this covenant:

o in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above or is entitled to be incurred under the first paragraph of this covenant, Formica shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred under only one of those clauses or under the first paragraph hereof.

o Formica may, at any time, change the classification of an item of Indebtedness or any portion thereof to any other clause or to the first paragraph hereof provided that Formica would be permitted to incur that item of Indebtedness or that portion thereof under such other clause or the first paragraph hereof, as the case may be, at that time of reclassification.

o Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     All Indebtedness under the New Credit Facility and the Foreign Credit Facilities outstanding on the date on which notes were first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Formica will be permitted to incur significant additional secured indebtedness under clause (a) of the definition of "Permitted Indebtedness." See "Risk Factors."


     Liens


     Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Formica on:

     o any asset or property now owned or hereafter acquired by Formica or any of its Restricted Subsidiaries, or

     o    any income or profits therefrom or

     o    assign or convey any right to receive income therefrom,

unless the notes are equally and ratably secured with the obligations so secured until that time as those obligations are no longer secured by a Lien.

     In any case involving a Lien securing subordinated Indebtedness of Formica, that Lien must be subordinated to the Lien securing the notes to the same extent that the subordinated Indebtedness is subordinated to the notes.


     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries


     Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to


          (a)(1) pay dividends or make any other distributions to Formica or any of its Restricted Subsidiaries

                 (A)  on its Capital Stock or

                 (B) with respect to any other interest or participation in, or measured by, its profits, or

             (2) pay any Indebtedness owed to Formica or any of its Restricted
                 Subsidiaries,

          (b) make loans or advances to Formica or any of its Restricted Subsidiaries or

          (c) transfer any of its properties or assets to Formica or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:


          (a) Existing Indebtedness as in effect on the date of the indenture;

          (b) the New Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

          (c) the indenture and the notes;


          (d) applicable law and any applicable rule, regulation or order;


          (e) any agreement or instrument of a Person acquired by Formica or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent created in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;


          (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired;


          (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

          (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Formica's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

          (j) secured Indebtedness otherwise permitted to be incurred under the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;


          (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;


          (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date under the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";


          (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and


          (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Formica, are necessary or advisable to effect that Receivables Facility.




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



     Merger, Consolidation, or Sale of Assets


     Formica may not

     o consolidate or merge with or into another Person, whether or not Formica is the surviving corporation, or

     o sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

          (a)  Formica is the surviving corporation or


               the Person formed by or surviving any such consolidation or merger, if other than Formica, or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the Person formed by or surviving any such consolidation or merger, if other than Formica, or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Formica under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (c) immediately after that transaction no Default or Event of Default exists; and

          (d) Formica or the Person formed by or surviving any such consolidation or merger, if other than Formica, or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

          (1) will, at the time of that transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

          (2) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after that transaction, after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of Formica and its Restricted Subsidiaries immediately prior to that transaction.


          The foregoing clause (d) will not prohibit


     o a merger between Formica and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of Formica

     o    a merger between Formica and a Wholly Owned Restricted Subsidiary

     o a merger between Formica and an Affiliate incorporated solely for the purpose of reincorporating Formica in another State of the United States so long as, in each case, the amount of Indebtedness of Formica and its Restricted Subsidiaries is not increased thereby.

     Formica will not lease all or substantially all of its assets to any Person.


     Transactions with Affiliates


     Formica will not, and will not permit any of its Restricted Subsidiaries to

     o    make any payment to, or

     o sell, lease, transfer or otherwise dispose of any of its properties or assets to, or

     o    or purchase any property or assets from, or

     o enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of,


any Affiliate of Formica (each of the foregoing, an "Affiliate Transaction"), unless:


          (a) that Affiliate Transaction is on terms that are no less favorable to Formica or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Formica or that Restricted Subsidiary with an unrelated Person; and

          (b) Formica delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either

          (1) a resolution of the board of directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (a) above and that that Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or

          (2) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.


     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:


          (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Formica or any of its Restricted Subsidiaries in the ordinary course of business, including ordinary course loans to employees not to exceed (1) $5.0 million outstanding in the aggregate at any time and (2) $2.0 million to any one employee) and consistent with the past practice of Formica or that Restricted Subsidiary;


          (b) transactions between or among Formica and/or its Restricted Subsidiaries;

          (c) payments of customary fees by Formica or any of its Restricted Subsidiaries to DLJ Merchant Banking and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;


          (d) any agreement as in effect on the date of the indenture or any amendment thereto, so long as that amendment is not disadvantageous to the holders of the notes in any material respect, or any transaction contemplated thereby;


          (e) payments and transactions in connection with


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




               o    the Acquisition and the Acquisition Financing

               o the New Credit Facility, including commitment, syndication and arrangement fees payable thereunder, and

               o the offering, including underwriting discounts and commissions in connection therewith,

               o and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

          (f) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments;


          (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and


          (h) transactions under the Intercompany Note, and any amendment or refinancing thereof.


     Sale and Leaseback Transactions


     Formica will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Formica or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (a) Formica or that Restricted Subsidiary, as the case may be, could have

          (1) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and

          (2) incurred a Lien to secure that Indebtedness under the covenant described under the caption "--Liens";

          (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (c) the transfer of assets in that sale and leaseback transaction is permitted by, and Formica applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."


     No Senior Subordinated Indebtedness


     Formica will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

     Reports

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Formica will furnish to the holders of notes:




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




          (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Formica were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Formica's certified independent accountants; and

          (b) all current reports that would be required to be filed with the SEC on Form 8-K if Formica were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

However, Formica may deliver financial information with respect to its direct or indirect parent if Formica delivers to the trustee an Officer's Certificate certifying that the financial information is substantially equivalent to the financial information with respect to Formica)

     In addition:

     o following the completion of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, Formica will file a copy of all that information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make that information available to securities analysts and prospective investors upon request

     o for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.


Events of Default and Remedies


     Each of the following constitutes an Event of Default:

          (a) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

          (b) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (c) failure by Formica or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";

          (d) failure by Formica for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

          (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Formica or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Formica or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default




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




               (1) is caused by a failure to pay Indebtedness at its stated final maturity, after giving effect to any applicable grace period provided in that Indebtedness (a "Payment Default") or

               (2) results in the acceleration of that Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (f) failure by Formica or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (g) specified events of bankruptcy or insolvency with respect to Formica or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred under the New Credit Facility shall be outstanding, that acceleration shall not be effective until the earlier of:


          (a) an acceleration of any such Indebtedness under the New Credit Facility; or


          (b) five business days after receipt by Formica and the administrative agent under the New Credit Facility of written notice of that acceleration.

Notwithstanding the preceding paragraph, in the case of an Event of Default arising from specified events of bankruptcy or insolvency with respect to Formica or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

     In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e), the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if

     (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and

     (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     The following is a brief summary of the provisions of the indenture relating to enforcement of the indenture:

     o Formica is required to deliver to the trustee annually a statement regarding compliance with the indenture.

     o Formica is also required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default.




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




     o The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     o Subject to specified limitations described in the indenture, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

     o The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.


No Personal Liability of Member, Directors, Officers, Employees and Stockholders


     No member, director, officer, employee, incorporator or stockholder of Formica, as such, shall have any liability for any obligations of Formica under the notes or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that the waiver is against public policy.


Legal Defeasance and Covenant Defeasance


     Formica may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, and the indenture ("Legal Defeasance") except for:

          (a) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on those notes when those payments are due from the trust referred to below;

          (b) Formica's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c) the rights, powers, trusts, duties and immunities of the trustee, and Formica's obligations in connection therewith; and

          (d) the Legal Defeasance provisions of the indenture.

     In addition, Formica may, at its option and at any time, elect to have its obligations released with respect to specified covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance:


          (a) Formica must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the





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




     outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Formica must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (b) in the case of Legal Defeasance, Formica shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that


               (1) Formica has received from, or there has been published by, the Internal Revenue Service a ruling or


               (2) since the date of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

          (c) in the case of Covenant Defeasance, Formica shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

          (d) no Default or Event of Default shall have occurred and be continuing on the date of that deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit, or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (e) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which Formica or any of its Subsidiaries is a party or by which Formica or any of its Subsidiaries is bound;

          (f) Formica must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (g) Formica must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Formica with the intent of preferring the holders of notes over the other creditors of Formica with the intent of defeating, hindering, delaying or defrauding creditors of Formica or others; and

          (h) Formica must deliver to the trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.




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



Transfer and Exchange


     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. Formica may require a holder to pay any taxes and fees required by law or permitted by the indenture. Formica is not required to transfer or exchange any note selected for redemption. Also, Formica is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.






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



Amendment, Supplement and Waiver


     Generally, the indenture and the notes may be amended or supplemented with majority consent

     Except as provided in the next two paragraphs,

     o the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding and

     o    any

          o    existing default or

          o    compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

Consents include those obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

     The following provisions of the indenture and the notes may not be amended, with respect to notes held by a non-consenting holder, without unanimous consent

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (a) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than the provisions described under the caption "--Repurchase at the Option of Holders";


          (c) reduce the rate of or extend the time for payment of interest on any note;


          (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or liquidated damages on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration;

          (e) make any note payable in money other than that stated in the notes;

          (f) make any change in the provisions of the indenture relating to waivers of past Defaults;

          (g) waive a redemption payment with respect to any note, other than the provisions described under the caption "--Repurchase at the Option of Holders"; or


          (h) make any change in the foregoing amendment and waiver provisions.





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




     The following provisions of the indenture and the notes may be amended or supplemented with two-thirds consent

     Notwithstanding the preceding paragraphs, any


          (1) amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control," and


          (2) amendment to the provisions of article in the indenture which relates to subordination will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

     Notwithstanding the preceding paragraphs, without the consent of any holder of notes, Formica and the trustee may amend or supplement the indenture or the notes:

     o    to cure any ambiguity, defect or inconsistency

     o to provide for uncertificated notes in addition to or in place of certificated notes

     o to provide for the assumption of Formica's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Formica's assets

     o to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder

     o to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act

     o    to provide for guarantees of the notes.


Governing Law


     The indenture and the notes are governed by, and constructed in accordance with, the laws of the State of New York, without regard to its conflict of law principles.


Concerning the Trustee


     The indenture contains limitations on the rights of the trustee, should it become a creditor of any Company, to obtain payment of claims in some cases, or to realize on some property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign. Summit Bank, which is acting as the trustee, purchased old notes in the initial offering.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specified exceptions. The indenture provides that in case an Event of Default shall occur which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.




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




     Mr. Langone, the Chief Executive Officer of Formica, is a member of the board of directors of Summit Bank.


Book-Entry, Delivery and Form


     The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described below, the new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of Cede & Co. as DTC's nominee, in the form of a registered global note.

     The Global Note. Formica expects that under procedures established by DTC
(a) upon deposit of the global note, DTC or its custodian will credit on its internal system interests in the global notes to the accounts of participants who have accounts with DTC and (b) ownership of the global note will be shown on, and the transfer of ownership thereof will be effected only through

     o records maintained by DTC or its nominee with respect to interests of participants and

     o the records of participants with respect to interests of persons other than participants.

     Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants.

     So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or that nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

     Payments of the principal of or premium and interest on the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Formica, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to that beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. Those payments will be the responsibility of those participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell new notes to persons in states which require physical delivery of the new notes or to pledge those securities, that holder must transfer its interest in the global note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of one or more Participants to whose account at DTC interests in the global note are credited and only in respect of that portion of the aggregate principal amount of new notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the indenture, DTC will exchange the global note for certificated new notes, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and various other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among Participants, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither Formica nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global notes will be exchangeable or transferable, as the case may be, for certificated notes if


          (1)  DTC


               (a) notifies us that it is unwilling or unable to continue as depositary for the global registered notes and we fail to appoint a successor depositary or


               (b) has ceased to be a clearing agency registered under the Exchange Act,


          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form or

          (3) a default or an event of default with respect to the notes has occurred and is continuing.

     In addition, you may exchange beneficial interests in the notes for certificated notes upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures.

     In all cases, certificated notes delivered in exchange for any global notes or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.


Certain Definitions


     Set forth below are many defined terms used in the indenture. You should read the indenture for the definition of any other capitalized terms used in this description of the notes for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Formica to which Formica or any of its Restricted Subsidiaries sells any of its accounts receivable under a Receivables Facility.


     "Acquired Indebtedness" means, with respect to any specified Person:


          (a) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

          (b) Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

     "Acquisition" means the acquisition of Holdings and some affiliates of Holdings by Laminates for consideration of $405.4 million plus or minus any subsequent purchase price adjustment, the merger of LMS I, a subsidiary of Laminates, into Holdings, the merger of LMS II, a subsidiary of LMS I, into Formica, the merger of LMS III, a subsidiary of LMS II, into Formica International and the contribution by Laminates to Formica of the stock of those affiliates of Holdings.


     "Acquisition Financing" means:


          (a) the issuance and sale by Formica or its predecessor, LMS II of senior subordinated increasing rate notes;

          (b) the execution and delivery by Formica or its predecessor and some of its subsidiaries of the New Credit Facility and the borrowing of loans thereunder;


          (c) the issuance and sale by Laminates of common stock and preferred stock for consideration;

          (d) the issuance and sale by LMS I of its preferred stock and warrants to purchase Laminates common stock, the proceeds of each of which were used to fund the purchase price for the Acquisition and related fees and expenses; and


          (e) the issuance and sale by Formica of the notes and repayment of all amounts owed in connection with the senior subordinated increasing rate notes.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Asset Sale" means;


          (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights, including, without limitation, by way of a sale and leaseback; and


          (b) the issuance, sale or transfer by Formica or any of its Restricted Subsidiaries of Equity Interests of any of Formica's Restricted Subsidiaries,

     in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions

          (1) that have a fair market value in excess of $5.0 million or

          (2) for net proceeds in excess of $5.0 million.

     Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     o    dispositions in the ordinary course of business;

     o a disposition of assets by Formica to a Restricted Subsidiary or by a Restricted Subsidiary to Formica or to another Restricted Subsidiary;

     o a disposition of Equity Interests by a Restricted Subsidiary to Formica or to another Restricted Subsidiary;

     o the sale and leaseback of any assets within 90 days of the acquisition thereof;

     o    foreclosures on assets;


     o any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;


     o any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

     o a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

     o sales of accounts receivable, or participations therein, in connection with any Receivables Facility.


     In addition, the sale, lease, conveyance or other disposition of all or substantially all of the assets of Formica and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

          (a) the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

          (b) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

          (c) that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.


     "Capital Stock" means:



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



          (a) in the case of a corporation, corporate stock;


          (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (c) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and


          (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (a) Government Securities;

          (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the New Credit Facility;


          (c) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Formica) with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to S&P or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;


          (d) any bankers acceptances of money market deposit accounts issued by an Eligible Institution; and

          (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above; and


          (f) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (e) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Formica and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

          (2) the adoption of a plan for the liquidation or dissolution of Formica;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Formica; or

          (4) the first day on which a majority of the members of the board of directors of Formica are not Continuing Members.

     Please note that although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Formica to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Formica and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income:


          (a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale;


          (b) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

          (c)  Fixed Charges of that Person for that period;

          (d)  depreciation

               amortization, including amortization of goodwill and other intangibles, and all other non-cash charges, excluding any such non-cash charge, other than the 1998 Charges, to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;


          (e)  net periodic post-retirement benefits;


          (f) other income or expense net as set forth on the face of that Person's statement of operations;

          (g) expenses and charges of Formica related to the Acquisition and Acquisition Financing, the New Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the completion of the Acquisition and the Acquisition Financing; and

          (h) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition and Acquisition Financing, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.


     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:



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          (a) the interest expense of that Person and its Restricted
     Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP including:


          amortization of original issue discount,

          non-cash interest payments,

          the interest component of all payments associated with Capital Lease Obligations,

          imputed interest with respect to Attributable Debt,

          commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations.

     However, in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and

          (b) the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; and

          (c) Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     Notwithstanding the preceding, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (a) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (b) the Net Income or loss of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income or loss is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

          (c) the Net Income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and


          (d) the cumulative effect of a change in accounting principles shall be excluded.


     "Continuing Members" means, as of any date of determination, any member of the board of directors of Formica who:




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




          (1) was a member of that board of directors immediately after completion of the Acquisition and the Acquisition Financing; or

          (2) was nominated for election or elected to that board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of that board of directors at the time of that nomination or election.


     "CVC" means CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey) L.P., and their respective Affiliates.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Formica or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Formica, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

     "Designated Senior Indebtedness" means

     (1) any Indebtedness outstanding under the New Credit Facility; and

     (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Formica in writing to the trustee as "Designated Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock that

     (1) by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable, or

     (2) upon the happening of any event other than any event solely within the control of Formica,

matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. However,

     (1) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Formica to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Formica may not repurchase or redeem any such Capital Stock under those provisions unless that repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments" and

     (2) if that Capital Stock is issued to any plan for the benefit of employees of Formica or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Formica in order to satisfy applicable statutory or regulatory obligations.


     "DLJ Merchant Banking" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.



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



     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.


     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness of Formica and its Restricted Subsidiaries, other than Indebtedness under the New Credit Facility, in existence on the date of the indenture, until those amounts are repaid.


     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:


          (a) the Consolidated Interest Expense of that Person for that period; and

          (b) all dividend payments on any series of preferred stock of that Person, other than dividends payable solely in Equity Interests that are not Disqualified Stock,

in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of:

          the Consolidated Cash Flow of that Person for that period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date to

          the Fixed Charges of that Person for that period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date.

     In the event that the referrent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness other than revolving credit borrowings or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Acquisition and acquisitions that have been made by Formica or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Formica (regardless of whether that



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




cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the notes were first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of that Person under:


          (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and


          (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

     "holder" means the registered holder of any note.

     "Holdings" means FM Holdings, Inc., a Delaware corporation, the corporate parent of Formica, or its successors.

     "incur" means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise

     "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any that balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Formica of the Capital Stock of an Unrestricted Subsidiary of Formica to secure Non-Recourse Debt of that Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be:

          (a) the accreted value thereof, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness that does not require current payments of interest; and




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




          (b) the principal amount thereof, in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined under the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

     "Intercompany Note" means the note, and all obligations, including interest, with respect thereto, issued by Holdings to Formica on the date of the completion of the Acquisition to evidence the loan by Formica to Holdings of some proceeds of the offering of bridge notes and borrowings under the New Credit Facility, which proceeds partially funded the merger consideration and costs and expenses in connection therewith.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Formica for consideration consisting of common equity securities of Formica shall not be deemed to be an Investment. If Formica or any Restricted Subsidiary of Formica sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Formica such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Formica, Formica shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."


     "Laminates" means Laminates Acquisition Co., a Delaware corporation, the corporate parent of Holdings, or its successors.


     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Loans" means one or more loans by Formica, Laminates or Holdings to officers and/or directors of Formica and any of its Restricted Subsidiaries to finance the purchase by those officers and directors of common stock of Holdings or Laminates; provided, however, that the aggregate principal amount of all those Management Loans outstanding at any time shall not exceed $5.0 million.


     "MMI" means MMI Products, L.L.C. and its Affiliates.


     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (a) any gain or loss, together with any related provision for taxes on that gain or loss, realized in connection with

               (1) any Asset Sale, including, without limitation, dispositions in sale and leaseback transactions or

               (2) the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and




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




          (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on that extraordinary or nonrecurring gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by Formica or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

     (1) the direct costs relating to that Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof,

     (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements)

     (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale and

     (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of that asset or assets until that time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Formica or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

     "New Credit Facility" means that certain Credit Agreement, dated as of May 1, 1998 among Formica (formerly LMS II, Co.), some of its foreign subsidiaries, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent, Bankers Trust Company as administrative agent and Credit Suisse First Boston, as documentation agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:


          (a) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

          (b) adding or deleting borrowers or guarantors thereunder;


          (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (i) of "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (d) otherwise altering the terms and conditions thereof. Indebtedness under the New Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "1998 Charges" means the $13.5 million of charges resulting from changes in accounting estimates and the cost of terminated acquisition in the four months ended April 30, 1998 and the five months ended September, 1998.


     "Non-Recourse Debt" means Indebtedness:



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




          (a) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of Formica or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Formica to secure debt of that Unrestricted Subsidiary) or assets of Formica or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Formica or any of its Restricted Subsidiaries if Formica or that Restricted Subsidiary was otherwise permitted to incur that guarantee under the indenture.


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Offering" means the offering of the notes by Formica.

     "Pari Passu Indebtedness" means Indebtedness of Formica that ranks pari passu in right of payment to the notes.

     "Permitted Business" means the building products and furnishings industry and any business in which Formica and its Restricted Subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental or ancillary thereto.


     "Permitted Investments" means:

          (a) any Investment in Formica or in a Restricted Subsidiary of Formica;

          (b) any Investment in cash or Cash Equivalents;


          (c) any Investment by Formica or any Restricted Subsidiary of Formica in a Person, if as a result of that Investment

               (1) that Person becomes a Restricted Subsidiary of Formica or

               (2) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Formica or a Wholly Owned Restricted Subsidiary of Formica;

          (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";


          (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Formica;


          (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made under this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time




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




     of that Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value;

          (g) Investments relating to any special purpose Wholly Owned Subsidiary of Formica organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Formica, are necessary or advisable to effect that Receivables Facility; and


          (h) the Management Loans.


     "Permitted Junior Securities" means Equity Interests in Formica or debt securities of Formica that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.


     "Permitted Liens" means:


          (a) Liens on property of a Person existing at the time that Person is merged into or consolidated with Formica or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Formica or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

          (b) Liens existing on the date of the indenture;


          (c) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Formica or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that


               (1) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness),

               (2) those Liens do not extend to any other assets of Formica or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved),

               (3) the Incurrence of that Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and

               (4) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

          (d) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);


          (e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;




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




          (f) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;


          (g) Liens securing Indebtedness (including all Obligations) under the New Credit Facility or any Foreign Credit Facility; and


          (h) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $75.0 million.


     "Permitted Refinancing Indebtedness" means any Indebtedness of Formica or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Formica or any of its Restricted Subsidiaries; provided that:


          (a) the principal amount or accreted value, if applicable, of that Permitted Refinancing Indebtedness does not exceed the principal amount of or accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (b) that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


     "Principals" means DLJ Merchant Banking, CVC and MMI.


     "Public Equity Offering" means any issuance of common stock by Formica (other than to Holdings and other than Disqualified Stock) or common stock or preferred stock by Holdings or Laminates (other than Disqualified Stock) that is registered under the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock under employee benefit plans of Laminates, Holdings or Formica or otherwise as compensation to employees of Formica, Laminates or Holdings.


     "Qualified Proceeds" means any of the following or any combination of the following:

          (a) cash;

          (b) Cash Equivalents;

          (c) assets that are used or useful in a Permitted Business; and


          (d) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Formica or any Restricted Subsidiary of Formica of that Capital Stock,

               (A) that Person becomes a Restricted Subsidiary of Formica or any Restricted Subsidiary of Formica or





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               (B) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Formica or any Restricted Subsidiary of Formica.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, under which Formica or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.


     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal:


          (a) any controlling stockholder or partner of that Principal on the date of the indenture; or


          (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (a) or (b).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


     "Senior Indebtedness" means, with respect to any Person

          (1) all Obligations of that Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding;

          (2) any other Indebtedness, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of that Person and

          (3) all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

          (a) any liability for federal, state, local or other taxes;

          (b) any Indebtedness of that Person (other than under the New Credit Facility) to any of its Subsidiaries or other Affiliates;

          (c) any trade payables; or

          (d) any Indebtedness that is incurred in violation of the indenture.





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     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as that Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof."Subsidiary" means, with respect to any Person:

          (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (b) any partnership or limited liability company (1) the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person or (2) the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

     "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable under the terms of the notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Formica and Laminates and/or Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid under all those agreements and/or arrangements exceed the amount Formica would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.


     "Total Assets" means the total consolidated assets of Formica and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Formica.


     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary under a board resolution, but only to the extent that that Subsidiary:


          (a) has no Indebtedness other than Non-Recourse Debt;


          (b) is not party to any agreement, contract, arrangement or understanding with Formica or any Restricted Subsidiary of Formica unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Formica or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Formica;


          (c) is a Person with respect to which neither Formica nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests (other than Investments



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     described in clause (g) of the definition of Permitted Investments) or (2)
     to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

          (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Formica or any of its Restricted Subsidiaries. Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments."

     If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Formica as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Formica shall be in default of that covenant).

     The board of directors of Formica may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Formica of any outstanding Indebtedness of that Unrestricted Subsidiary and the designation shall only be permitted if

     (1) that Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock" and

     (2) no Default or Event of Default would be in existence following that designation.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:


          (a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment, by

          (b) the then outstanding principal amount of that Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person."Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.


                               THE EXCHANGE OFFER


     In a registration rights agreement between Formica and the initial purchasers of the old notes, we agreed





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



          (1) to file a registration statement on or prior to 90 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of debt securities of Formica registered under the Securities Act, with terms substantially identical to those of the old notes and


          (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the closing and to complete the exchange offer within 40 business days after effectiveness. In specified circumstances, we will be required to provide a shelf registration statement to cover resales of the old notes by the holders thereof.

     The registration rights agreement provides that, in the event we fail to satisfy our registration obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the old notes in an amount equal to $0.05 per week per $1,000 principal amount of notes for the first 90 days and increasing by $0.05 per week every 90 days thereafter up to a maximum of $0.25 until that failure is remedied. Upon effectiveness of the registration statement, completion of the exchange offer or the effectiveness of the shelf registration statement, the provision for liquidated damages on the old notes shall cease. Holders of old notes who fail to tender their old notes will not have any further rights under the registration rights agreement to require us to register their notes or to pay liquidated damages.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the jurisdiction's securities or blue sky laws.


Terms of the Exchange Offer; Period for Tendering Old Notes


     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below.


     o when you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.


     o for each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

     o we will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to old notes.

     o the exchange offer expires at 5:00 p.m., New York City time, on , 1999; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means , 1999 or, if extended by us, the latest time and date to which the exchange offer is extended.


     o as of the date of this prospectus, $215,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.




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




     o our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

     o we expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

     o we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer."

     o we will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.


     o holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o we intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.


     o by executing, or otherwise becoming bound by, the letter of transmittal, you will be making several representations to us. See "--Resales of the New Notes."


     Important rules concerning the exchange offer

     You should note that:


     o all questions as to the validity, form, eligibility and acceptance of old notes tendered for exchange and all questions as to the time of receipt will be determined by Formica in its sole discretion, which determination shall be final and binding.


     o we reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.


     o we also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, defects or irregularities must be cured within a reasonable period of time as we shall determine.

     o our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

     o neither Formica, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.


Procedures for Tendering Old Notes

     What to submit and how


     If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Summit Bank at the address set forth below under "Exchange Agent" on or prior to the expiration date.


     In addition,


          (1) certificates for the old notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer of old notes, if that procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or


          (3) you must comply with the guaranteed delivery procedures described below.


     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Formica.


     How to sign your letter of transmittal and other documents


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered with the letter:


          (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or


          (2) for the account of an eligible institution described below.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by one of the following eligible institutions:


     o a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.


     o a commercial bank or trust company having an office or correspondent in the United States

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.




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




     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Formica, proper evidence satisfactory to Formica of its authority to so act must be submitted.


Acceptance of Old Notes for Exchange; Delivery of New Notes


     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

     In all cases, we will only issue new notes in exchange for old notes that are accepted for exchange after timely receipt by the exchange agent of:

     o    certificates for the old notes or

     o a timely book-entry confirmation of the old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and


     o a properly completed and duly executed letter of transmittal and all other required documents.


     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return the unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.


Book-Entry Transfer


     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program, procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against that participant. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.




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



Guaranteed Delivery Procedures


     If you are a registered holder of old notes and you want to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an eligible institution,

          (2) prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile thereof and notice of guaranteed delivery, substantially in the form provided by us by facsimile transmission, mail or hand delivery, stating:


     o    the name and address of the holder of old notes

     o    the amount of old notes tendered


     o the tender is being made by delivering the notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

          (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.


Withdrawal Rights


     You can withdraw your tender of old notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:


     o    the name of the person having tendered the old notes to be withdrawn


     o the old notes to be withdrawn, including the principal amount of the old notes, and

     o if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder.

     o if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

     o if old notes have been tendered in the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     Please note that all questions as to the validity, form and eligibility of notices of withdrawal, including time of receipt, will be determined by us. Our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, the acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to it. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any of those rights and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at the time any stop order has been threatened or is in effect with respect to the exchange offer of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.


Exchange Agent

     Summit Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:
                                 H. Lewis Stone
                          Summit Bank, Exchange Agent
                         Corporate Trust Administration
                                210 Main Street
                                   6th Floor
                              Hackensack, NJ 07601
                            General: 1-800-403-4034
                             Direct: (201) 646-6311
                           Facsimile: (201) 646-0087


     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.


Fees and Expenses


     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $ .

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of Formica or who intends to participate in the exchange offer for the purpose of distributing the new notes

          (1) will not be able to rely on the interpretation of the staff of the SEC,

          (2) will not be able to tender its old notes in the exchange offer and


          (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless the sale or transfer is made under an exemption from those requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:


          (1) it is not our "affiliate";

          (2) any new notes to be received by it were acquired in the ordinary course of its business;


          (3) unless it is a broker-dealer receiving notes for its own account, it has no arrangement with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

          (4) unless it is a broker-dealer receiving notes for its own account, it is not engaged in, and does not intend to engage in, a distribution of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must represent that it does not have any arrangement with us or our affiliates to distribute the new notes and must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer exchange offer. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes received from us in the exchange offer.

         MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes received from us in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with those resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the expiration date.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

     o    in the over-the-counter market,

     o    in negotiated transactions,

     o    through the writing of options on the new notes or

     o    a combination of those methods of resale.

     The sales may be made at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of those new notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests those documents in the letter of transmittal. See "The Exchange Offer."


                                 LEGAL MATTERS


     Davis Polk & Wardwell, New York, New York will opine for Formica whether the new notes are its valid and binding obligations.

                         CHANGE IN INDEPENDENT AUDITORS


     On October 29, 1998, Formica dismissed its independent accountant, Ernst & Young LLP. Ernst & Young's report on the financial statements for the years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and approved by the full Board of Directors on October 29, 1998. There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Please see Exhibit 16.1 to the registration statement of which this prospectus forms a part.

     Formica retained the accounting firm of Arthur Andersen LLP, on October 29, 1998 to provide audit services for the four month period ended April 30, 1998 and for the eight month period ended December 31, 1998. There were no consultations with Arthur Andersen LLP, regarding the application of accounting principles to specific transactions, or the type of audit opinion that might be rendered at the date of assignment.


                                    EXPERTS


     The consolidated balance sheet of Formica Corporation and its subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholder's equity and cash flows for the four months ended April 30, 1998 and for the eight months ended December 31, 1998 appearing in this prospectus and the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements, including the Financial Statement
Schedule included herein, of Formica Corporation at December 31, 1997, and for each of the two years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon those reports given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices:
New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Formica, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed consolidated financial statements of Formica are based on the consolidated financial statements of Formica, adjusted to give effect to the acquisition, including the issuance of the bridge notes to finance the acquisition and the issuance of $215.0 million of senior subordinated notes. The unaudited pro forma condensed consolidated financial statements have not been adjusted to give effect to $30.0 million of estimated net annual (pre-tax) cost savings, primarily selling, general and administrative expenses reductions, that we began to implement in early 1998. See "Business--Cost Savings" and "Risk Factors--Our cost-cutting strategy may not be successful and may reduce our sales."

     The unaudited pro forma condensed consolidated statement of operations data are derived from the historical consolidated statements of operations of BTR-owned Formica and Formica, as applicable, for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, and assumes that the acquisition was completed as of the beginning of each respective period. The unaudited pro forma condensed consolidated financial data are also adjusted for the issuance of the old notes. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Formica included elsewhere in this prospectus.

     The unaudited pro forma condensed consolidated financial data do not purport to be indicative of the results that would actually have been obtained if the acquisition and the issuance of the old notes had occurred on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma condensed consolidated financial data are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and various assumptions that management believes are reasonable.

                              FORMICA CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               December 31, 1998
                                 (In millions)

                                                                       Adjustments
                                                                       for Issuance
                                                       Historical      of Old Notes     Pro Forma
                                                       ----------      ------------     ---------

Assets
Current assets:
Cash and cash equivalents........................        $ 31.6          $  8.0 (c)       $ 39.6
Accounts receivable, net.........................          64.9                             64.9
Inventories......................................         110.3                            110.3
Prepaid expenses and other current assets........          15.1                             15.1
Deferred income taxes............................           7.9                              7.9
                                                         ------          ------           ------
 Total current assets............................         229.8             8.0            237.8
Property, plant and equipment, net...............         288.7                            288.7
Other assets.....................................                           7.0 (b)
                                                          178.3            (2.0)(b)        183.3
                                                         ------          ------           ------
 Total assets....................................        $696.8          $ 13.0           $709.8
                                                         ======          ======           ======
Liabilities and stockholder's equity
Current liabilities:
Current maturities--notes payable................         $21.8                            $21.8
Accounts payable.................................          40.0                             40.0
Accrued expenses.................................          53.5                             53.5
                                                         ------          ------           ------
 Total current liabilities.......................         115.3            --              115.3
Notes payable....................................          95.9                             95.9
Deferred income taxes............................         133.7                            133.7
Other liabilities................................          32.1                             32.1
Bridge notes.....................................         200.0          $(200.0)(a)         --
Senior subordinated notes........................          --              215.0 (a)       215.0
                                                         ------          -------          ------
 Total liabilities...............................         577.0            15.0            592.0
 Total stockholder's equity......................         119.8            (2.0)(b)        117.8
                                                         ------          ------           ------
 Total liabilities and stockholder's equity......        $696.8          $ 13.0           $709.8
                                                         ======          ======           ======






     See notes to unaudited pro forma condensed consolidated balance sheet.

                              FORMICA CORPORATION
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


(a) The bridge notes ($200.0 million) were refinanced with a portion of the net proceeds from the old notes.

(b) Represents the capitalization of deferred financing costs related to the old notes and the elimination of the deferred financing costs related to the bridge notes against stockholder's equity.

(c) Represents the net cash proceeds from the old notes after repaying the bridge notes and paying related financing costs.

                              FORMICA CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (In millions)

                                                                 Adjustments      Pro Forma       Adjustments
                                                                   for the         for the       for issuance
                                                  Historical     Acquisition     Acquisition     of Old Notes     Pro Forma
                                                  ----------     -----------     -----------     ------------     ---------


Net sales.....................................      $549.7                         $549.7                            $549.7
Cost of products sold.........................       397.3                          397.3                             397.3
                                                    ------                         ------                            ------
Gross profit..................................       152.4                          152.4                             152.4
Selling, general and administrative expenses..       161.4         $  3.2 (b)       164.6                             164.6
Cost of terminated acquisition................         3.0                            3.0                               3.0
                                                    ------                         ------                            ------
Operating loss................................       (12.0)          (3.2)          (15.2)                            (15.2)
Interest expense..............................        27.4           11.2 (a)        38.0           $(26.6)(d)         35.5
                                                                     (0.6)(c)                         24.1 (e)
Other income, net.............................         5.3                            5.3                               5.3
                                                    ------                         ------                            ------
Loss before income taxes......................       (34.1)         (13.8)          (47.9)             2.5            (45.4)
Income tax (provision) benefit................        (2.8)          --              (2.8)            --               (2.8)
                                                    ------                         ------                            ------
Net income (loss).............................      $(36.9)        $(13.8)         $(50.7)            $2.5           $(48.2)
                                                    ======         ======          ======             ====           ======
Other Data
Adjusted EBITDA (f)(g)........................      $ 50.2                          $50.2                            $ 50.2
Depreciation and amortization.................        40.4                           43.6                              43.6
Cash interest expense (h).....................        24.8                           32.8                              34.4
Ratio of earnings to fixed charges (i)........        --                             --                                --




                   See notes to unaudited pro forma condensed
                    consolidated statements of operations.

                              FORMICA CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                                 (In millions)


                                                                  Adjustments        Pro Forma        Adjustments
                                                                    for the           for the        for issuance
                                                  Historical      Acquisition       Acquisition      of Old Notes        Pro Forma
                                                  ----------      -----------       -----------      ------------        ---------

Net sales.....................................      $131.8                             $131.8                              $131.8
Cost of products sold.........................        94.0                               94.0                                94.0
                                                    ------                             ------                              -------
Gross profit..................................        37.8                               37.8                                37.8
Selling, general and administrative expenses..        42.9           $  2.4 (b)          45.3                                45.3
                                                    ------           ------            ------             -----            -------
Operating loss................................        (5.1)            (2.4)             (7.5)                               (7.5)
Interest expense..............................         1.3              8.4 (a)           9.2             $(6.6)(d)           8.7
                                                                       (0.5)(c)                             6.1 (e)
Other income, net.............................         0.6                                0.6                                 0.6
                                                    ------           ------            ------             -----             ------
Loss before income taxes......................        (5.8)           (10.3)            (16.1)              0.5             (15.6)
Income tax (provision) benefit................        --               --                --                                   --
                                                    ------           ------            ------             -----            ------
Net income (loss).............................      $ (5.8)          $(10.3)           $(16.1)            $ 0.5            $(15.6)
                                                    ======           ======            ======             =====            ======
Other Data
Adjusted EBITDA (f)(g)........................      $  4.0                             $  4.0                              $  4.0
Depreciation and Amortization.................         8.5                               10.9                                10.9
Cash interest expense (h).....................         1.3                                7.5                                 8.3
Ratio of earnings to fixed charges (i)........        --                                 --                                   --





                        See notes to unaudited pro forma
               condensed consolidated statements of operations.

                              FORMICA CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999


                                                                           Adjustments
                                                                          for issuance
                                                        Historical         of Old Notes         Pro Forma
                                                        ----------         ------------         ---------

Net Sales........................................         $139.2                                  $139.2
Cost of products sold............................           98.7                                    98.7
                                                          ------               ----               ------
Gross profit.....................................           40.5                                    40.5
Selling, general and administrative expenses.....           39.9                                    39.9
                                                          ------               ----               ------
Operating income.................................            0.6                                     0.6
Interest expense.................................           10.4               (4.7)(d)              8.6
                                                                                2.9 (e)
Other income, net................................            1.5                                     1.5
                                                          ------               ----               ------
Loss before income taxes.........................           (8.3)               1.8                 (6.5)
Income tax (provision) benefit...................           (1.2)                                   (1.2)
                                                          ------               ----               ------
Net income (loss)................................          $(9.5)              $1.8                $(7.7)
                                                           =====               ====                =====
Other Data
Adjusted EBITDA (f)(g)...........................          $13.3                                   $13.3
Depreciation and Amortization....................           11.2                                    11.2
Cash interest expense (h)........................            7.3                                     7.5
Ratio of earnings to fixed charged (i)...........           --                                      --





                        See notes to unaudited pro forma
               condensed consolidated statements of operations.

                              FORMICA CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                 (In millions)


     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 give effect to the acquisition and the issuance of the old notes as if both were effective at the beginning of the applicable periods:

     (a) Represents the net increase in interest expense attributable to the bridge notes and the new credit facility issued in connection with the acquisition to the extent not reflected in the historical results for the applicable period.



                                                                                                   Three Months
                                                                                Year Ended            Ended
                                                                               December 31,         March 31,
                                                                                   1998                1998
                                                                               ------------        ------------
Interest on $200.0 bridge notes (at an effective interest rate
 of 10.25%)..............................................................          6.8                 5.1
Interest on $85.0 term loans under the new credit facility
 (at an interest rate of LIBOR(5%) + 2.25%)..............................          2.1                 1.6
Amortization of $6.1 of deferred financing costs related to
 the bridge notes (over 1 year)..........................................          2.0                 1.5
Amortization of $5.0 of deferred financing costs related to
 the new credit facility (over 6 years)..................................          0.3                 0.2
                                                                                 -----                ----
                                                                                 $11.2                $8.4
                                                                                 =====                ====




          The bridge notes were repaid with a portion of the proceeds of the old notes. The effective interest rate for the period during which the bridge notes were outstanding was 10.25%.

     (b) Represents net increase in depreciation and amortization related to property plant and equipment and identified intangibles (primarily patents and trademarks) based on the allocation of the purchase price of the acquisition for the applicable period.

                   Year Ended         Three Months
                   December 31,          Ended
                       1998          March 31, 1998
                   ------------      --------------
                       $3.2               $2.4
                       ====               ====

     (c) Represents elimination of interest expense related to loans due to affiliates which were repaid in connection with the acquisition.

                   Year Ended         Three Months
                   December 31,          Ended
                       1998          March 31, 1998
                   ------------      --------------
                       $0.6               $0.5
                       ====               ====

                              FORMICA CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (continued)
                                 (In millions)


     (d) Represents reversal of interest and amortization of deferred financing costs related to the bridge notes.



                                                                                          Three Months        Three Months
                                                                       Year Ended            Ended               Ended
                                                                      December 31,         March 31,           March 31,
                                                                          1998                1998                1999
                                                                      ------------        ------------        ------------
Reversal of interest on $200.0 bridge notes (at an effective
  rate of 10.25%)...............................................          $20.5               $5.1                $2.6
Reversal of amortization of $6.1 of deferred financing costs
  related to the bridge notes (over 1 year).....................            6.1                1.5                 2.1
                                                                          -----               ----                ----
                                                                          $26.6               $6.6                $4.7
                                                                          =====               ====                ====




     (e) Represents interest expense and amortization of deferred financing costs related to the notes.



                                                                                          Three Months        Three Months
                                                                       Year Ended            Ended               Ended
                                                                      December 31,         March 31,           March 31,
                                                                          1998                1998                1999
                                                                      ------------        -----------         ------------
Interest on $215.0 of notes at an assumed effective interest
     rate of 10.875%............................................          $23.4               $5.9                $2.8
Amortization of $7.0 of deferred financing costs related to
     the notes (over 10 years)..................................            0.7                0.2                 0.1
                                                                          -----               ----                ----
                                                                          $24.1               $6.1                $2.9
                                                                          =====               ====                ====




     (f) "Adjusted EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense, income tax expense, depreciation and amortization expenses and goodwill impairment charge plus the 1998 Charges totaling $16.5 for the year ended December 31, 1998. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). We believe that EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

     (g) Adjusted EBITDA has not been adjusted for any of the incremental annualized cost savings that we began implementing in 1998. We began implementing various elements of the cost reduction program in the first quarter of 1998 and accordingly, management believes that the historical results for the periods ended December 31, 1998 reflect approximately $20.0 of the total anticipated benefits of that cost savings program. We do not expect to fully realize the benefits of that program until 1999. We expect to realize $30.0 of annualized cost savings in 1999. The savings relate primarily to specific areas of advertising and promotion spending and also target other operating expenses, including outside consultant expense and transportation and warehousing costs. See "Business--Cost Savings" and "Risk Factors--Our cost-cutting strategy may not be successful and may reduce our sales."

     (h) Cash interest expense represents total interest expense less amortization of deferred financing costs.

                              FORMICA CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (continued)
                                 (In millions)


     (i) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred financing costs, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest component of rent expense. For the year ended December 31, 1998, the three months ended March 31, 1998 and the three months ended March 31, 1999, earnings were insufficient, on a pro forma basis, to cover fixed charges by $45.4, $15.6 and $6.5, respectively.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Arthur Andersen LLP, Independent Public Accountants..............  F-2

Report of Ernst & Young LLP, Independent Auditors..........................  F-3

Consolidated Balance Sheets as of December 31, 1998 and 1997...............  F-4

Consolidated Statements of Operations for the eight months ended
     December 31, 1998, four months ended April 30, 1998 and years ended
     December 31, 1997 and 1996............................................  F-5

Consolidated Statements of Stockholders' Equity for the eight months ended
     December 31, 1998, four months ended April 30, 1998 and years ended
     December 31, 1997 and 1996............................................  F-6

Consolidated Statements of Cash Flows for the eight months ended
     December 31, 1998, four months ended April 30, 1998 and years ended
     December 31, 1997 and 1996............................................  F-7


Notes to Consolidated Financial Statements.................................  F-8

Unaudited Condensed Consolidated Balance Sheets as of March 31, 1999 and
     December 31, 1998..................................................... F-24

Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998......................................... F-25

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998......................................... F-26

Notes to Unaudited Condensed Consolidated Financial Statements............. F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder of Formica Corporation:

     We have audited the accompanying consolidated balance sheet of Formica Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the four-month period ended April 30, 1998 and the eight-month period ended December 31, 1998 (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Formica Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the four-month period ended April 30, 1998 and the eight-month period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                             /s/ Arthur Andersen LLP

Roseland, New Jersey
March 3, 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Formica Corporation

     We have audited the accompanying consolidated balance sheet of Formica Corporation as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Formica Corporation at December 31, 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


                                             /s/ Ernst & Young LLP

White Plains, New York
May 7, 1998, except for Note 3--"Reclassifications" as to which the date is March 3, 1999.

                               FORMICA CORPORATION
             CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1998 AND 1997
                        (in millions, except share data)


                                                                           1998        1997
                                                                          ------      ------
                                     ASSETS
Current Assets:
 Cash and cash equivalents..............................................   $31.6       $27.2
 Accounts receivable, less allowance for doubtful accounts of $4.2
   and $1.5, respectively...............................................    64.9        68.4
 Due from affiliates....................................................       -         6.5
 Inventories............................................................   110.3       119.0
 Prepaid expenses and other current assets..............................    15.1        13.1
 Deferred income taxes..................................................     7.9         9.2
                                                                           -----       -----
       Total current assets.............................................   229.8       243.4
Property, Plant and Equipment, net......................................   288.7       280.0
Other Assets:
 Intangible assets, net.................................................   176.5       114.9
 Other noncurrent assets................................................     1.8         9.4
                                                                           -----       -----
       Total assets.....................................................  $696.8      $647.7
                                                                           =====       =====

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities--notes payable......................................   $21.8       $33.4
 Accounts payable.......................................................    40.0        42.5
 Accrued expenses.......................................................    53.5        55.7
 Due to affiliates......................................................     -          45.2
                                                                           -----       -----
       Total current liabilities........................................   115.3       176.8
Notes Payable...........................................................   295.9        11.4
Deferred Income Taxes...................................................   133.7       104.8
Other Liabilities.......................................................    32.1        11.3
                                                                           -----       -----
       Total liabilities................................................   577.0       304.3
Commitments and Contingencies
Stockholder's Equity:
 Preferred stock--par value $.01 per share--authorized 1,000 shares,
   none issued or outstanding...........................................       -           -
 Common stock - par value $.01 per share - authorized 2,000 shares,
   issued and outstanding 100 shares.../................................     0.1         0.1
 Additional paid-in capital.............................................   137.0       919.9
 Accumulated deficit....................................................   (22.3)     (559.2)
 Accumulated other comprehensive income (loss)..........................     5.0       (17.4)
                                                                           -----       -----
       Total stockholder's equity.......................................   119.8       343.4
                                                                           -----       -----
       Total liabilities and stockholder's equity.......................  $696.8      $647.7
                                                                           =====       =====


         The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                              FORMICA CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in millions)

                                                                Four            Year Ended
                                               Eight Months     Months          December 31,
                                                  Ended         Ended       ------------------
                                                December 31,   April 30,
                                                   1998          1998        1997        1996
                                               -------------   ---------    ------      ------
Net Sales......................................   $371.4       $178.3       $533.4      $521.6
Cost of Products Sold..........................    266.2        131.1        350.1       348.3
                                                   -----        -----        -----       -----
       Gross Profit............................    105.2         47.2        183.3       173.3
Selling, General and Administrative Expenses...    100.5         60.9        202.2       186.7
Cost of Terminated Acquisition.................      3.0          -            -           -
Goodwill Impairment Charge.....................      -            -          484.4         -
                                                   -----        -----        -----       -----
       Operating Income (Loss).................      1.7        (13.7)      (503.3)      (13.4)
Interest Expense...............................    (25.7)        (1.7)        (3.1)      (10.6)
Other Income...................................      4.5          0.8          1.8         1.1
                                                   -----        -----        -----       -----
Loss Before Income Taxes.......................    (19.5)       (14.6)      (504.6)      (22.9)
Income Tax Provision...........................     (2.8)         -           (0.2)       (5.0)
                                                   -----        -----        -----       -----
       Net Loss................................   $(22.3)      $(14.6)     $(504.8)     $(27.9)
                                                   =====        =====        =====       =====


         The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                               FORMICA CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                  (in millions)

                                                                                              Accumulated
                                                                                                 Other
                                                               Additional                      Comprehen-
                                                    Common     Paid-in-       Accumulated     sive Income
                                                    Stock       Capital         Deficit          (Loss)         Total
                                                    ------     ----------     -----------     -----------       -----

Balance at December 31, 1995.......................  $0.1        $487.2         $(26.5)         $(1.4)         $459.4
Comprehensive loss:
 Net loss..........................................   -             -            (27.9)           -             (27.9)
 Foreign currency translation adjustments..........   -             -              -              1.7             1.7
                                                                                                                -----
                                                                                                                (26.2)
Capital contributed by Parent......................   -           437.5            -              -             437.5
                                                      ---         -----          -----           ----           -----
Balance at December 31, 1996.......................   0.1         924.7          (54.4)           0.3           870.7
Comprehensive loss:
 Net loss..........................................   -             -           (504.8)           -            (504.8)
 Foreign currency translation adjustments..........                                                             (17.7)
                                                      -             -              -            (17.7)
                                                                                                               (522.5)
Contribution of intangible pension asset to Parent.   -            (4.8)           -              -              (4.8)
                                                      ---         -----          -----           ----           -----
Balance at December 31, 1997                          0.1         919.9         (559.2)         (17.4)          343.4
Comprehensive loss:
 Net loss..........................................   -             -            (14.6)           -             (14.6)
 Foreign currency translation adjustments..........                                               2.9             2.9
                                                                                                                -----
                                                                                                                (11.7)
Dividend to Parent.................................   -             -             (0.5)           -              (0.5)
                                                      ---         -----          -----           ----           -----
Balance at April 30, 1998..........................  $0.1        $919.9         (574.3)        $(14.5)         $331.2
                                                      ===         =====          =====           ====           =====


------------------------------------------------------------------------------------------------------------------------


Capitalization of the Company at May 1, 1998.......  $0.1        $392.0         $  -           $  -            $392.1
Dividend to Parent.................................   -          (255.0)           -              -            (255.0)
                                                      ---         -----          -----           ----           -----
Net capitalization of the Company at date of
 acquisition.......................................   0.1         137.0            -              -             137.1
Comprehensive loss:
 Net loss..........................................   -             -            (22.3)           -             (22.3)
 Foreign currency translation adjustments..........   -             -              -              5.0             5.0
                                                                                                                -----
                                                                                                                (17.3)
                                                      ---         -----          -----           ----           -----
Balance at December 31, 1998.......................  $0.1        $137.0         $(22.3)         $ 5.0          $119.8
                                                      ===         =====          =====           ====           =====


         The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                               FORMICA CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)


                                                                                  Four             Year Ended
                                                              Eight Months        Months           December 31,
                                                                 Ended            Ended       --------------------
                                                              December 31,      April 30,
                                                                  1998             1998        1997          1996
                                                              -------------     ---------     ------        ------
Operating Activities:
 Net loss..................................................     $(22.3)          $(14.6)     $(504.8)      $(27.9)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation and amortization...........................       29.3             11.1         55.7         52.1
   Goodwill impairment.....................................        -                -          484.4          -
   Deferred income taxes...................................       (0.8)             1.2          -            1.0
   Changes in assets and liabilities:
     Accounts receivable...................................        8.9             (5.4)         6.3         (4.0)
     Inventories...........................................        7.8             (2.0)        (6.4)        (6.2)
     Prepaid expenses and other current assets.............       (7.4)             5.8          1.7         (4.1)
     Accounts payable......................................       (2.6)             0.1        (10.4)        11.7
     Accrued expenses......................................       (3.0)           (18.1)       (11.2)       (32.0)
     Other, net............................................       16.8             10.2         (9.6)        10.9
                                                                 -----             ----         ----         ----
       Net cash provided by (used in) operating activities.       26.7            (11.7)         5.7          1.5
Investing Activities--Purchases of property, plant and
     equipment.............................................      (35.5)            (8.3)       (46.5)       (44.5)
                                                                 -----             ----        -----        -----

       Net cash used in investing activities...............      (35.5)            (8.3)       (46.5)       (44.5)
                                                                 -----             ----         ----         ----
Financing Activities:
 Proceeds from borrowings, net.............................      288.1              -           47.1         56.5
 Due from affiliates.......................................        -               15.5          -            -
 Dividends paid............................................     (255.0)            (0.5)         -            -
 Payments of debt..........................................       (0.1)           (15.1)         -            -
                                                                 -----             ----         ----         ----
       Net cash provided by (used in) financing activities.       33.0             (0.1)        47.1         56.5
Effects of Exchange Rate Changes on Cash...................        0.5             (0.2)        (5.4)         3.0
                                                                 -----             ----         ----         ----
Increase/(Decrease) in Cash and Cash Equivalents...........       24.7            (20.3)         0.9         16.5
Cash and Cash Equivalents at the Beginning of Period.......        6.9             27.2         26.3          9.8
                                                                 -----             ----         ----         ----
Cash and Cash Equivalents at the End of Period.............     $ 31.6            $ 6.9        $27.2        $26.3
                                                                 =====             ====         ====         ====


         The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

                               FORMICA CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (dollars in millions)

(1) BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

     Formica Corporation ("Formica" or the "Company") is a wholly-owned subsidiary of FM Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of Laminates Acquisition Co. ("Laminates"). Holdings and Laminates have no operations separate from the operations of the Company and their assets consist primarily of their direct or indirect investment in the Company.

     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries, prior to the acquisition from BTR Nylex Ltd. (BTR) on May 1, 1998 (see Note 2), for the years ended December 31, 1997 and 1996 and the four-month period ended April 30, 1998. The accounts of the Company as of and for the eight-month period ended December 31, 1998 reflect the acquisition. The results for the pre-acquisition period are not necessarily comparable to the results for the post acquisition period because of the changes in organizational structure, recorded asset values, cost structure and capitalization of the Company resulting from the acquisition. Earnings per share data are not presented because the Company's common stock is not publicly traded and the Company is a wholly-owned subsidiary of Holdings.

     The Company is a multinational organization, principally engaged in the design, manufacture and distribution of high pressure decorative laminates. The Company's operations and markets are primarily based in North America, Europe and Asia.

(2) ACQUISITION:

     Through April 30, 1998, the Company was an indirect wholly-owned subsidiary of BTR. On May 1, 1998, Laminates acquired all of the outstanding shares of Holdings, the Company's direct parent, from BTR, for approximately $392.0 of cash (including transaction costs of approximately $15.4) and the assumption of approximately $29.0 of net debt. The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess of the purchase price over the book value of the net assets acquired of $61.0 has been allocated primarily to intangible assets based on appraisals of such assets.


     Prior to May 1, 1998, the new management of Formica began to formulate a plan to restructure certain operations. Included in the allocation of the purchase price is a restructuring provision of $6.6 million primarily related to severance. The Company began to execute the restructuring in 1999, and there were no charges against this reserve through December 31, 1998. The Company expects that the restructuring will be substantially completed in 1999.


     The acquisition was financed with $87.1 in proceeds from the sale of preferred and common stock by Laminates, $50.0 in proceeds from the sale of senior preferred stock by an affiliate (which was merged into Holdings) and from borrowings of $280.0 by the Company. The net proceeds to Holdings from the sale of junior preferred stock and the net proceeds from borrowings by the Company were transferred to Laminates as a dividend. After the payments to BTR for the acquisition price, Laminates contributed the remaining cash to the Company. See
Note 8 for acquisition financing.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1997 assume the acquisition had occurred at the beginning of the applicable period:


                                        1998       1997
                                       ------     ------

          Net sales................    $549.7     $533.4
          Net loss.................    $(48.2)    $(35.0)

     In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been completed at the beginning of 1997 or at the beginning of 1998, or of future results.


     In March 1999, Formica acquired a manufacturer of solid surface products. The acquisition will not have a material effect on the Company's financial position or results of operations.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Investments in less than majority-owned affiliates, over which the Company has significant influence, are accounted for using the equity method. All intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

     Revenues are recognized upon shipment of goods to customers.

     Foreign Currencies

     The Company's international operations are translated into U.S. dollars using current exchange rates at the end of the period for the balance sheets and a weighted-average rate for the period for the statements of operations with currency translation adjustments reflected in accumulated other comprehensive income (loss) in stockholder's equity. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations.

     Foreign Exchange Contracts

     The Company enters into forward sale and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies. Such contracts are usually short-term in nature and generally involve the exchange of two foreign currencies. Gains and losses related to these contracts are deferred and included in the measurement of the related purchase or sale transaction. At December 31, 1998, the Company had $1.5 in contracts to buy and $0.1 in contracts to sell foreign currencies. Net unrealized gains or losses were not material to the consolidated financial statements at December 31, 1998.

     Concentration of Credit Risk-

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base.

     Cash and Cash Equivalents

     The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents.

     Inventories

     Inventories are stated at the lower of cost or market. Inventories are valued using the first-in, first-out (FIFO) method except for the United States which utilizes the last-in, first-out (LIFO) method. As of December 31, 1998 and 1997, 55.0% and 53.8%, respectively, of inventories were valued under the LIFO method. Inventories at LIFO approximate inventories at FIFO.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation charges are made on a straight-line basis over the estimated useful life of the assets as follows:


     Buildings and improvements................... 30 to 40 years
     Machinery and equipment......................  3 to 13 years
     Computer and office equipment................  3 to 10 years


     Leasehold improvements are amortized over the lesser of the life of the asset or the lease term.

     Intangible Assets


     Intangible assets are amortized on a straight-line basis over their estimated useful lives (5 to 20 years). The Company periodically reviews intangible assets to evaluate whether changes have occurred that would suggest these assets may be impaired based on the estimated net cash flows over the remaining amortization period. If this review indicates that the remaining estimated useful life requires revision or that the asset is not recoverable, the carrying amount of the asset is reduced by the estimated shortfall of cash flows on a discounted basis. See Note 6 for the impairment charge recorded by the Company in 1997.


     Financial Instruments

     At December 31, 1998, the fair value of substantially all of the Company's financial instruments approximated their carrying value.

     Research and Development Costs

     Research and development costs are expensed as incurred. Research and development costs included in selling, general and administrative expenses were $1.4, $1.1, $3.3 and $1.2 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Environmental Compliance and Remediation Costs

     Environmental compliance costs include ongoing maintenance, monitoring and similar expenditures. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated (see Note 15).

     Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs included in selling, general and administrative expenses were $10.3, $10.6, $24.1 and $16.4 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

     Reclassifications


     Certain reclassifications have been made to prior year amounts to conform with current year presentation. Effective January 1, 1998, the Company adopted SFAS No. 130 - "Reporting Comprehensive Income," SFAS No. 131- "Disclosures about Segments of an Enterprise and Related Information" and SFAS No. 132- "Employers' Disclosures about Pensions and Other Postretirement Benefits". These standards increased financial reporting disclosures and had no impact on the Company's financial position or results of operations. Certain reclassifications have been made to the December 31, 1997 and 1996 consolidated financial statements to conform with the financial reporting requirements of SFAS No. 130 (see Consolidated Statements of Changes in Stockholder's Equity), SFAS No. 131 (see Note 13) and SFAS No. 132 (see Note 9).


     Recently Issued Accounting Standards


     In June 1998, SFAS No. 133- "Accounting for Derivative Instruments and Hedging Activities" was issued and is effective for fiscal years beginning after June 15, 1999 although earlier application is permitted. SFAS No. 133 requires all derivatives to be measured at fair value and recognized as assets or liabilities on the balance sheet. Changes in the fair value of derivatives should be recognized in either net income or other comprehensive income, depending on the designated purpose of the derivative. SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations. In February 1998, Statement of Position ("SOP") 98-1- "Accounting for Costs of Computer Software Developed or Purchased for Internal Use" was issued and is effective for fiscal years beginning after December 15, 1998. In April 1998, SOP 98-5- "Reporting on the Costs of Start-up Activities" was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 and SOP 98-5 are not expected to have a material impact on the Company's financial position or results of operations.


(4) INVENTORIES:

     Inventories consisted of the following at December 31:


                                               1998        1997
                                              ------      ------
      Finished goods.......................    $77.2       $75.5
      Work-in-process......................     12.2        10.6
      Raw materials........................     42.6        44.8
                                               -----       -----
           Total...........................    132.0       130.9
      Less: Obsolescence reserve...........     21.7        11.9
                                               -----       -----
                                              $110.3      $119.0
                                               =====       =====

(5) PROPERTY, PLANT AND EQUIPMENT:


     Depreciable assets consisted of the following at December 31:

                                               1998        1997
                                              ------      ------
      Land.................................    $17.7       $13.0
      Buildings and improvements...........     51.0        59.2
      Machinery and equipment..............    237.2       261.0
                                               -----       -----
           Total...........................    305.9       333.2
      Less: Accumulated depreciation.......     17.2        53.2
                                               -----       -----
                                              $288.7      $280.0
                                               =====       =====


     Depreciation expense was $16.0, $7.9, $21.4, and $18.8 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Interest costs incurred in connection with major capital expenditures are capitalized. Capitalized interest is amortized over the lives of the related assets. Net interest costs of $1.3 were capitalized in 1997. No interest costs were capitalized in 1998.

(6) INTANGIBLE ASSETS:


     Intangible assets consisted of the following at December 31:


                                               1998        1997
                                              ------      ------
      Trademarks...........................   $140.0      $150.0
      Patents..............................     19.9        14.4
      Proprietary technology and other.....     29.4        40.3
                                               -----       -----
           Total...........................    189.3       204.7
      Less: Accumulated amortization.......     12.8        89.8
                                               -----       -----
                                              $176.5      $114.9
                                               =====       =====




     During 1997, BTR decided to dispose of its building product businesses, including Formica by immediately offering such businesses for sale. Accordingly, the Company recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of the Company's assets considering among other things, the purchase price for the sale of Formica. The impairment charge did not result in the reduction of property, plant, and equipment.

(7) ACCRUED LIABILITIES:


     Accrued liabilities consisted of the following at December 31:



                                               1998        1997
                                              ------      ------
      Accrued salaries and benefits........    $20.6       $30.3
      Restructuring reserve................      6.6         -
      Other accrued expenses...............     26.3        25.4
                                               -----       -----
           Total...........................    $53.5       $55.7
                                               =====       =====



(8) NOTES PAYABLE:

     Notes payable consisted of the following at December 31:


                                               1998        1997
                                              ------      ------
      Senior subordinated notes............   $200.0       $  -
      Term loans...........................     85.0          -
      Other................................     32.7        44.8
                                               -----       -----
           Total...........................    317.7        44.8
      Less: Current maturities.............     21.8        33.4
                                               -----       -----
                                              $295.9       $11.4
                                               =====       =====


     In connection with the acquisition (see Note 2), Formica sold $200.0 of senior subordinated unsecured increasing rate bridge notes (the "Bridge Notes") which bear interest at the greater of prime plus an additional amount or 10% and, together with its subsidiaries, borrowed $80.0 of term loans under the new senior loan facility (the "New Credit Facility"). Borrowings under the new credit facility were expanded to $85.0 after the acquisition.


     On February 22, 1999, the Company issued $215 of 10 7/8% Senior Subordinated Notes due March 1, 2009 (the "Notes") and repaid the Bridge Notes. Interest is payable semi-annually on March 1 and September 1 of each year. The Notes are redeemable at the option of the Company in part beginning in 2002 and in whole beginning in 2004 at specified redemption prices.


     The Notes and related indenture place certain restrictions on the Company and its subsidiaries including the ability to pay dividends, issue preferred stock, repurchase capital stock, incur and pay indebtedness, sell assets and make certain restricted investments.

     The Company is subject to a Registration Rights Agreement that provides that the Company will file an Exchange Offer Registration with the Securities and Exchange Commission ("SEC") to register the Notes prior to 90 days from February 22, 1999 and that the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days from February 22, 1999. The Registration Rights Agreement provides for certain liquidated damages to be paid to the holders of the Notes if the registration timetable is not met.

     The New Credit Facility includes a $120.0 revolving credit facility. The revolving credit facility may be increased by up to $25.0 at the request of the Company and will terminate on May 1, 2004. There were no borrowings outstanding under the revolving credit facility at December 31, 1998. The term loans under the New Credit Facility consist of $40.0, $35.0 and $10.0 loans.

     Borrowings under the New Credit Facility generally bear interest based on a margin over, at the Company's option, the base rate or LIBOR. The applicable margin, until the date of delivery of the Company's December 31, 1998 financial statements, will be 2.25% over LIBOR or 1% over the base rate. Thereafter, the applicable margin will vary based upon the Company's ratio of consolidated debt to EBITDA (as defined). The Company's obligations under the New Credit Facility are guaranteed by Laminates, Holdings and all existing or future domestic subsidiaries of the Company (the "subsidiary guarantors") and are secured by substantially all of the assets of the Company and the subsidiary guarantors, including a pledge of the capital stock of all existing and future subsidiaries of the Company (provided that no more than 65% of the voting stock of any foreign subsidiary shall be pledged) and a pledge by Holdings of the stock of the Company and by Laminates of the stock of Holdings.


     The New Credit Facility contains financial covenants requiring the Company to maintain minimum earnings before interest, taxes, depreciation and amortization; minimum coverage of interest expense and fixed charges; and a maximum leverage ratio. The Company was in compliance with such financial covenants at December 31, 1998.

     The Company maintains various credit facilities in foreign countries (primarily in Asia) that provide for borrowings in local currencies. At December 31, 1998, the Company has secured approximately $29.0 in letters of credit under the New Credit Facility to provide credit enhancement for certain of such credit facilities.

     In addition to the above, the Company has established borrowing arrangements with various financial institutions at interest rates ranging from 2.0% to 9.5% in order to fund the ongoing operations of the business. At December 31, 1998 and 1997, there was approximately $32.7 and $44.8, respectively, outstanding under these facilities. At December 31, 1998, approximately $4.7 was available under these facilities.

     The approximate aggregate debt maturities are as follows as of December 31, 1998:


     1999..........................................     $21.8
     2000..........................................       7.0
     2001..........................................      15.0
     2002..........................................      20.3
     2003..........................................      32.5
     Thereafter....................................     221.1
                                                        -----
                                                       $317.7
                                                        =====


     Interest expense for 1997 and 1996 were inclusive of $0.5 and $1.6, respectively, attributable to affiliated companies. There was no interest expense attributed to affiliated companies in 1998. Cash payments for interest approximated $20.6, $0.2, $3.1, and $10.6 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended 1997 and 1996, respectively.

(9) EMPLOYEE BENEFIT PLANS:

     In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", which revises disclosures about pension and other postretirement benefit plans.

     The Company sponsors defined benefit pension plans covering substantially all United States and Canadian employees and certain employees in other countries. The benefits provided under the defined benefit pension plans are determined under formulas using years of service and compensation, or formulas using years of service and a flat dollar benefit rate. The Company's principal funding policy for the defined benefit pension plans is to maintain the plans in accordance with the minimum funding provisions of the Employee Retirement Income Security Act of 1974. The majority of the defined benefit pension plans' assets are held in trust, and consist principally of equity securities and fixed income instruments.

     The majority of the defined contribution plans sponsored by the Company are qualified under Section 401(k) of the Internal Revenue Code, with the amount of the Company's contributions determined under a matching formula tied to employee payroll deduction contributions. In addition, some defined contribution plans offer discretionary Company contributions based upon a profit based formula. Expenses related to these plans totaled approximately $1.1, $0.3, $0.7 and $0.7 during the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     The net cost for Company and subsidiary defined benefit pension plans was comprised of the following components:


                                                   Four         Year Ended
                                 Eight Months     Months        December 31,
                                     Ended        Ended      -----------------
                                 December 31,    April 30,
                                     1998          1998       1997       1996
                                 ------------    ---------   ------     ------
Service cost....................    $ 2.9         $ 0.6      $ 1.7      $ 2.6
Interest cost...................      3.0           1.2        3.5        6.0
Expected return on plan assets..     (2.8)         (1.0)      (3.1)      (7.0)
Other...........................      -             -          0.1        0.1
                                      ---           ---        ---        ---
Net periodic pension cost.......    $ 3.1         $ 0.8      $ 2.2      $ 1.7
                                      ===           ===        ===        ===



     The net periodic pension cost attributable to international plans included in the above table was $2.0, $0.2, $0.8 and $0.1 during the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998 and the years ended December 31, 1997 and 1996.

     The Company provides for the estimated cost of postretirement benefits (principally medical, dental and life insurance benefits provided to retirees and eligible dependents). The Company does not fund its postretirement benefit plans.

     The net cost of postretirement benefits other than pensions was comprised of the following components:


                                                   Four         Year Ended
                                 Eight Months     Months        December 31,
                                     Ended        Ended      -----------------
                                 December 31,    April 30,
                                     1998          1998       1997       1996
                                 ------------    ---------   ------     ------
Service cost....................    $ 0.1          $  -      $ 0.1      $ 0.1
Interest cost...................      0.3           0.1        0.3        0.3
                                      ---           ---        ---        ---
Net postretirement benefit cost.    $ 0.4          $0.1      $ 0.4      $ 0.4
                                      ===           ===        ===        ===


     The cost of health care and life insurance benefits for active employees was $7.5, $3.8, $11.0 and $9.8 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Summarized information about the changes in plan assets and benefit obligation is as follows:

                                                                        Other Postretirement
                                                 Pension Benefits             Benefits
                                                 ----------------       --------------------
                                                 1998        1997         1998        1997
                                                 ----        ----         ----        ----
Fair value of plan assets at January 1........   $40.3       $85.0        $  -       $  -
Actual return on plan assets..................     4.8         6.5           -          -
Company contributions.........................     4.1         3.8           -          -
Transfer of plan's assets to BTR..............     -         (52.1)
Transfer of plan's assets from BTR............    38.4         -
Benefits paid from plan assets................    (4.2)       (2.9)          -          -
                                                  ----        ----          ---        ---
Fair value of plan assets at December 31......   $83.4       $40.3        $  -       $  -
                                                  ====        ====          ===        ===
Benefit obligation at January 1...............   $52.7       $91.5        $ 5.5      $ 5.1
Service cost..................................     2.1         1.9          0.2        0.1
Interest cost.................................     2.0         3.5          0.1        0.3
Actuarial (gains) losses......................     0.9         2.8           -          -
Benefits paid.................................    (1.3)       (2.9)          -          -
Transfer from (to) BTR and other..............    39.8       (44.1)          -          -
                                                  ----        ----          ---        ---
Benefit obligation at December 31.............   $96.2       $52.7        $ 5.8      $ 5.5
                                                  ====        ====          ===        ===


     The fair value of international pension plan assets included in the above table was $44.6 and $8.2 in 1998 and 1997, respectively. The pension benefit obligation of international plans included in this table was $49.3 and $12.7 in 1998 and 1997, respectively.

     A reconciliation of the plans' funded status to the net asset (liability) recognized at December 31 is as follows:

                                                                        Other Postretirement
                                                 Pension Benefits             Benefits
                                                 ----------------       --------------------
                                                 1998        1997         1998        1997
                                                 ----        ----         ----        ----
Funded status (benefit obligation in excess
  of plan assets).............................  $(12.8)     $(12.4)       $(6.4)     $(6.2)
Unrecognized net loss (gain)..................    (1.4)        0.2          0.1        0.7
                                                  ----        ----          ---        ---
       Net asset (liability)..................   (14.2)      (12.2)        (6.3)      (5.5)
                                                  ----        ----          ---        ---
Reported as:
   Other liabilities..........................   $14.2       $12.2         $6.3       $5.5
                                                  ====        ====          ===        ===


     For Company pension plans with benefit obligations in excess of plan assets at December 31, 1998 and 1997, the fair value of plan assets was $45.9 and $32.1, respectively, and the benefit obligation was $61.7 and $45.2, respectively.

     Assumptions used in determining pension plan information are:


                                                       Eight Months     Four Months          Year Ended
                                                          Ended            Ended             December 31,
                                                       December 31,      April 30,       --------------------
                                                           1998            1998          1997            1996
                                                       ------------     -----------      ----            ----
Rate of future compensation increases................   0.0%-5.0%        0.0%-5.5%      0.0%-5.5%      4.0%-6.0%
Discount rate........................................   5.0%-7.0%        6.5%-8.0%      6.5%-8.0%      7.3%-10.0%
Expected long-term rate of return on plan assets.....   0.0%-9.0%        0.0%-9.5%      0.0%-9.5%      0.0%-9.5%

     Assumptions used in determining other post retirement plan information are as follows:

                                                       Eight Months      Four Months         Year Ended
                                                          Ended             Ended            December 31,
                                                       December 31,       April 30,       ----------------
                                                           1998             1998          1997        1996
                                                       ------------     -----------       ----        ----
Rate of future compensation increases................    0.0%-3.5%        0.0%-3.5%       4.0%        5.0%
Discount rate........................................    5.0%-7.0%        5.0%-7.0%       7.8%        7.3%
Expected long-term rate of return on plan assets.....    0.0%-9.0%        0.0%-9.0%       9.0%        9.0%


     In the aggregate, average international plan assumptions do not vary significantly from U.S. assumptions.

     The health care cost trend rate for other postretirement benefit plans was 10.0% at December 31, 1998. The rate will gradually decline to 6.0% over a 10-year period. A one percentage point change in the health care cost trend rate would have had the following effects:

                                                           One Percentage Point
                                                         -----------------------
                                                         Increase       Decrease
                                                         --------       --------
Effect on total service and interest cost components....   $0.1           $0.1
                                                            ===            ===
Effect on benefit obligation............................   $0.2           $0.2
                                                            ===            ===


(10) INCOME TAXES:

     The provision (benefit) for income taxes consisted of the following:


                                          Four            Year Ended
                     Eight Months        Months           December 31,
                        Ended            Ended          ---------------
                     December 31,      April 30,
                         1998             1998          1997       1996
                     ------------      ---------        ----       ----
Current:
   Federal...........    $ --             $ --         $(2.1)     $(4.8)
   State.............     0.1               --          (0.3)      (1.0)
   Foreign...........     3.5             (1.2)          2.6        9.8
                          3.6             (1.2)          0.2        4.0
                          ---              ---           ---        ---
Deferred:
   Federal...........      --               --          (0.1)       0.3
   State.............      --               --            --         --
   Foreign...........    (0.8)             1.2           0.1        0.7
                         (0.8)             1.2            --        1.0
                          ---              ---           ---        ---
                         $2.8             $ --          $0.2       $5.0
                          ===              ===           ===        ===

     Pretax income (loss) was taxed in the following jurisdictions:

                                          Four            Year Ended
                     Eight Months        Months           December 31,
                        Ended            Ended          ---------------
                     December 31,      April 30,
                         1998             1998          1997       1996
                     ------------      ---------        ----       ----
Domestic.............    $(25.6)        $(12.6)       $(518.4)    $(52.2)
Foreign..............       6.1           (2.0)          13.8       29.3
                           ----           ----          -----       ----
   Total pretax loss.    $(19.5)        $(14.6)       $(504.6)    $(22.9)
                           ====           ====          =====       ====


     The 1997 domestic pretax loss includes the goodwill impairment charge of $484.4 (see Note 6).

     Deferred tax assets and liabilities are comprised of the following at December 31:


                                                     1998         1997
                                                    ------       ------
   Deferred tax liabilities:
      Book over tax bases of assets acquired....    $133.6       $ 90.7
      Depreciation..............................       0.1         14.1
      LIFO reserve..............................       2.7          3.7
      Other, net................................       7.0          1.9
                                                     -----        -----
          Total deferred tax liabilities........     143.4        110.4
                                                     -----        -----
   Deferred tax assets:
      Accrued liabilities.......................      15.0         10.1
      Net operating loss carryforwards..........      15.4          9.6
      Other, net................................       2.6          4.7
                                                     -----        -----
          Total deferred tax assets.............      33.0         24.4
                                                      ----         ----

          Valuation allowance...................     (15.4)        (9.6)
                                                     -----        -----
          Net deferred tax liabilities..........    $125.8       $ 95.6
                                                     =====        =====


     The Company does not provide deferred income taxes on undistributed earnings of its foreign subsidiaries as such earnings are considered indefinitely reinvested. At December 31, 1998, the cumulative amount of undistributed earnings on which the Company has not recognized deferred income taxes is approximately $155.0. Determining the amount of unrecognized deferred tax liability for this amount is not practicable. However, if the undistributed earnings were remitted, any resulting federal tax would be substantially reduced by foreign tax credits.

     The reconciliation of income tax computed at the U.S. federal statutory tax rates to the Company's tax expense (benefit) is as follows:

                                                                     Four             Year Ended
                                                   Eight Months      Months          December 31,
                                                      Ended          Ended        ------------------
                                                   December 31,     April 30,
                                                      1998           1998          1997        1996
                                                   ------------     ---------     ------      ------

U.S. statutory rate...............................   (35.0%)        (35.0%)       (35.0%)     (35.0%)
State income taxes................................    --             --            --          (4.3%)
Intangibles amortization..........................    --             --            35.2%       39.0%
Subpart F income..................................     2.6%           2.1%          0.1%        2.3%
Tax on income of foreign subsidiaries and
  rate differential...............................    13.8%          --            (0.4%)       2.5%
Change in valuation allowance.....................    32.3%          32.9%         --          16.7%
Other, net........................................     0.7%          --             0.1%        0.6%
                                                      ----           ----          ----        ----
                                                      14.4%          --  %         --  %       21.8%
                                                      ====           ====          ====        ====


     The Company is included in the consolidated federal and state tax returns of its ultimate parent, Laminates. Cash (paid) received for income taxes amounted to ($1.9), ($1.0), $4.0 and $8.5, for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and years ended December 31, 1997 and 1996, respectively. The utilization of net operating loss carryforwards expiring in varying amounts in future periods may be limited by Internal Revenue Service regulations regarding "change in ownership" (see Note
2), therefore, the Company has provided a full valuation allowance against the net operating loss carryforwards.

(11) RELATED PARTY TRANSACTIONS:

     During 1996, the Company entered into an arrangement with BTR whereby certain advances previously provided for the repayment of certain acquisition related debt and other operating capital was contributed to the capital of the Company. This transaction, totaling $437.5 million was accounted for as a contribution of capital from BTR in the Consolidated Statement of Changes in Stockholder's Equity.

     In order to fund its normal working capital requirements, the Company had entered into certain arrangements with BTR affiliated companies. Such arrangements were primarily short-term in nature and generally charged no interest. At December 31, 1997, there was approximately $45.2 outstanding under these arrangements.

(12) TERMINATION OF PROPOSED ACQUISITION:

     During the eight months ended December 31, 1998, the Company recorded a charge of $3.0 for expenses incurred in connection with its proposed acquisition of a decorative products business. The Company has abandoned the proposed transaction.

(13) SEGMENT REPORTING:

     In 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting and disclosure requirements for operating segments.

     The Company is principally engaged in a single line of business: the design, manufacture and distribution of high pressure decorative laminates. Substantially all revenues result from the sale of decorative laminates through domestic and international distributors and dealers. The Company's operations are managed on a geographic basis and, therefore, reportable segments are based on geographic areas. Segment revenues are defined as net sales to external customers of each segment. The Company measures segment results as operating income (loss), which is defined as income (loss) before goodwill impairment charge, interest expense, other income (expense) and income taxes. Depreciation and amortization expense is included in the measure of segment results. All intercompany sales and expenses have been eliminated in determining segment revenues and segment profit (loss).

                                                                             Four            Year Ended
                                                         Eight Months       Months          December 31,
                                                             Ended          Ended        ------------------
                                                         December 31,     April 30,
                                                             1998           1998          1997        1996
                                                         ------------     ---------      ------      ------

Segment revenues
   United States........................................     $202.3          $98.1       $272.2      $262.0
   North America - other................................       32.3           13.9         42.8        39.2
   Europe...............................................       92.5           48.4        146.1       156.1
   Asia.................................................       44.3           17.9         72.3        64.3
                                                              -----          -----        -----       -----
            Total.......................................     $371.4         $178.3       $533.4      $521.6
                                                              =====          =====        =====       =====
Segment profit (loss)
   North America........................................     $(10.7)        $(13.9)      $(33.8)     $(13.4)
   Europe...............................................        7.6            1.3          9.0        (0.1)
   Asia.................................................        4.8           (1.1)         5.9         0.1
                                                              -----          -----        -----       -----
            Total.......................................       $1.7         $(13.7)      $(18.9)     $(13.4)
                                                              =====          =====        =====       =====
Depreciation and amortization (included in
   segment profit (loss))
   North America........................................      $22.4           $6.2        $32.4       $29.3
   Europe...............................................        4.6            3.5         17.2        17.5
   Asia.................................................        2.3            1.4          6.1         5.3
                                                              -----          -----        -----       -----
            Total.......................................      $29.3          $11.1        $55.7       $52.1
                                                              =====          =====        =====       =====
Expenditures for long-lived assets
   North America........................................      $20.6           $4.8        $27.6       $26.9
   Europe...............................................       11.1            1.2         11.2         8.4
   Asia.................................................        3.8            2.3          7.7         9.2
                                                              -----          -----        -----       -----
            Total.......................................      $35.5           $8.3        $46.5       $44.5
                                                              =====          =====        =====       =====
A reconciliation of total segment profit (loss)
   to income (loss) before income taxes is as follows-
   Segment profit (loss)................................       $1.7         $(13.7)      $(18.9)     $(13.4)
   Goodwill impairment charge...........................       --             --         (484.4)       --
   Interest expense.....................................      (25.7)          (1.7)        (3.1)      (10.6)
   Other income (expense)...............................        4.5            0.8          1.8         1.1
                                                              -----          -----        -----       -----
            Loss before income taxes....................     $(19.5)        $(14.6)     $(504.6)     $(22.9)
                                                              =====          =====        =====       =====


                                              December 31,
                                     -------------------------------
                                      1998        1997         1996
                                     ------      ------       ------
    Total assets:
       United States.............    $406.4      $374.0       $711.9
       North America - Other.....      36.4        34.5         35.6
       Europe....................     179.1       184.8        298.9
       Asia......................      74.9        54.4         90.4
                                      -----       -----      -------
                Total............    $696.8      $647.7     $1,136.8
                                      =====       =====      =======
    Long-lived assets:
       United States.............    $128.6      $151.9       $122.6
       North America - Other.....      14.3        15.4         16.8
       Europe....................     106.6        80.7         92.9
       Asia......................      39.2        32.0         22.6
                                      -----       -----      -------
                Total............    $288.7      $280.0       $254.9
                                      =====       =====      =======


(14) CHANGES IN ACCOUNTING ESTIMATES:

     During the eight and four-months periods ended December 31 and April 30, 1998, the Company made certain changes in accounting estimates, resulting in charges totaling $7.8 million and $5.7 million, respectively, due to new management plans with the respect to asset carrying and disposition policies and new information becoming available, including information concerning customers, products and competitive conditions in certain markets. The changes in accounting estimates for the eight-month period ended December 31, 1998 include increasing the provisions for doubtful accounts and inventory obsolescence by $2.4 million and $5.4 million, respectively. The changes in accounting estimates for the four-month period ended April 30, 1998 include increasing the provision for customer rebate programs by $2.7 million, increasing the provision for doubtful accounts by $1.4 million and accruals for customs, property tax exposures and other items totaling $1.6 million.

(15) COMMITMENTS AND CONTINGENCIES:

     Leases

     The Company leases certain machinery, such as transportation and plant equipment, and facilities, such as administrative offices and warehouse space, under various non-cancelable operating lease agreements.

     At December 31, 1998, future minimum lease payments under operating lease agreements that have a remaining term in excess of one year are as follows:


          1999....................................    $ 6.3
          2000....................................      5.7
          2001....................................      4.7
          2002....................................      3.7
          2003....................................      3.3
          Thereafter..............................      2.9
                                                       ----
                                                      $26.6
                                                       ====


     Rent expense aggregated $5.3, $2.4, $7.8 and $7.6 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Letters of Credit

     At December 31, 1998, the Company was contingently liable for approximately $30.3 of documentary and performance letters of credit.

     Purchase Commitments

     During 1996, the Company entered into a contract, expiring in 2002, to purchase laminate flooring from an outside supplier. Minimum purchase commitments for laminate flooring at December 31, 1998 are as follows:


         1999.....................................    $20.1
         2000.....................................     22.0
         2001.....................................     19.0
         2002.....................................      4.5
                                                       ----
                                                      $65.6
                                                       ====


     Purchases under such contract were $14.6 and $19.6 for the years ended December 31, 1998 and 1997, respectively.

     Assuming the Company did not make any of its annual minimum purchase commitments over the remaining term of the contract, the maximum aggregate penalty which could be incurred would approximate $32.8.

     Litigation and Environmental Matters

     In the ordinary course of business, the Company is the subject of or party to various pending litigation and claims. While it is not possible to predict with certainty the outcome of any potential litigation or claims, the Company believes, any known contingencies, individually or in the aggregate, will not have a material adverse impact on its financial position or results of operations.

     The Company has been the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, the Company has been named as a potentially responsible party at several Superfund sites and has reserved $4.0 at December 31, 1998 and 1997 with respect to two such sites. The Company believes that the ultimate resolution of these matters should not have a material adverse effect on the Company's financial position or results of operations.

                               FORMICA CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in millions, except share data)



                                                                          March 31      December 31
                                                                            1999            1998
                                                                        -----------     -----------
                                                                        (Unaudited)       (Note 1)
                                      ASSETS
Current Assets:
 Cash and cash equivalents..............................................   $  2.9          $ 31.6
 Accounts receivable, net...............................................     79.9            64.9
 Inventories............................................................    123.4           110.3
 Prepaid expenses and other current assets..............................     18.2            15.1
 Deferred income taxes..................................................      8.1             7.9
                                                                            -----           -----
         Total current assets...........................................    232.5           229.8

Property, Plant and Equipment, Net                                          287.6           288.7

Other Assets:
 Intangible assets, net.................................................    171.6           176.5
 Other noncurrent assets................................................      1.8             1.8
                                                                            -----           -----
         Total assets...................................................   $693.5          $696.8
                                                                            =====           =====

                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities-notes payable.......................................   $ 18.8          $ 21.8
 Accounts payable.......................................................     41.6            40.0
 Accrued expenses.......................................................     52.4            53.5
                                                                            -----           -----
         Total current liabilities......................................    112.8           115.3

Notes Payable...........................................................    312.6           295.9

Deferred Income Taxes...................................................    133.5           133.7

Other Liabilities.......................................................     33.7            32.1
                                                                            -----           -----
         Total liabilities..............................................    592.6           577.0

Commitments and Contingencies...........................................

Stockholder's Equity:
 Preferred stock - par value $.01 per share - authorized 1,000 shares,
   none issued or outstanding...........................................     --              --
 Common stock - par value $.01 per share - authorized 2,000 shares,
   issued and outstanding 100 shares....................................      0.1             0.1
 Additional paid-in capital.............................................    137.0           137.0
 Accumulated deficit....................................................    (31.8)          (22.3)
 Accumulated other comprehensive income (loss)..........................     (4.4)            5.0
                                                                            -----           -----
         Total stockholder's equity.....................................    100.9           119.8
                                                                            -----           -----
Total liabilities and stockholder's equity..............................   $693.5          $696.8
                                                                            =====           =====

------------
     See notes to unaudited condensed consolidated financial statements.



                               FORMICA CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                  (in millions)



                                                      Three Months Ended
                                                   ------------------------
                                                   March 31        March 31
                                                     1999            1998
                                                   --------        --------

Net Sales....................................       $139.2          $131.8

Cost of Products Sold........................         98.7            94.0
                                                     -----           -----

          Gross profit.......................         40.5            37.8

Selling, General and Administrative Expenses.         39.9            42.9
                                                     -----           -----

          Operating income (loss)............          0.6            (5.1)

Interest Expense.............................        (10.4)           (1.3)

Other Income.................................          1.5             0.6
                                                     -----           -----

Loss Before Income Taxes.....................         (8.3)           (5.8)

Income Tax Provision.........................         (1.2)           --
                                                     -----           -----

          Net loss...........................       $ (9.5)         $ (5.8)
                                                     =====           =====


------------
   See notes to unaudited condensed consolidated financial statements.

                               FORMICA CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  (in millions)


                                                            Three Months Ended
                                                          ----------------------
                                                           March 31     March 31
                                                             1999         1998
                                                           --------     --------

Cash Used in Operations...................................$ (14.9)        $(9.2)

Investing Activities:
 Capital expenditures and investments, net................  (19.7)         (6.2)
                                                            -----          ----
            Net cash used in investing activities.........  (19.7)         (6.2)

Financing Activities:
 Net proceeds from borrowings.............................  207.8          --
 Due from affiliates......................................   --             6.1
 Payments of debt......................................... (201.3)         (0.9)
                                                            -----          ----
            Net cash provided by financing activities.....    6.5           5.2

Effects of Exchange Rate Changes on Cash..................   (0.6)          3.6
                                                            -----          ----

Decrease in Cash and Cash Equivalents.....................  (28.7)         (6.6)

Cash and Cash Equivalents at the Beginning of Period......   31.6          27.2
                                                            -----          ----

Cash and Cash Equivalents at the End of Period............ $  2.9         $20.6
                                                            =====          ====

------------
   See notes to unaudited condensed consolidated financial statements.

                               FORMICA CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                              (dollars in millions)




(1) BASIS OF PRESENTATION:

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The condensed consolidated statement of operations for the three-months ended March 31, 1998 reflects the results of Formica Corporation and its majority-owned subsidiaries (the "Company") prior to the acquisition from BTR Nylex Ltd. on May 1, 1998. The results for the pre-acquisition period are not necessarily comparative to the post- acquisition period because of the changes in organizational structure, recorded asset value, cost structure and capitalization of the Company resulting from the acquisition. During 1998, management of the Company formulated a plan to restructure certain operations and provided a restructuring provision of $6.6 million. During the first quarter of 1999, the Company spent $0.5 million of the restructuring provision. The restructuring plan will be substantially completed in 1999.

     Earnings per share data are not presented because the Company's common stock is not publicly traded and the Company is a wholly-owned subsidiary of FM Holdings, Inc.

     The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     For further information, refer to the audited consolidated financial statements and footnotes for the year ended December 31, 1998.

(2) INVENTORIES, NET:

     Major classes of inventories are as follows:


                                           March 31        December 31
                                             1999             1998
                                           --------        -----------

    Finished goods...................      $  87.9          $  77.2
    Work-in-process..................         12.8             12.2
    Raw materials....................         46.3             42.6
                                             -----            -----
    Total............................        147.0            132.0
    Less-Obsolescence reserve........         23.6             21.7
                                             -----            -----
                                           $ 123.4          $ 110.3
                                             =====            =====

(3) NOTES PAYABLE:

     On February 22, 1999, the Company issued $215 million of 10 7/8% Senior Subordinated Notes due March 1, 2009 (the "Notes") and repaid approximately $200 million of Senior Subordinated Unsecured Increasing Rate Bridge Notes. Interest on the Notes is payable semi-annually on March 1 and September 1 of each year. The Notes are redeemable at the option of the Company in part beginning in 2002 and in whole in 2004 at specified redemption prices.

     The Notes and related indenture place certain restrictions on the Company and its subsidiaries including the ability to pay dividends, issue preferred stock, repurchase capital stock, incur and pay indebtedness, sell assets and make certain restricted investments.

     In conjunction with the issuance of the Notes, the Company is subject to a Registration Rights Agreement that provides that the Company will file an Exchange Offer Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") to register the Notes prior to 90 days from February 22, 1999 and that the Company will use its reasonable best efforts to have the Registration Statement declared effective by the SEC on or prior to 180 days from February 22, 1999. The related Registration Rights Agreement provides for certain liquidated damages to be paid to the holders of the Notes if the registration timetable is not met. Management filed the Registration Statement with the SEC on April 21, 1999.

(4) CONTINGENT MATTERS:

     The Company has been the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, the Company has been named as a potentially responsible party at several superfund sites. The Company has reserved $4 million at March 31, 1999 and December 31, 1998 with respect to two such sites. The Company believes that the ultimate resolution of these matters should not have a material adverse effect on the Company's financial position or results of operations. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular quarter.

(5) SEGMENT INFORMATION:




                                                                              Three Months Ended
                                                                            ----------------------
                                                                            March 31      March 31
                                                                              1999          1998
                                                                            --------      --------
Segment revenues:
   United States........................................................... $ 77.5         $ 72.0
   North America - other...................................................   10.7           10.5
   Europe..................................................................   37.3           36.6
   Asia....................................................................   13.7           12.7
                                                                             -----          -----
       Total............................................................... $139.2         $131.8
                                                                             =====          =====
Segment profit (loss):
   North America........................................................... $ (3.5)        $ (6.2)
   Europe..................................................................    3.3            2.5
   Asia....................................................................    0.8           (1.4)
                                                                             -----          -----
       Total............................................................... $  0.6         $ (5.1)
                                                                             =====          =====


                                      F-28




                                                                              Three Months Ended
                                                                            ----------------------
                                                                            March 31      March 31
                                                                              1999          1998
                                                                            --------      --------
Depreciation and amortization (included in segment profit (loss))
 North America............................................................. $  8.1         $  4.6
 Europe....................................................................    2.3            2.7
 Asia......................................................................    0.8            1.2
                                                                             -----          -----
       Total............................................................... $ 11.2         $  8.5
                                                                             =====          =====

Expenditures for long-lived assets:
 North America............................................................. $ 12.8         $  3.6
 Europe....................................................................    1.2            0.9
 Asia......................................................................    0.2            1.7
                                                                             -----          -----
       Total............................................................... $ 14.2         $  6.2
                                                                             =====          =====

A reconciliation of total segment profit (loss) to income (loss) before income taxes is as follows--
 Segment profit (loss)..................................................... $  0.6         $ (5.1)
 Interest expense..........................................................  (10.4)          (1.3)
 Other income (expense)....................................................    1.5            0.6
                                                                             -----          -----
       Loss before income taxes............................................ $ (8.3)        $ (5.8)
                                                                             =====          =====






                                                 As of
                                      ---------------------------
                                      March 31        December 31
                                        1999             1998
                                      --------        -----------
Total assets:
 United States..................       $433.5           $406.4
 North America -- Other.........         33.8             36.4
 Europe.........................        157.5            179.1
 Asia...........................         68.7             74.9
                                        -----            -----
       Total....................       $693.5           $696.8
                                        =====            =====

Long-lived assets:
 United States..................       $140.6           $128.6
 North America -- Other.........         14.2             14.3
 Europe.........................         94.9            106.6
 Asia...........................         37.9             39.2
                                        -----            -----
       Total....................       $287.6           $288.7
                                        =====            =====



(6) COMPREHENSIVE INCOME (LOSS):

     Total comprehensive loss was $(18.9) and ($2.2) for the three-months ended March 31, 1999 and March 31, 1998, respectively. The difference between comprehensive income (loss) and the net loss results from foreign currency translation adjustments.

=================================================================

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                        -------------

                      TABLE OF CONTENTS

                                                         Page
                                                         ----


Prospectus Summary..........................................2
Risk Factors...............................................13
Use of Proceeds............................................20
Capitalization.............................................20
Selected Consolidated Financial Data.......................21
Management's Discussion and Analysis of
Financial Condition and Results of Operations .............24
Business...................................................34
Management.................................................51
Security Ownership of Certain Beneficial Owners
and Management of Laminates Stockholders...................60
Certain Relationships and Transactions.....................63
The Acquisition............................................65
Description of Our Credit Facility.........................68
Description of Notes.......................................71
The Exchange Offer........................................115
Material United States Tax Consequences
of the Exchange Offer.....................................123
Plan of Distribution......................................123
Legal Matters.............................................123
Change in Independent Auditors............................124
Experts...................................................124
Unaudited Pro Forma Condensed Consolidated
   Financial Data.........................................P-1
Index to Financial Statements.............................F-1




=================================================================


                        $215,000,000


                     Formica Corporation



       10 7/8% Series B Senior Subordinated Notes Due
                            2009










                ----------------------------

                         Prospectus

                ----------------------------










                           o, 1999





=================================================================


The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in an y state where the offer or sale is not permitted.



              [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED July 19, 1999

PROSPECTUS

                               FORMICA CORPORATION

               10 7/8% Series B Senior Subordinated Notes due 2009

                                 -------------

The Company

o We are one of the leading brand names in the decorative surfacing products market and are one of the largest producers of high pressure decorative laminates in the world.

The Original Offering:

o   We issued the notes in a private offering on February 22, 1999.

o We used such net proceeds to repay in full the $200 million principal amount outstanding under the bridge notes together with accrued interest. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.

The Notes:

o   Maturity: March 1, 2009

o Interest Payment: semi-annually on March 1 and September 1, commencing on September 1, 1999.


o Optional Redemption: The notes will be redeemable on or after March 1, 2004 at the prices state herein. In addition, we may redeem up to 35% of the notes on or prior to March 1, 2002 at a redemption price of 110.875% of the principal amount, plus accrued interest, with the net cash proceeds of one or more public equity offerings provided that at least 65% of the aggregate principal amount of the notes remain outstanding after such redemption.


o Mandatory Redemption: We also have the right to redeem, and you have the right to require us to purchase, the notes upon the occurrence of certain change of control events, at the prices set forth herein.

o Ranking of Notes: The notes are general unsecured obligations, subordinated to all of our senior obligations, including any borrowings under our bank credit facility. The notes rank senior to all subordinated indebtedness. The notes will effectively rank junior to all liabilities of our subsidiaries.


o As of March 31, 1999, Formica had outstanding approximately $85.0 million of senior indebtedness, and our subsidiaries had approximately $144.4 million of outstanding liabilities, including trade payables.



    This investment involves risks. See "Risk Factors" beginning on page __.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

--------------------------------------------------------------------------------
                          Donaldson, Lufkin & Jenrette

The date of this Prospectus is       , 1999.

[ALTERNATE SECTIONS FOR DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]


Trading Market for the Notes


     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their new notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Donaldson, Lufkin & Jenrette Securities Corporation. No assurance can be given as to the liquidity of or the trading market for the notes.

     Donaldson, Lufkin & Jenrette Securities Corporation may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In the registration rights agreement that we signed with Donaldson, Lufkin & Jenrette Securities Corporation in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Donaldson, Lufkin & Jenrette Securities Corporation to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.



                                 USE OF PROCEEDS


     This prospectus is delivered in connection with the sale of the notes by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. We will not receive any of the proceeds from such transactions.



                              PLAN OF DISTRIBUTION


     This prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales of the new notes in market-making transactions effected from time to time. Donaldson, Lufkin & Jenrette Securities Corporation may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJ Merchant Banking, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, and certain of its affiliates beneficially own approximately 45.1% of the common stock of Formica. Thompson Dean and Peter T. Grauer, each of whom is a principal of DLJ Merchant Banking, are members of the board of directors of Laminates, Holdings and Formica. Further, DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and Laminates Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, purchased a portion of the bridge notes, for which it received customary fees and expenses. Donaldson, Lufkin & Jenrette Securities Corporation has, from time to time, provided investment banking and other financial advisory services to Formica in the past for which it has received customary compensation, and will provide such services and financial advisory services to Formica in the future. Donaldson, Lufkin & Jenrette Securities Corporation acted as purchaser in connection with the initial sale of the old notes and received an underwriting discount of approximately $3.5 million in connection therewith. In addition, Donaldson, Lufkin & Jenrette Securities Corporation received a advisory fee of $1.0 million in cash from Laminates after the completion of the acquisition. See "Certain Relationships and Related Transactions."

     Donaldson, Lufkin & Jenrette Securities Corporation has informed Formica that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     Formica has been advised by Donaldson, Lufkin & Jenrette Securities Corporation that, subject to applicable laws and regulations, Donaldson, Lufkin & Jenrette Securities Corporation currently intends to make a market in the new notes following completion of the exchange offer. However, Donaldson, Lufkin & Jenrette Securities Corporation is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the New Notes."

     Donaldson, Lufkin & Jenrette Securities Corporation and Formica have entered into the Registration Rights Agreement with respect to the use by Donaldson, Lufkin & Jenrette Securities Corporation of this prospectus. In that agreement, Formica agreed to bear all registration expenses incurred under such agreement, and Formica agreed to indemnify Donaldson, Lufkin & Jenrette Securities Corporation against a variety of liabilities, including liabilities under the Securities Act.

          [BACK COVER FOR MARKET-MAKING PROSPECTUS]

=================================================================


     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                        -------------

                      TABLE OF CONTENTS

                                                       Page
                                                       ----


Prospectus Summary........................................2
Risk Factors.............................................13
Use of Proceeds..........................................20
Capitalization...........................................20
Selected Consolidated Financial Data.....................21
Management's Discussion and Analysis of
Financial Condition and Results of Operations ...........24
Business.................................................34
Management...............................................51
Security Ownership of Certain Beneficial Owners
and Management of Laminates Stockholders.................60
Certain Relationships and Transactions...................63
The Acquisition..........................................65
Description of Our Credit Facility.......................68
Description of Notes.....................................71
Plan of Distribution....................................123
Legal Matters...........................................123
Change in Independent Auditors..........................124
Experts.................................................124
Unaudited Pro Forma Condensed Consolidated
 Financial Data.........................................P-1
Index to Financial Statements...........................F-1



=================================================================



                        $215,000,000



                     Formica Corporation




       10 7/8% Series B Senior Subordinated Notes Due
                            2009





                 --------------------------

                         Prospectus

                 --------------------------







                Donaldson, Lufkin & Jenrette












                           o, 1999


=================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


Item                                                 Amount
SEC Registration Fee............................    $59,770
Printing and Engraving Costs....................         *
Trustee Fees....................................         *
Legal Fees and Expenses.........................         *
Accounting Fees and Expenses....................         *
Miscellaneous...................................         *
                                                     ------
 Total..........................................         *
                                                     ======


------------
*To be filed by amendment.



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Exculpation. Section 102(b)(7) of the Delaware General Corporations Law ("Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

     The Formica certificate of incorporation (the "Formica Charter") limits the personal liability of a director to Formica and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

     Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Formica Charter provides for indemnification of directors, officers, employees or agents of Formica against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On February 22, 1999 the Registrant sold $215,000,000 in aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2009 (the old notes), to Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown and Credit Suisse First Boston (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $970 per $1,000 principal amount at maturity. The old notes were immediately resold by the initial purchasers in transactions not involving a public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


 Exhibit No.                                Document
 -----------                                --------

   1.1     *     Registration Rights Agreement dated as of February 22, 1999 between Formica and Donaldson, Lufkin & Jenrette Securities
                 Corporation, BT Alex. Brown Incorporated and Credit Suisse
                 First Boston as Initial Purchasers

   3.1     *     Certificate of Incorporation

   3.2     *     By laws

   4.1     *     Indenture, dated as of February 22, 1999 between Formica and the Trustee


   5.1     **    Opinion of Davis Polk & Wardwell with respect to the new notes

  10.1     *     Investors' Agreement dated as of April 30, 1998 among
                 Laminates, the DLJ Merchant Banking funds, the institutional investors and the management shareholders


  10.2     *     Restricted Stock Program

  10.3     *     Employment Agreement of Vincent Langone

  10.4     *     Employment Agreement of David Schneider


  10.5     +     Employment Agreement of William Adams

  10.6     +     Employment Agreement of Steven Kuo

  10.7     *     Amended and Restated Credit Agreement dated as of July 20, 1998 among Formica, certain Formica subsidiaries and a syndicate of financial institutions led by DLJ Capital Funding, Inc.

  10.8     +     Supplemental Employee Retirement Plan

  10.9     **    Restated Formica Corporation Employee Retirement Plan dated as of January 1, 1996, as amended

  10.10    **    Formica Taiwan Corporation Employee Retirement Plan dated as of December 23, 1986

  10.11    +     Formica UK Corporation Employee Retirement Plan

  12.1     **    Computation of Ratio of Earnings to Fixed Charges


  16.1     *     Letter from Ernst & Young LLP regarding change in independent auditors

  21.1     *     Subsidiaries of Formica


  23.1     **    Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

  23.2     **    Consent of Arthur Andersen LLP

  23.3     **    Consent of Ernst & Young LLP


  24.1     *     Power of Attorney (Included on the signature page of this
                 registration statement)

  25.1     **    Statement of Eligibility of Summit Bank on Form T-1.


  27.1     **    Financial Data Schedule


  99.1     **    Form of Letter of Transmittal

  99.2     **    Form of Notice of Guaranteed Delivery

  99.3     **    Form of Letter to Clients

 Exhibit No.                                Document
 -----------                                --------

  99.4     **    Form of Letter to Nominees

  99.5     **    Form of Instructions to Registered Holder and/or Book-Entry
                 Transfer Participant from Owner


------------
*  Previously filed.

** Filed herewith.

+  To be filed by amendment.



     (b) Financial Statement Schedules and Auditors' Reports thereon


       Valuation and Qualifying Accounts

-----------------------------------------------------------------------------------------------------------------
Column A                               Column B              Column C                Column D        Column E
-----------------------------------------------------------------------------------------------------------------
                                                            Additions
                                                      Charged      Charged to
                                      Balance at      to Costs       Other                          Balance at
                                      Beginning         and         Accounts        Deductions        End of
Description                           of Period       Expenses     -Describe        -Describe         Period
-----------------------------------------------------------------------------------------------------------------
                                                           (in millions)
Year ended December 31, 1998:
   Deducted from assets accounts:
    Allowance for doubtful accounts...   $1.5           $6.0           --           $(3.3) (1)         $4.2
                                          ===            ===          ===             ===               ===

Year ended December 31, 1997:
   Deducted from assets accounts:
    Allowance for doubtful accounts...    1.4            3.0           --            (2.9) (1)          1.5
                                          ===            ===          ===             ===               ===

Year ended December 31, 1996:
   Deducted from assets accounts:
    Allowance for doubtful accounts...    2.6            1.8           --            (3.0)  (1)         1.4
                                          ===            ===          ===             ===               ===
-----------------------------------------------------------------------------------------------------------------
(1) Write-off of uncollectible accounts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholder of Formica Corporation:

     We have audited in accordance with generally accepted auditing standards, the financial statements of Formica Corporation, as of December 31, 1998 and for the four-month period ended April 30, 1998 and for the eight-month period ended December 31, 1998, included in this registration statement, and have issued our report thereon dated March 3, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) of this registration statement is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. The information in this schedule for the year ended December 31, 1998, has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                         /s/ Arthur Andersen LLP
Roseland, New Jersey
March 3, 1999

                   Report of Independent Auditors on Schedule

     We have audited the consolidated financial statements of Formica Corporation as of December 31, 1997, and for each of the two years in the period then ended, and have issued our report thereon dated May 7, 1998 (except for Note 3 -- "Reclassifications" as to which the date is March 3, 1999), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                         /s/  Ernst & Young LLP

White Plains, New York
May 7, 1998

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Formica pursuant to the foregoing provisions, or otherwise, Formica has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Formica of expenses incurred or paid by a director, officer or controlling person of Formica in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Formica will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on June 30, 1999.




                                 FORMICA CORPORATION

                                 By: /s/ David T. Schneider
                                     ----------------------------------
                                     David T. Schneider
                                     Vice President, Chief Financial Officer
                                     and Secretary



     The registrant and each person whose signature appears below constitutes and appoints David T. Schneider, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post- effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (2) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.


            Signature                                Title                             Date
            ---------                                -----                             ----


       *                               Director, Chairman, President and           June 30, 1999
----------------------------------     Chief Executive Officer
       Vincent P. Langone


        *                              Vice President, Chief Financial Officer     June 30, 1999
----------------------------------     and Secretary (Principal Financial and
       David T. Schneider              Accounting Officer)


        *
----------------------------------     Director                                    June 30, 1999
        Thompson Dean


        *
----------------------------------     Director                                    June 30, 1999
        Peter T. Grauer


        *
----------------------------------     Director                                    June 30, 1999
        David Y. Howe


        Alexander Donald Mackenzie     Director                                    June 30, 1999
----------------------------------
        Alexander Donald Mackenzie



* By: /s/ David T. Schneider                                                       June 30, 1999
----------------------------------
      David T. Schneider
      Attorney-in-fact
